The information in this preliminary prospectus supplement and the accompanying prospectus is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and they are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(5)
Registration Nos. 333-227600 and 333-227600-01

SUBJECT TO COMPLETION
PRELIMINARY PROSPECTUS SUPPLEMENT, DATED FEBRUARY 4, 2020

PROSPECTUS SUPPLEMENT
(to Prospectus dated September 28, 2018)

Essex Portfolio, L.P.
$
      % Senior Notes due 20
fully and unconditionally guaranteed by
Essex Property Trust, Inc.

The notes to be issued by Essex Portfolio, L.P. (the “Issuer”) will bear interest at the rate of   % per year, payable semi-annually in arrears on        and        each year, beginning       , 2020. The notes will mature on       , 20       . The notes will be fully and unconditionally guaranteed by Essex Property Trust, Inc. (“Essex”), which has no material assets other than its investment in the Issuer. The Issuer may redeem some or all of the notes at any time and from time to time at the applicable redemption price described under the caption “Description of Notes—Optional Redemption.” The Issuer will issue the notes only in registered form in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness.

The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.

You should carefully consider the risks that the Issuer has described in “Risk Factors” beginning on page S-11 of this prospectus supplement and page 3 of the accompanying prospectus, and beginning on page 7 of Essex’s and the Issuer’s combined Annual Report on Form 10-K for the year ended December 31, 2018, incorporated by reference into this prospectus supplement and the accompanying prospectus, and in Essex’s and the Issuer’s periodic reports and other information that Essex and the Issuer file from time to time with the Securities and Exchange Commission before deciding to invest in the Issuer’s notes.

Per Note	Total
Public offering price(1)%	$
Underwriting discount %	$
Proceeds, before expenses, to the Issuer(1)%	$
(1)	Plus accrued interest from , 2020 if settlement occurs after that date.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus are truthful or complete. Any representation to the contrary is a criminal offense.

The Issuer expects that the notes will be ready for delivery in book-entry form through The Depository Trust Company and its participants, including Euroclear Bank S.A./N.V. and Clearstream Banking, societé anonyme, on or about       , 2020.

Joint Book-Running Managers

Wells Fargo Securities	Citigroup	J.P. Morgan	US Bancorp

The date of this prospectus supplement is       , 2020.

PROSPECTUS SUPPLEMENT

PROSPECTUS

You should rely only on the information contained in or incorporated by reference in this prospectus supplement, the accompanying prospectus and any free writing prospectus authorized by us. We have not, and the underwriters have not, authorized anyone to provide you with information that is different from that contained or incorporated by reference in this prospectus supplement, the accompanying prospectus and in any free writing prospectus that we may provide you in connection with the sale of notes offered hereby. If anyone provides you with different or inconsistent information, you should not rely on it. We and the underwriters are offering to sell the notes and seeking offers to buy the notes only in jurisdictions where offers and sales are permitted. You should assume that the information appearing in this prospectus supplement, the accompanying prospectus and any free writing prospectus, as well as information we previously filed with the Securities and Exchange Commission (the “SEC”) and incorporated herein by reference, is accurate only as of their respective dates or on other dates which are specified in those documents, regardless of the time of delivery of this prospectus supplement or of any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those respective dates.

S-i

FORWARD-LOOKING STATEMENTS

This prospectus supplement, the accompanying prospectus and the documents that we incorporate herein and therein contain or incorporate by reference forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, hope, project, believe or anticipate will or may occur in the future are forward-looking statements. Words such as “expects,” “assumes,” “anticipates,” “may,” “will,” “intends,” “plans,” “projects,” “believes,” “seeks,” “future,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, among other things, statements regarding our intent, beliefs or expectations with respect to the timing of completion of current development and redevelopment projects and the stabilization of such projects, the timing of lease-up and occupancy of our apartment communities, the anticipated operating performance of our apartment communities, the total projected costs of development and redevelopment projects, co-investment activities, qualification as a REIT under the Internal Revenue Code of 1986, as amended, the real estate markets in the geographies in which our properties are located and in the United States in general, the adequacy of future cash flows to meet anticipated cash needs, our financing activities and the use of proceeds from such activities, the availability of debt and equity financing, general economic conditions including the potential impacts from economic conditions, trends affecting our financial condition or results of operations, changes to U.S. tax laws and regulations in general or specifically related to REITs or real estate, changes to laws and regulations in jurisdictions in which communities we own are located, and other information that is not historical information.

While our management believes the assumptions underlying the forward-looking statements are reasonable, such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcomes of the matters discussed. Factors that might cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: we may fail to achieve our business objectives; the actual completion of development and redevelopment projects may be subject to delays; the stabilization dates of such projects may be delayed; we may abandon or defer development or redevelopment projects for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; the total projected costs of current development and redevelopment projects may exceed expectations; such development and redevelopment projects may not be completed; development and redevelopment projects and acquisitions may fail to meet expectations; estimates of future income from an acquired property may prove to be inaccurate; occupancy rates and rental demand may be adversely affected by competition and local economic and market conditions; there may be increased interest rates and operating costs; we may be unsuccessful in the management of our relationships with our co-investment partners; future cash flows may be inadequate to meet operating requirements and/or may be insufficient to provide for dividend payments in accordance with REIT requirements; there may be a downturn in general economic conditions, the real estate industry, and the markets in which our communities are located; changes in laws or regulations; the terms of any refinancing may not be as favorable as the terms of existing indebtedness; unexpected difficulties in leasing of development projects; volatility in financial and securities markets; our failure to successfully operate acquired properties; unforeseen consequences from cyber-intrusion; our inability to maintain our investment grade credit rating with the rating agencies; government approvals, actions and initiatives, including the need for compliance with environmental requirements; and those further risks, special considerations, and other factors referred to under the heading “Risk Factors” in this prospectus supplement or the documents incorporated by reference in this prospectus supplement, including our Annual Report on Form 10-K for the year ended December 31, 2018, and in our other filings with the SEC.

All forward-looking statements included or incorporated by reference in this prospectus supplement are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements for any reason. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially

S-ii

from those in such forward-looking statements. The risk factors in “Risk Factors” in this prospectus supplement and those in Item 1A, “Risk Factors,” of our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that Essex and the Operating Partnership file with the SEC from time to time, and in our other filings with the SEC, set forth factors that in the future could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus supplement.

S-iii

SUMMARY

This summary may not contain all the information that may be important to you. Before making an investment decision, you should read this entire prospectus supplement, the accompanying prospectus and any free-writing prospectus we file with the SEC in connection with this offering, as well as the documents incorporated by reference herein, including the financial statements and related notes as well as the “Risk Factors” section in Essex’s and the Issuer’s most recent Annual Report on Form 10-K and other reports that Essex and the Issuer file with the SEC from time to time that are incorporated by reference herein.

About This Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which adds to, updates and changes information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part is the accompanying prospectus, which gives more general information, some of which may not apply to this offering.

To the extent any inconsistency or conflict exists between the information included or incorporated by reference in this prospectus supplement and the information included or incorporated by reference in the accompanying prospectus, the information included or incorporated by reference in this prospectus supplement updates and supersedes the information included or incorporated by reference in the accompanying prospectus. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Operating Partnership” or the “Issuer” mean Essex Portfolio, L.P. and those entities/subsidiaries owned or controlled by Essex Portfolio, L.P. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to “Essex” mean Essex Property Trust, Inc., not including any of the entities/subsidiaries owned or controlled by Essex Property Trust, Inc. Unless we indicate otherwise or unless the context requires otherwise, all references in this prospectus supplement and the accompanying prospectus to the “Company,” “we,” “us,” or “our” mean Essex Property Trust, Inc. and those entities/subsidiaries owned or controlled by Essex Property Trust, Inc., including the Operating Partnership and those entities/subsidiaries owned or controlled by it.

You should rely only on the information contained in or incorporated by reference into this prospectus supplement and the accompanying prospectus.

The Company

Essex, a Maryland corporation, is an S&P 500 company that operates as a self-administered and self-managed real estate investment trust (“REIT”). Essex owns all of its interest in its real estate and other investments directly or indirectly through the Operating Partnership, a California limited partnership. Essex is the sole general partner of the Operating Partnership and as of December 31, 2019, had an approximately 96.6% general partnership interest in the Operating Partnership.

Essex has elected to be treated as a REIT for federal income tax purposes commencing with the year ended December 31, 1994. Essex completed its initial public offering on June 13, 1994. In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company for financial reporting purposes.

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities, located along the West Coast of the United States. As of December 31, 2019, the Company owned or had ownership interests in 250 operating apartment communities, aggregating approximately 60,000 apartment homes, excluding the Company’s ownership in preferred equity co-investments, loan investments, one operating commercial building with approximately 106,716 square feet and seven active development projects with 1,960 apartment homes in various stages of development.

The Company’s principal offices are located at 1100 Park Place, Suite 200, San Mateo, California 94403. Our telephone number at that location is (650) 655-7800. We have regional offices in Woodland Hills, California; Irvine, California; San Diego, California and Bellevue, Washington. The Company’s website address is

http://www.essex.com. The information found on, or otherwise accessible through, our website is not incorporated by reference into, and does not form a part of, this prospectus supplement, the accompanying prospectus or any other report or document that either Essex or the Operating Partnership files with or furnishes to the SEC.

Recent Developments

Preliminary Unaudited Fourth Quarter and Full-Year 2019 Financial Results

On January 29, 2020, we reported our unaudited preliminary financial results for the quarter and full year ended December 31, 2019. The tables below present certain of our unaudited preliminary financial information as of and for the three months and full year ended December 31, 2019, as indicated, compared to such information as of and for the three months and full year ended December 31, 2018, as applicable.

The financial information for the quarter and full year ended December 31, 2019 presented below is preliminary, unaudited and based upon currently available information, and is subject to revision as a result of, among other things, the completion of our financial closing process. Our actual results could differ from these estimates based on the completion of the review and audit process.

Consolidated Operating Results

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Dollars in thousands, except share and per share amounts)	2019	2018	2019	2018
Revenues:	(unaudited	)	(unaudited )
Rental and other property	$372,861	$350,787	$1,450,628	$1,390,870
Management and other fees from affiliates	2,504	2,371	9,527	9,183
	375,365	353,158	1,460,155	1,400,053
Expenses:
Property operating	101,461	98,450	397,695	385,334
Corporate-level property management expenses	8,279	7,749	32,899	31,062
Depreciation and amortization	122,908	120,597	483,750	479,884
General and administrative	15,531	16,912	54,262	53,451
Expensed acquisition and investment related costs	99	38	168	194
Impairment loss	7,105	—	7,105	—
	255,383	243,746	975,879	949,925
Gain (loss) on sale of real estate and land	(3,164)	39,617	(3,164)	61,861
Earnings from operations	116,818	149,029	481,112	511,989

Interest expense, net	(52,416)	(52,132)	(208,893)	(211,785)
Interest and other income	17,005	1,769	46,298	23,010
Equity income from co-investments	57,201	24,521	112,136	89,132
Deferred tax expense on unrealized gain on unconsolidated co-investment	—	—	(1,457)	—
Gain (loss) on early retirement of debt, net	(3,426)	—	3,717	—
Gain on remeasurement of co-investment	—	1,253	31,535	1,253
Net income	135,182	124,440	464,448	413,599
Net income attributable to noncontrolling interest	(6,364)	(6,620)	(25,162)	(23,446)
Net income available to common stockholders	$128,818	$117,820	$439,286	$390,153
Net income per share - basic	$1.95	$1.78	$6.67	$5.91
Shares used in income per share - basic	66,085,254	66,020,487	65,840,422	66,041,058
Net income per share - diluted	$1.95	$1.78	$6.66	$5.90
Shares used in income per share - diluted	66,191,395	66,079,796	65,939,455	66,085,089

Funds From Operations (“FFO”)

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is generally considered by industry analysts as an appropriate measure of performance of an equity REIT. Generally, FFO adjusts the net income of equity REITs for non-cash charges such as depreciation and amortization of rental properties, impairment charges, gains on sales of real estate and extraordinary items. Management considers FFO and FFO which excludes non-core items, which is referred to as “Core FFO,” to be useful supplemental operating performance measures of an equity REIT because, together with net income and cash flows, FFO and Core FFO provide investors with additional bases to evaluate the operating performance and ability of a REIT to incur and service debt and to fund acquisitions and other capital expenditures and to pay dividends. By excluding gains or losses related to sales of depreciated operating properties and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help investors compare the operating performance of a real estate company between periods or as compared to different companies. By further adjusting for items that are not considered part of the Company’s core business operations, Core FFO allows investors to compare the core operating performance of the Company to its performance in prior reporting periods and to the operating performance of other real estate companies without the effect of items that by their nature are not comparable from period to period and tend to obscure the Company’s actual operating results.

FFO and Core FFO do not represent net income or cash flows from operations as defined by U.S. generally accepted accounting principles (“GAAP”) and are not intended to indicate whether cash flows will be sufficient to fund cash needs. These measures should not be considered as alternatives to net income as an indicator of the REIT’s operating performance or to cash flows as a measure of liquidity. FFO and Core FFO do not measure whether cash flow is sufficient to fund all cash needs including principal amortization, capital improvements and distributions to stockholders. FFO and Core FFO also do not represent cash flows generated from operating, investing or financing activities as defined under GAAP. Management has consistently applied the NAREIT definition of FFO to all periods presented. However, there is judgment involved and other REITs’ calculation of FFO may vary from the NAREIT definition for this measure, and thus their disclosures of FFO may not be comparable to the Company’s calculation.

Consolidated Funds From Operations

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
(Dollars in thousands, except per share amounts and in footnotes)	2019	2018		2019	2018
	(unaudited)			(unaudited)
Funds from operations attributable to common stockholders and unitholders (FFO)
Net income available to common stockholders	$128,818	$117,820		$439,286	$390,153
Adjustments:
Depreciation and amortization	122,908	120,597		483,750	479,884
Gains not included in FFO	(47,063)	(51,439)		(79,468)	(73,683)
Impairment loss	7,105	—		7,105	—
Impairment loss from unconsolidated co-investments	11,484	—		11,484	—
Depreciation and amortization from unconsolidated co-investments	15,351	15,609		60,655	62,954
Noncontrolling interest related to Operating Partnership units	4,480	4,071		15,343	13,452
Depreciation attributable to third party ownership and other(1)	(1,097)	(241)		(1,805)	(940)
Funds from operations attributable to common stockholders and unitholders	$241,986	$206,417		$936,350	$871,820
FFO per share-diluted	$3.54	$3.02	17.2%	$13.73	$12.76	7.6%

	Three Months Ended December 31,		% Change	Twelve Months Ended December 31,		% Change
(Dollars in thousands, except per share amounts and in footnotes)	2019	2018		2019	2018
	(unaudited)			(unaudited)
Components of the change in FFO Non-core items:
Expensed acquisition and investment related costs	$99	$38		$168	$194
Deferred tax expense on unrealized gain on unconsolidated co-investment(2)	—	—		1,457	—
Gain on sale of marketable securities	(534)	(68)		(1,271)	(737)
Unrealized (gains) losses on marketable securities	(1,430)	5,585		(5,710)	5,159
Equity (income) loss from non-core co-investment(3)	418	—		(4,143)	—
Interest rate hedge ineffectiveness(4)	—	87		181	148
(Gain) loss on early retirement of debt, net	3,426	—		(3,717)	—
Gain on early retirement of debt from unconsolidated co-investment	—	—		—	(3,662)
Co-investment promote income	—	—		(809)	(20,541)
Income from early redemption of preferred equity investments	(1,031)	(50)		(3,562)	(1,652)
Accelerated interest income from maturity of investment in mortgage backed security	(7,032)	—		(7,032)	—
General and administrative and other, net	1,181	6,171		1,181	8,745
Insurance reimbursements and legal settlements, net	(595)	—		(858)	(561)
Core funds from operations attributable to common stockholders and unitholders	$236,488	$218,180		$912,235	$858,913
Core FFO per share-diluted	$3.45	$3.19	8.2%	$13.38	$12.57	6.4%
Weighted average number of shares outstanding diluted(5)	68,449,008	68,322,115		68,198,785	68,322,207
(1)	The Company consolidates certain co-investments. The noncontrolling interest’s share of net operating income in these investments for the three and twelve months ended December 31, 2019 was $1.3 million and $5.2 million, respectively. For the fourth quarter of 2019, the amount includes $0.9 million of impairment loss attributable to third party ownership.
(2)	A deferred tax expense was recorded during the twelve months ended December 31, 2019 related to the $4.4 million net unrealized gain on our Real Estate Technology Ventures, L.P. co-investment.
(3)	Represents the Company’s share of co-investment income from Real Estate Technology Ventures, L.P. Income for the twelve months ended December 31, 2019 includes a net unrealized gain of $4.4 million.
(4)	Interest rate swaps are generally adjusted to fair value through other comprehensive income (loss). However, because certain of the Company’s interest rate swaps do not have a 0% LIBOR floor, while related hedged debt in these cases is subject to a 0% LIBOR floor, the portion of the change in fair value of these interest rate swaps attributable to this mismatch, if any, is recorded as noncash interest rate hedge ineffectiveness through interest expense. On January 1, 2019, the Company adopted ASU No. 2017-12 “Derivatives and Hedging – Targeted Improvements to Accounting for Hedging Activities,” which resulted in a cumulative effect adjustment of $181,000 from interest expense to accumulated other comprehensive income.
(5)	Assumes conversion of all outstanding limited partnership units in the Operating Partnership into shares of the Company’s common stock and excludes all DownREIT limited partnership units for which the Operating Partnership has the ability and intention to redeem the units for cash and does not consider them to be common stock equivalents.

Consolidated Balance Sheets

(Dollars in thousands)	December 31, 2019	December 31, 2018
	(unaudited)
Real Estate:
Land and land improvements	$2,773,805	$2,701,356
Buildings and improvements	11,264,337	10,664,745
	14,038,142	13,366,101
Less: accumulated depreciation	(3,689,482)	(3,209,548)
	10,348,660	10,156,553
Real estate under development	546,075	454,629
Co-investments	1,335,339	1,300,140
	12,230,074	11,911,322
Cash and cash equivalents, including restricted cash	81,094	151,395
Marketable securities	144,193	209,545
Notes and other receivables	134,365	71,895
Operating lease right-of-use assets	74,744	—
Prepaid expenses and other assets	40,935	39,439
Total assets	$12,705,405	$12,383,596

Unsecured debt, net	$4,763,206	$3,799,316
Mortgage notes payable, net	990,667	1,806,626
Lines of credit	55,000	—
Operating lease liabilities	76,740	—
Other liabilities	378,878	348,335
Total liabilities	6,264,491	5,954,277
Redeemable noncontrolling interest	37,410	35,475
Equity:
Common stock	7	7
Additional paid-in capital	7,121,927	7,093,079
Distributions in excess of accumulated earnings	(887,619)	(812,796)
Accumulated other comprehensive loss, net	(13,888)	(13,217)
Total stockholders’ equity	6,220,427	6,267,073
Noncontrolling interest	183,077	126,771
Total equity	6,403,504	6,393,844
Total liabilities and equity	$12,705,405	$12,383,596

Debt Summary - December 31, 2019

		Weighted Average
(Dollars in thousands, except in footnotes)	Balance Outstanding	Interest Rate	Maturity in Years
Unsecured Debt, net
Bonds private - fixed rate	$200,000	4.4%	1.5
Bonds public - fixed rate	4,250,000	3.8%	7.4
Term loan(1)	350,000	2.7%	2.1
Unamortized net discounts and debt issuance costs	(36,794)	—	—
	4,763,206	3.7%	6.8
Mortgage Notes Payable, net
Fixed rate - secured	731,907	4.7%	3.9
Variable rate - secured(2)	255,428	2.3%	17.2
Unamortized premiums and debt issuance costs, net	3,332	—	—
Total mortgage notes payable	990,667	4.1%	7.4

Unsecured Lines of Credit
Line of credit(3)	55,000	2.5%
Line of credit(4)	—	2.5%
Total lines of credit	55,000	2.5%
Total debt, net	$5,808,873	3.8%

Capitalized interest for the three and twelve months ended December 31, 2019 was approximately $5.2 million and $24.2 million, respectively.

(1)	The unsecured term loan has a variable interest rate of LIBOR plus 0.95%. The Company has interest rate swap contracts with an aggregate notional amount of $175 million, which effectively converts the interest rate on $175 million of the term loan to a fixed rate of 2.3%.
(2)	$255.4 million of variable rate debt is tax exempt to the note holders.
(3)	As of December 31, 2019, this unsecured line of credit facility had a capacity of $1.2 billion, with a scheduled maturity date in December 2022 with one 18-month extension, exercisable at the Company’s option. The underlying interest rate on this line was based on a tiered rate structure tied to the Company’s corporate ratings and was LIBOR plus 0.825% as of December 31, 2019. In January 2020, the line of credit facility was amended such that the scheduled maturity date was extended to December 2023 with one 18-month extension, exercisable at the Company’s option. The underlying interest rate on the amended line is based on a tiered rate structure tied to the Company’s corporate ratings and is currently at LIBOR plus 0.825%.
(4)	This unsecured line of credit facility has a capacity of $35.0 million, with a scheduled maturity date in February 2021. The underlying interest rate on this line is based on a tiered rate structure tied to the Company’s corporate ratings and is currently at LIBOR plus 0.825%.

Net Operating Income (“NOI”) and Same-Property NOI Reconciliations

NOI and same-property NOI are considered by management to be important supplemental performance measures to earnings from operations included in the Company’s consolidated statements of income. The presentation of same-property NOI assists with the presentation of the Company’s operations prior to the allocation of depreciation and any corporate-level or financing-related costs. NOI reflects the operating performance of a community and allows for an easy comparison of the operating performance of individual communities or groups of communities. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impacts to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or group of assets. The Company defines same-property NOI as same-property revenues less same-property operating expenses, including property taxes. Please see the reconciliation of earnings from operations to NOI and same-property NOI, which in the table below is the NOI for stabilized properties consolidated by the Company for the periods presented (Dollars in thousands):

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Twelve Months Ended December 31, 2019	Twelve Months Ended December 31, 2018
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Earnings from operations	$116,818	$149,029	$481,112	$511,989
Adjustments:
Corporate-level property management expenses	8,279	7,749	32,899	31,062
Depreciation and amortization	122,908	120,597	483,750	479,884
Management and other fees from affiliates	(2,504)	(2,371)	(9,527)	(9,183)
General and administrative	15,531	16,912	54,262	53,451
Expensed acquisition and investment related costs	99	38	168	194
Impairment loss	7,105	—	7,105	—
(Gain) loss on sale of real estate and land	3,164	(39,617)	3,164	(61,861)
NOI	271,400	252,337	1,052,933	1,005,536
Less: Non-same property NOI	(18,274)	(12,518)	(63,492)	(53,044)
Same-Property NOI	$253,126	$239,819	$989,441	$952,492

The Offering

The summary below describes the principal terms and conditions of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. The “Description of Notes” section of this prospectus supplement contains a more detailed description of the terms and conditions of the notes. For purposes of the summary below, unless otherwise indicated, references to the Issuer or the Operating Partnership refer only to Essex Portfolio, L.P. and not to any of its subsidiaries, and references to Essex refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

Issuer of Notes
Essex Portfolio, L.P.
Guarantee
The notes will be fully and unconditionally guaranteed by Essex. The guarantee will be a senior unsecured obligation of Essex and will rank equally in right of payment with all other senior unsecured obligations of Essex. Essex has no material assets other than its investment in the Issuer.
Securities Offered
$       aggregate principal amount of       % Senior Notes due 20    .
Maturity Date
The notes will mature on       , 20       unless redeemed by the Issuer at its option for cash prior to such date.
Interest
The notes will bear interest at a rate of       % per year. Interest will be payable semi-annually in arrears on       and       of each year, beginning       , 2020.
Ranking
The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness.
Optional Redemption
The Issuer may redeem the notes at the Issuer’s option and in the Issuer’s sole discretion, for cash, at any time in whole or from time to time in part, at the applicable redemption price specified under “Description of Notes—Optional Redemption” in this prospectus supplement.
Certain Covenants
The indenture governing the notes contains certain covenants that, among other things, limit:
•	the Issuer’s and Essex’s ability to consummate a merger, consolidation or sale of all or substantially all of their assets; and
•	the Issuer’s and its subsidiaries’ ability to incur additional secured and unsecured indebtedness.

These covenants are subject to a number of important exceptions and qualifications. See “Description of Notes—Covenants” in this prospectus supplement.

Use of Proceeds
The Issuer intends to use the net proceeds of this offering to repay indebtedness under the Issuer’s $1.2 billion unsecured line of credit facility and $35.0 million unsecured working capital line of credit facility, which have been used to fund recent acquisitions, and for other general corporate and working capital purposes. Such general corporate purposes may include the acquisition, development or redevelopment of properties, which primarily will be apartment communities, or making other investments. Pending application of the net proceeds from the offering for the foregoing purposes, such net proceeds initially may be invested in short-term securities. See “Use of Proceeds” in this prospectus supplement.
No Public Market
The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system.
Book-Entry; Form and Denominations
The notes will be issued in the form of one or more fully registered global notes in book-entry form, which will be deposited with, or on behalf of, The Depository Trust Company, commonly known as DTC, and registered in the name of Cede & Co., as nominee of DTC. Beneficial interests in the global certificate representing the notes will be shown on, and transfers will be effected only through, records maintained by DTC and its direct and indirect participants and such interests may not be exchanged for certificated notes, except in limited circumstances. The notes will be issued only in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.
Additional Notes
The Issuer may, without the consent of holders of the notes, increase the aggregate principal amount of the notes by issuing additional notes in the future having the same terms and conditions, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional notes, and, if applicable, the initial interest payment date. Such additional notes will have the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby.
Risk Factors
See “Risk Factors” beginning on page S-11 of this prospectus supplement, as well as other information included or incorporated in this prospectus supplement and accompanying prospectus, for a discussion of factors you should carefully consider that are relevant to an investment in the notes.
Tax Considerations
You should consult your tax advisor with respect to the U.S. federal income tax consequences of owning the notes in light of your own particular situation and with respect to any tax consequences arising under the laws of any state, local, foreign or other taxing jurisdiction.

See “Supplemental Material Federal Income Tax Considerations” in this prospectus supplement.

Trustee
U.S. Bank National Association
Governing Law
State of New York
Conflicts of Interest
Affiliates of certain of the underwriters are lenders under the Issuer’s $1.2 billion unsecured line of credit facility and the Issuer’s $35.0 million unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities from the proceeds of this offering. See “Underwriting—Conflicts of Interest—Conflicts of Interest” in this prospectus supplement.

RISK FACTORS

An investment in the notes offered by this prospectus supplement and the accompanying prospectus involves risks. In addition to the information presented in this prospectus supplement and the accompanying prospectus and the risk factors in Essex’s and the Issuer’s most recent Annual Report on Form 10-K and other reports that Essex and the Issuer file with the SEC from time to time that are incorporated by reference in this prospectus supplement and the accompanying prospectus, you should consider carefully the following risk factors before deciding to invest in the notes. Any of these risks could adversely affect the financial results of the Company. For purposes of this section entitled “Risk Factors,” unless otherwise indicated, references to the Issuer or the Operating Partnership refer only to Essex Portfolio, L.P. and not to any of its subsidiaries, and references to Essex refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

Risks Related to this Offering

The effective subordination of the notes may limit the Issuer’s ability to satisfy its obligations under the notes. The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness). Consequently, in the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to the Issuer, the holders of any secured indebtedness will be entitled to seek recovery of the collateral that secures such indebtedness or the equivalent of such collateral’s value. Therefore, such collateral or its value will not be available for satisfaction of any amounts owed under the Issuer’s unsecured indebtedness, including the notes, until such secured indebtedness is satisfied in full. As of December 31, 2019, the Issuer and its subsidiaries had outstanding $1.0 billion of secured indebtedness and $4.8 billion of senior unsecured indebtedness (exclusive of trade payables, distributions payable and accrued expenses). Other than with respect to the Issuer’s indebtedness or the indebtedness of its subsidiaries, Essex had no outstanding indebtedness as of December 31, 2019.

The notes will also be structurally subordinated to all existing and future unsecured and secured liabilities and preferred equity of the Issuer’s subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. In the event of a bankruptcy, liquidation, dissolution, reorganization or similar proceeding with respect to any such subsidiary, the Issuer, as an equity owner of such subsidiary, and therefore holders of the Issuer’s debt, including the notes, will be subject to the prior claims of such subsidiary’s creditors, including trade creditors, and preferred equity holders, and including claims under guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. All of the $1.0 billion of secured indebtedness the Issuer and its subsidiaries had outstanding as of December 31, 2019, was attributable to indebtedness of the Issuer’s subsidiaries, excluding trade payables and accrued expenses.

The Issuer also has equity interests and certain other rights in its co-investments accounted for using the equity method (and not classified as subsidiaries) and the notes will also be effectively subordinated to all liabilities and preferred equity (if any) of these co-investment entities, in the manner described in the preceding paragraph.

The Issuer may not be able to generate sufficient cash flow to meet its debt service obligations, including with respect to the notes. The Issuer’s ability to make payments on and to refinance its indebtedness, including the notes, and to fund its operations, working capital and capital expenditures, depends on its ability to generate cash in the future. To a certain extent, the Issuer’s cash flow is subject to general economic, industry, regional, financial, competitive, operating, legislative, regulatory and other factors, many of which are beyond its control.

At December 31, 2019, the Issuer and its subsidiaries had approximately $5.8 billion of indebtedness (including $660.4 million of variable rate indebtedness, of which $175.0 million is subject to an interest rate swap effectively fixing the interest rate on $175.0 million of debt). The Issuer cannot assure you that its business will generate sufficient cash flow from operations or that future sources of cash will be available to it in an amount sufficient to enable it to pay amounts due on its indebtedness, including the notes, or to fund its other liquidity needs. Additionally, if the Issuer incurs additional indebtedness in connection with future acquisitions or development projects or for any other purpose, its debt service obligations could increase.

The Issuer may need to refinance all or a portion of its indebtedness, including the notes, on or before maturity. The Issuer’s ability to refinance its indebtedness or obtain additional financing will depend on, among other things:

•	its financial condition and market conditions at the time; and
•	restrictions in the agreements governing its indebtedness.

As a result, the Issuer may not be able to refinance any of its indebtedness, including the notes, on commercially reasonable terms, or at all. If the Issuer does not generate sufficient cash flow from operations, and if additional borrowings or refinancings or proceeds of asset sales or other sources of cash are not available to it, the Issuer may not have sufficient cash to enable it to meet all of its obligations, including payments on the notes. Accordingly, if the Issuer cannot service its indebtedness, the Issuer may have to take actions such as seeking additional equity or delaying property acquisitions or developments, any of which could have a material adverse effect on its operations. The Issuer cannot assure you that it will be able to affect any of these actions on commercially reasonable terms, or at all.

Essex has no significant operations and no material assets, other than its investment in the Issuer. The notes will be fully and unconditionally guaranteed by Essex. However, Essex has no significant operations and no material assets, other than its investment in the Issuer. Furthermore, Essex’s guarantee of the notes will be effectively subordinated to all existing and future unsecured and secured liabilities and preferred equity of its subsidiaries (including the Issuer and any entity Essex accounts for under the equity method of accounting). As of December 31, 2019, the total indebtedness of Essex’s subsidiaries (including the Issuer) was approximately $5.8 billion of indebtedness (including $660.4 million of variable rate indebtedness, of which $175.0 million is subject to an interest rate swap effectively fixing the interest rate on $175.0 million of debt).

There is currently no trading market for the notes, and an active liquid trading market for the notes may not develop or, if it develops, may not be maintained or be liquid. The failure of an active liquid trading market for the notes to develop or be maintained is likely to adversely affect the market price and liquidity of the notes.The notes are a new issue of securities with no established trading market. The Issuer does not intend to apply for listing of the notes on any securities exchange or for quotation of the notes on any automated dealer quotation system. Although the underwriters have advised the Issuer that they intend to make a market in the notes, they are not obligated to do so and may discontinue any market-making at any time without notice. Accordingly, an active trading market may not develop for the notes and, even if one develops, may not be maintained. If an active trading market for the notes does not develop or is not maintained, the market price and liquidity of the notes is likely to be adversely affected, and holders may not be able to sell their notes at desired times and prices or at all. If any of the notes are traded after their purchase, they may trade at a discount from their purchase price.

The liquidity of the trading market, if any, and future trading prices of the notes will depend on many factors, including, among other things, prevailing interest rates, the financial condition, results of operations, business, prospects and credit quality of the Issuer, Essex and their respective subsidiaries, and other comparable entities, the market for similar securities and the overall securities market, and may be adversely affected by unfavorable changes in any of these factors, some of which are beyond their control.

The indenture governing the notes and other financing arrangements contain restrictive covenants that limit the Issuer’s operating flexibility. The indenture, which governs the notes, contains financial and operating covenants that, among other things, restrict the Issuer’s ability to take specific actions, even if the Issuer believes them to be in its best interest, including restrictions on its ability to:

•	consummate a merger, consolidation or sale of all or substantially all of its assets; and
•	incur additional secured and unsecured indebtedness.

In addition, the instruments governing the Issuer’s other unsecured indebtedness require it to meet specified financial covenants, including covenants relating to net worth, fixed charge coverage, debt service coverage, the amounts of total indebtedness and secured indebtedness, leverage and certain investment limitations. These covenants may restrict the Issuer’s ability to expand or fully pursue its business strategies. The Issuer’s ability to comply with these provisions and those contained in the indenture governing the notes, may be affected by changes in the Issuer’s operating and financial performance, changes in general business and economic conditions, adverse regulatory developments or other events adversely impacting it. The breach of any of these covenants, including those contained in the Issuer’s indenture, could result in a default under the Issuer’s indebtedness, which could cause those and other obligations to become due and payable. If any of the Issuer’s indebtedness is accelerated, it may not be able to repay it.

Despite the Issuer’s substantial indebtedness, the Issuer or its subsidiaries may still incur significantly more debt, which could exacerbate any or all of the risks related to its indebtedness, including its inability to pay the principal of or interest on the notes. The Issuer and its subsidiaries may be able to incur substantial additional indebtedness in the future. Although the instruments governing the Issuer’s unsecured and secured indebtedness limit, and the indenture governing the notes will limit the Issuer’s ability to incur additional indebtedness, these restrictions are subject to a number of qualifications and exceptions and debt incurred in compliance with these restrictions could be substantial. To the extent that the Issuer and its subsidiaries incur additional indebtedness or other such obligations, the Issuer may face additional risks associated with its indebtedness, including its possible inability to pay the principal of or interest on the notes.

Federal and state statutes allow courts, under specific circumstances, to void guarantees and require holders of notes to return payments received from guarantors. Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, a guarantee, such as the guarantee provided by Essex, could be voided, or claims in respect of a guarantee could be subordinated to all other debts of that guarantor if, among other things, the guarantor, at the time it incurred the indebtedness evidenced by its guarantee (i) received less than reasonably equivalent value or fair consideration for the incurrence of the guarantee and (ii) any of the following was true:

•	the guarantor was insolvent or rendered insolvent by reason of the incurrence of the guarantee;
•	the guarantor was engaged in a business or transaction for which the guarantor’s remaining assets constituted unreasonably small capital; or
•	the guarantor intended to incur, or believed that it would incur, debts beyond its ability to pay those debts as they mature.

In addition, any claims in respect of a guarantee could be subordinated to all other debts of that guarantor under principles of “equitable subordination,” which generally require that the claimant must have engaged in some type of inequitable conduct; the misconduct must have resulted in injury to the creditors of the debtor or conferred an unfair advantage on the claimant; and equitable subordination must not be inconsistent with other provisions of the U.S. Bankruptcy Code. The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, was greater than the fair saleable value of all of its assets;
•	the present fair saleable value of its assets was less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they became absolute and mature; or
•	it could not pay its debts as they become due.

The court might also void such guarantee, without regard to the above factors, if it found that a guarantor entered into its guarantee with actual or deemed intent to hinder, delay, or defraud its creditors. A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless it benefited directly or indirectly from the issuance of the notes. If a court voided such guarantee, holders of the notes would no longer have a claim against such guarantor or the benefit of the assets of such guarantor constituting collateral that purportedly secured such guarantee. In addition, the court might direct holders of the notes to repay any amounts already received from a guarantor. If the court were to void Essex’s guarantee, no assurance can be provided that funds would be available to pay the notes from any of the Issuer’s subsidiaries or from any other source.

Essex’s obligation under the guarantee will be limited to the maximum amount that will, after giving effect to all of Essex’s other contingent and fixed liabilities, result in the guarantee not constituting a fraudulent transfer or conveyance.

An increase in interest rates could result in a decrease in the relative value of the notes. In general, as market interest rates rise, notes bearing interest at a fixed rate generally decline in value. Consequently, if you purchase these notes and market interest rates increase, the market value of your notes may decline. We cannot predict the future level of market interest rates.

The Issuer’s credit ratings may not reflect all risks of an investment in the notes. The credit ratings of the notes may not reflect the potential impact of all risks related to structure and other factors on any trading markets for, or trading prices of, the notes. In addition, real or anticipated changes in the Issuer’s credit ratings will generally affect any trading markets for, and trading prices of, the notes.

A downgrade in the Issuer’s investment grade credit rating could materially and adversely affect its business and financial condition. The Issuer plans to manage its operations to maintain its investment grade credit rating with a capital structure consistent with its current profile, but there can be no assurance that it will be able to maintain its current credit ratings. Any downgrades in terms of ratings or outlook by any of the rating agencies could have a material adverse impact on the Issuer’s cost and availability of capital, which could in turn have a material adverse impact on its financial condition, results of operations and liquidity.

The underwriters may have conflicts of interest that arise out of contractual relationships they or their affiliates have with the Issuer. The Issuer intends to use the net proceeds of this offering to repay indebtedness under its unsecured lines of credit and for other general corporate and working capital purposes. The lenders under the Issuer’s unsecured lines of credit include affiliates of the underwriters participating in this offering and as such will receive a portion of the net proceeds. As a result, a portion of the net proceeds of this offering will be received by these affiliates. Because they will receive a portion of the net proceeds of this offering, these underwriters and their affiliates have an interest in the successful completion of this offering beyond the customary underwriters’ discount received by the underwriters in this offering, which could result in a conflict of interest and cause them to act in a manner that is not in the best interests of the Issuer or its investors in this offering.

We may choose to redeem the notes when prevailing interest rates are relatively low. The notes are redeemable at our option, and we may choose to redeem some or all of the notes from time to time, especially when prevailing interest rates are lower than the rate borne by the notes. If prevailing rates are lower at the time of redemption, you would not be able to reinvest the redemption proceeds in a comparable security at an effective interest rate as high as the interest rate on the notes being redeemed. Our redemption right also may adversely affect your ability to sell your notes as the optional redemption date or period approaches. Please see the section entitled “Description of Notes—Optional Redemption.”

Any of these risks could adversely affect the financial results of the Company.

USE OF PROCEEDS

The Issuer estimates that the net proceeds of this offering will be approximately $             million, after deducting the underwriting discount and its estimated offering expenses.

The Issuer intends to use the net proceeds of this offering to repay indebtedness under its $1.2 billion unsecured line of credit facility and its $35.0 million unsecured working capital line of credit facility, which have been used to fund recent acquisitions, and for other general corporate and working capital purposes. Such general corporate purposes may include the acquisition, development or redevelopment of properties, which primarily will be apartment communities, or making other investments. Pending application of the net proceeds from the offering for the foregoing purposes, such proceeds initially may be invested in short-term securities.

In January 2020, the Issuer amended the $1.2 billion line of credit facility such that the scheduled maturity date was extended to December 2023 with one 18-month extension, exercisable at the Issuer’s option. The interest rate on the borrowings outstanding under the amended facility is based on a tiered rate structure tied to the Company’s corporate ratings and is currently set at LIBOR plus 0.825%. As of December 31, 2019, the Issuer had $55.0 million outstanding under the $1.2 billion unsecured line of credit facility. As of December 31, 2019, the Issuer had no amounts outstanding under the $35.0 million unsecured working capital line of credit facility, with an underlying interest rate of LIBOR plus 0.825%.

Affiliates of certain of the underwriters are lenders under the Issuer’s unsecured line of credit facility and unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities. See “Underwriting—Conflicts of Interest—Conflicts of Interest.”

CAPITALIZATION

The following table sets forth the Operating Partnership’s capitalization as of December 31, 2019:

•	on an actual basis; and
•	on an adjusted basis to give effect to the application of the net proceeds of this offering as described under “Use of Proceeds” above.
(Dollars in thousands)	December 31, 2019	As Adjusted December 31, 2019
Unrestricted Cash and Marketable Securities	$214,280	$

Senior Unsecured Debt
Senior Unsecured Notes:
5.200% Senior Unsecured Notes due 2021	304,156		304,156
3.625% Senior Unsecured Notes due 2022	298,390		298,390
3.375% Senior Unsecured Notes due 2023	295,241		295,241
3.250% Senior Unsecured Notes due 2023	298,161		298,161
3.875% Senior Unsecured Notes due 2024	397,124		397,124
3.500% Senior Unsecured Notes due 2025	497,074		497,074
3.375% Senior Unsecured Notes due 2026	445,735		445,735
3.625% Senior Unsecured Notes due 2027	346,264		346,264
4.000% Senior Unsecured Notes due 2029	494,110		494,110
3.000% Senior Unsecured Notes due 2030	542,347		542,347
4.500% Senior Unsecured Notes due 2048	295,595		295,595
% Senior Unsecured Notes due 20	—
Other Senior Unsecured Notes	199,820		199,820
Unsecured Term Loan	349,189		349,189
Unsecured Lines of Credit	55,000
Total Senior Unsecured Debt	4,818,206

Secured Debt
Fixed Rate Mortgage	736,490		736,490
Variable Rate Mortgages	254,177		254,177
Total Secured Debt	990,667		990,667
Total Debt	5,808,873

Assets
Total Assets	12,705,405
Accumulated Depreciation	3,689,482		3,689,482
Gross Book Value	$16,394,887	$

DESCRIPTION OF NOTES

The following description summarizes certain terms and provisions of the notes and the indenture under which the notes will be issued, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the actual terms and provisions of the notes and the indenture. Capitalized terms used but not otherwise defined herein shall have the meanings given to them in the notes or the indenture, as applicable. For purposes of this section entitled “Description of Notes,” unless otherwise indicated, references to the “Issuer” or the “Operating Partnership” refer only to Essex Portfolio, L.P., and not to any of its subsidiaries and references to the “Guarantor” or “Essex” refer only to Essex Property Trust, Inc. and not to any of its subsidiaries.

General

The Issuer will issue the notes pursuant to an indenture to be dated on or about          , 2020, by and among the Issuer, Essex, as guarantor, and U.S. Bank National Association, as trustee. You may obtain copies of the indenture and the form of the notes as described under “Where You Can Find More Information.”

The notes will be issued only in fully registered, book-entry form, in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. The registered holder of a note will be treated as its owner for all purposes.

If any interest payment date, stated maturity date or redemption date is not a business day, the payment otherwise required to be made on such date will be made on the next business day without any additional payment as a result of such delay. The term “business day” means, with respect to any note, any day, other than a Saturday, Sunday or any other day on which banking institutions in New York, New York are authorized or obligated by law or executive order to close. All payments will be made in U.S. dollars.

The notes will be fully and unconditionally guaranteed by Essex on a senior unsecured basis. See “—Guarantee” below.

The terms of the notes provide that the Issuer is permitted to reduce interest payments and payments upon a redemption of notes otherwise payable to a holder for any amounts it is required to withhold by law. For example, non-U.S. holders of the notes may, under some circumstances, be subject to U.S. federal withholding tax with respect to payments of interest on the notes. The Issuer will set-off any such withholding tax that it is required to pay against payments of interest payable on the notes and payments upon a redemption of notes.

Ranking

The notes will be the Issuer’s senior unsecured obligations and will rank equally in right of payment with all of the Issuer’s other senior unsecured indebtedness. However, the notes will be effectively subordinated in right of payment to all of the Issuer’s existing and future secured indebtedness (to the extent of the value of the collateral securing such indebtedness) and to all existing and future unsecured and secured liabilities and preferred equity of its subsidiaries, including guarantees by the Issuer’s subsidiaries of the Issuer’s other indebtedness. As of December 31, 2019, the Issuer and its subsidiaries had outstanding $1.0 billion of secured indebtedness and $4.8 billion of senior unsecured indebtedness (exclusive of trade payables, distributions payable and accrued expenses). Of the $1.0 billion of secured indebtedness the Issuer and its subsidiaries had outstanding as of December 31, 2019, all of that indebtedness was attributable to indebtedness of the Issuer’s subsidiaries, excluding trade payables and accrued expenses.

Except as described under “—Covenants” and “—Merger, Consolidation or Sale,” the indenture governing the notes does not prohibit the Issuer, any of its subsidiaries or the Guarantor from incurring additional indebtedness or issuing preferred equity in the future, nor, except as described under “—Covenants” and “—Merger, Consolidation or Sale,” does the indenture afford holders of the notes protection in the event of (1) a recapitalization transaction or other highly leveraged or similar transaction, (2) a change of control of the Issuer or (3) a merger, consolidation, reorganization, restructuring or transfer or lease of substantially all of the Issuer’s assets or similar transaction that may adversely affect the holders of the notes. The Issuer may, in the future, enter into certain transactions such as the sale of all or substantially all of its assets or a merger or consolidation that may increase the amount of its indebtedness or substantially change the Issuer’s assets, which may have an adverse effect on the Issuer’s ability to service its indebtedness, including the notes. See “Risk Factors—Risks Related to this Offering—The effective subordination of the notes may limit the Issuer’s ability to satisfy its obligations under the notes.”

Additional Notes

The notes will initially be limited to an aggregate principal amount of $    . The Issuer may, without the consent of holders of the notes, increase the aggregate principal amount of the notes by issuing additional notes in the future having the same terms and conditions, except for any difference in the issue date, public offering price, interest accrued prior to the issue date of the additional notes, and, if applicable, the initial interest payment date. Such additional notes will have the same CUSIP number as the notes offered hereby so long as such additional notes are fungible for U.S. federal income tax purposes with the notes offered hereby. The notes offered by this prospectus supplement and any additional notes would rank equally and ratably in right of payment and would be treated as a single series of debt securities for all purposes under the indenture.

Interest

Interest on the notes will accrue at the rate of % per year from and including          , 2020 or the most recent interest payment date to which interest has been paid or provided for, and will be payable semi-annually in arrears on        and        of each year, beginning          , 2020. The interest so payable will be paid to each holder in whose name a note is registered at the close of business on the          or          (whether or not a business day) immediately preceding the applicable interest payment date. Interest on the notes will be computed on the basis of a 360-day year consisting of twelve 30-day months.

Maturity

The notes will mature on          , 20     and will be paid against presentation and surrender thereof at the corporate trust office of the trustee unless earlier redeemed by the Issuer at its option as described under “—Optional Redemption” below. The notes will not be entitled to the benefits of, or be subject to, any sinking fund.

Optional Redemption

Prior to          , 20     (       months prior to the maturity date of the notes (the “Par Call Date”)), the Issuer may redeem the notes at its option and in its sole discretion, for cash, at any time in whole or from time to time in part, at a redemption price equal to the greater of:

•	100% of the principal amount of the notes being redeemed; or
•	as determined by the Quotation Agent (as defined below), the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed that would be due if such notes matured on the Par Call Date but for the redemption (not including any portion of such payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate (as defined below) plus basis points, plus, in each case, accrued and unpaid interest thereon to, but excluding, the applicable redemption date; however, if a redemption date falls after a record date and on or prior to the corresponding interest payment date, the Issuer will pay the full amount of accrued and unpaid interest and premium, if any, due on such interest payment date to the holder of record at the close of business on the corresponding record date.

If the Issuer redeems the notes on or after the Par Call Date, the redemption price will be equal to 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the redemption date.

As used herein:

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the notes to be redeemed (assuming the notes to be redeemed matured on the Par Call Date) that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of such notes (assuming the notes to be redeemed matured on the Par Call Date).

“Comparable Treasury Price” means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or (2) if the trustee obtains fewer than six such Reference Treasury Dealer Quotations, the average of all such Quotations.

“Quotation Agent” means the Reference Treasury Dealer appointed by the Issuer.

“Reference Treasury Dealer” means each of (1) Wells Fargo Securities, LLC, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, and their respective successors or their respective affiliates who are Primary Treasury Dealers (as defined below), (2) a Primary Treasury Dealer selected by U.S. Bancorp Investments, Inc. and its successors and (3) two other Primary Treasury Dealers selected by the Issuer; provided, however, that if any of the Reference Treasury Dealers ceases to be a primary U.S. Government securities dealer (“Primary Treasury Dealer”), the Issuer will substitute therefor another Primary Treasury Dealer.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Issuer, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by such Reference Treasury Dealer at 5:00 p.m., New York City time, on the third business day preceding the date on which notice of redemption is mailed to holders of record of the notes.

Notice of any redemption will be mailed at least 15 days but not more than 60 days before the redemption date to each holder of the notes to be redeemed.

If the Issuer decides to redeem the notes in part, the trustee will select the notes to be redeemed on a pro rata basis or such other method it deems fair and appropriate or is required by the depository for the notes, provided that the unredeemed portion of any notes to be redeemed in part shall remain in an authorized denomination.

In the event of any redemption of notes, the Issuer will not be required to:

•	issue or register the transfer or exchange of any note during a period beginning at the opening of business 15 days before any selection of notes for redemption and ending at the close of business on the earliest date on which the relevant notice of redemption is deemed to have been given to all holders of the notes to be so redeemed; or
•	register the transfer or exchange of any note so selected for redemption, in whole or in part, except the unredeemed portion of any note being redeemed in part.

If the paying agent holds funds sufficient to pay the redemption price of the notes on the redemption date, then on and after such date:

•	such notes will cease to be outstanding;
•	interest on such notes will cease to accrue; and
•	all rights of holders of such notes will terminate except the right to receive the redemption price.

Such will be the case whether or not book-entry transfer of the notes in book-entry form is made and whether or not notes in certificated form, together with the necessary endorsements, are delivered to the paying agent.

The Issuer will not redeem the notes on any date if the principal amount of the notes has been accelerated, and such an acceleration has not been rescinded or cured on or prior to such date.

Covenants

Limitations on Incurrence of Debt

Limitation on Total Outstanding Debt. The indenture will provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount of all outstanding Debt of the Issuer and its subsidiaries (determined on a consolidated basis in accordance with GAAP) is greater than 65% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter for which financial statements are available and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case, by the Issuer or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

Limitation on Secured Debt. In addition to the foregoing limitation on the incurrence of Debt, the indenture will provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) secured by any Encumbrance on any property or assets of the Issuer or any of its subsidiaries, whether owned on the date of the indenture or thereafter acquired, if, immediately after giving effect to the incurrence of such Debt and the application of the proceeds therefrom on a pro forma basis, the aggregate principal amount (determined on a consolidated basis in accordance with GAAP) of all outstanding Debt of the Issuer and its subsidiaries which is secured by any Encumbrance on any property or assets of the Issuer or any of its subsidiaries is greater than 40% of the sum of (without duplication) (i) Total Assets as of the last day of the then most recently ended fiscal quarter and (ii) the aggregate purchase price of any real estate assets or mortgages receivable acquired and the aggregate amount of any securities offering proceeds received (to the extent such proceeds were not used to acquire real estate assets or mortgages receivable or used to reduce Debt), in each case, by the Issuer or any of its subsidiaries since the end of such fiscal quarter, including the proceeds obtained from the incurrence of such additional Debt, determined on a consolidated basis in accordance with GAAP.

Ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge. Furthermore, the indenture will also provide that the Issuer will not, and will not cause or permit any of its subsidiaries to, incur any Debt (including, without limitation, Acquired Debt) if the ratio of Consolidated Income Available for Debt Service to the Annual Debt Service Charge for the period consisting of the four consecutive fiscal quarters most recently ended for which financial statements are available prior to the date on which such additional Debt is to be incurred shall have been less than 1.5: 1.0 on a pro forma basis after giving effect to the incurrence of such Debt and the application of the proceeds therefrom, and calculated on the assumption that (i) such Debt and any other Debt (including, without limitation, Acquired Debt) incurred by the Issuer or any of its subsidiaries since the first day of such four-quarter period had been incurred, and the application of the proceeds therefrom (including to repay or retire other Debt) had occurred, on the first day of such period, (ii) the repayment or retirement of any other Debt of the Issuer or any of its subsidiaries since the first day of such four-quarter period had occurred on the first day of such period (except that, in making such computation, the amount of Debt under any revolving credit facility, line of credit or similar facility shall be computed based upon the average daily balance of such Debt during such period), and (iii) in the case of any acquisition or disposition by the Issuer or any of its subsidiaries of any asset or group of assets, in any such case with a fair market value (determined in good faith by the Guarantor’s Board of Directors) in excess of $1,000,000, since the first day of such four-quarter period, whether by merger, stock purchase or sale or asset purchase or sale or otherwise, such acquisition or disposition had occurred as of the first day of such period with the appropriate adjustments with respect to such acquisition or disposition being included in such pro forma calculation. If the Debt giving rise to the need to make the foregoing calculation or any other Debt incurred after the first day of the relevant four-quarter period bears interest at a floating rate then, for purposes of calculating the Annual Debt Service Charge, the interest rate on such Debt shall be computed on a pro forma basis as if the average rate which would have been in effect during the entire such four-quarter period had been the applicable rate for the entire such period.

Maintenance of Unencumbered Total Asset Value. The indenture will provide that the Issuer, together with its subsidiaries, will have at all times Total Unencumbered Assets of not less than 150% of the aggregate principal amount of all outstanding Unsecured Debt of the Issuer and its subsidiaries, determined on a consolidated basis in accordance with GAAP.

Insurance. The indenture will provide that the Issuer will, and will cause each of its subsidiaries to, maintain insurance with financially sound and reputable insurance companies against such risks and in such amounts as is customarily maintained by persons engaged in similar businesses or as may be required by applicable law.

As used herein:

“Acquired Debt” means Debt of a person (i) existing at the time such person becomes a subsidiary of the Issuer or (ii) assumed in connection with the acquisition of assets from such person, in each case, other than Debt incurred in connection with, or in contemplation of, such person becoming such a subsidiary or such acquisition. Acquired Debt shall be deemed to be incurred on the date of the related acquisition of assets from any person or the date the acquired person becomes such a subsidiary, as applicable.

“Annual Debt Service Charge” for any period means the maximum amount which is payable during such period for interest on, and original issue discount of, Debt of the Issuer and its subsidiaries and the amount of any dividends which are payable during such period in respect of any Disqualified Stock.

“Capital Stock” means any capital stock (including preferred stock), shares, interests, participations or other ownership interests (however designated) of the Issuer or any of its subsidiaries and any rights (other than debt securities convertible into or exchangeable for corporate stock), warrants or options to purchase any thereof.

“Consolidated Income Available for Debt Service” for any period means Earnings from Operations of the Issuer, and its subsidiaries plus amounts which have been deducted, and minus amounts which have been added, for the following (without duplication): (i) interest on Debt of the Issuer and its subsidiaries, (ii) provision for taxes of the Issuer and its subsidiaries based on income, (iii) amortization of debt discount and other deferred financing costs, (iv) provisions for gains and losses on properties and property depreciation and amortization, (v) the effect of any noncash charge resulting from a change in accounting principles in determining Earnings from Operations for such period and (vi) amortization of deferred charges.

“Debt” means, without duplication, any indebtedness of the Issuer and its subsidiaries, whether or not contingent, in respect of (i) borrowed money or evidenced by bonds, notes, debentures or similar instruments, (ii) indebtedness for borrowed money secured by any Encumbrance existing on property owned by the Issuer or any of its subsidiaries, (iii) the reimbursement obligations, contingent or otherwise, in connection with any letters of credit actually issued (other than letters of credit issued to provide credit enhancement or support with respect to other indebtedness of the Issuer or any of its subsidiaries otherwise reflected as Debt hereunder) or amounts representing the balance deferred and unpaid of the purchase price of any property or services, except any such balance that constitutes an accrued expense or trade payable, or all conditional sale obligations or obligations under any title retention agreement, (iv) the principal amount of all obligations of the Issuer or any of its subsidiaries with respect to redemption, repayment or other repurchase of any Disqualified Stock, (v) any lease of property by the Issuer or any of its subsidiaries as lessee which is reflected on the consolidated balance sheet of the Issuer and its subsidiaries as a financing lease in accordance with GAAP, or (vi) interest rate swaps, caps or similar agreements and foreign exchange contracts, currency swaps or similar agreements, to the extent, in the case of items of indebtedness under (i) through (iii) above, that any such items (other than letters of credit) would appear as a liability on the consolidated balance sheet of the Issuer and its subsidiaries in accordance with GAAP, and also includes, to the extent not otherwise included, any obligation by the Issuer or any of its subsidiaries to be liable for, or to pay, as obligor, guarantor or otherwise (other than for purposes of collection in the ordinary course of business), Debt of another person (other than the Issuer or any of its subsidiaries) (it being understood that Debt shall be deemed to be incurred by the Issuer or any of its subsidiaries whenever the Issuer or any of its subsidiaries shall create, assume, guarantee or otherwise become liable in respect thereof). In the case of items of indebtedness under (v) above, “Debt” excludes operating lease liabilities on the Issuer’s consolidated balance sheet in accordance with GAAP.

“Disqualified Stock” means any Capital Stock of the Issuer or any of its subsidiaries which by the terms of such Capital Stock (or by the terms of any security into which it is convertible or for which it is exchangeable or exercisable), upon the happening of any event or otherwise (i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise (other than Capital Stock which is redeemable solely in exchange for common stock), (ii) is convertible into or exchangeable or exercisable for Debt or Disqualified Stock or (iii) is redeemable at the option of the holder thereof, in whole or in part (other than Capital Stock which is redeemable solely in exchange for Capital Stock which is not Disqualified Stock), in each case on or prior to the maturity of the notes.

“Earnings from Operations” for any period means net earnings excluding gains and losses on sales of investments, extraordinary items, and property valuation gains and losses, as reflected in the financial statements of the Issuer and any of its subsidiaries for such period determined on a consolidated basis in accordance with GAAP.

“Encumbrance” means any mortgage, deed of trust, lien, charge, pledge, security interest, security agreement or other encumbrance of any kind.

“Total Assets” means the sum of (without duplication) (i) Undepreciated Real Estate Assets and (ii) all other assets (excluding accounts receivable, intangibles and operating lease assets) of the Issuer and its subsidiaries, all determined on a consolidated basis in accordance with GAAP.

“Total Unencumbered Assets” means the sum of (without duplication) (i) those Undepreciated Real Estate Assets which are not subject to an Encumbrance securing Debt and (ii) all other assets (excluding accounts receivable, intangibles and unconsolidated equity interests in funds and joint ventures) of the Issuer and its subsidiaries not subject to an Encumbrance securing Debt, all determined on a consolidated basis in accordance with GAAP.

“Undepreciated Real Estate Assets” means, as of any date, the cost (original cost plus capital improvements) of real estate assets of the Issuer and its subsidiaries on such date, right of use assets associated with financing leases in accordance with GAAP, before depreciation and amortization, all determined on a consolidated basis in accordance with GAAP; provided, however, that Undepreciated Real Estate Assets shall not include right of use assets associated with operating leases in accordance with GAAP.

“Unsecured Debt” means Debt of the Issuer or any of its subsidiaries which is not secured by an Encumbrance on any property or assets of the Issuer or any of its subsidiaries.

Calculations in Respect of the Notes

Except as explicitly specified otherwise herein, the Issuer will be responsible for making all calculations required under the notes. The Issuer will make all these calculations in good faith and, absent manifest error, its calculations will be final and binding on holders of the notes. The Issuer will provide a schedule of its calculations to the trustee, and the trustee is entitled to rely upon the accuracy of its calculations without independent verification. The trustee will forward the Issuer’s calculations to any holder of notes upon request.

Guarantee

The Guarantor will fully and unconditionally guarantee the Issuer’s obligations under the notes, including the due and punctual payment of principal of and interest on the notes, whether at stated maturity, by declaration of acceleration, call for redemption or otherwise. The guarantee will be a senior unsecured obligation of the Guarantor and will rank equally in right of payment with other senior unsecured obligations of the Guarantor. The Guarantor has no material assets other than its investment in the Issuer.

The Guarantor’s obligation under the guarantee will be limited to the maximum amount that will, after giving effect to all other contingent and fixed liabilities of the Guarantor, result in the guarantee not constituting a fraudulent transfer or conveyance.

Merger, Consolidation or Sale

The indenture provides that the Issuer or Essex may consolidate with, or sell, lease or convey all or substantially all of the Issuer’s or Essex’s assets to, or merge with or into, any other entity, provided that the following conditions are met:

•	the Issuer or Essex, as the case may be, shall be the continuing entity, or the successor entity (if other than the Issuer or Essex, as the case may be) formed by or resulting from any consolidation or merger or which shall be organized and validly existing under the laws of the United States of America, any state thereof or the District of Columbia and (i) in the case of the Issuer, shall expressly assume payment of the principal of and interest on all of the notes and the due and punctual performance and observance of all of the covenants and conditions in the indenture and (ii) in the case of Essex, shall expressly assume the obligations of the Guarantor under the guarantee and the due and punctual performance of all covenants and conditions in the indenture;

•	immediately after giving effect to the transaction, no Event of Default under the indenture, and no event which, after notice or the lapse of time, or both, would become an Event of Default, shall have occurred and be continuing; and
•	an officer’s certificate and legal opinion covering these conditions shall be delivered to the trustee.

In the event of any transaction described in and complying with the conditions listed in the immediately preceding paragraphs in which the Issuer or Essex, as the case may be, is not the continuing entity, the successor person formed or remaining shall succeed, and be substituted for, and may exercise every right and power of the Issuer or Essex, as the case may be, and the Issuer or Essex shall be discharged from its obligations under the notes and the indenture and, in the case of Essex, the related guarantee.

Events of Default

The indenture provides that the following events are “Events of Default” with respect to the notes:

•	default for 30 days in the payment of any installment of interest under the notes;
•	default in the payment of the principal amount or redemption price due with respect to the notes, when the same becomes due and payable;
•	the failure by the Issuer or the Guarantor to comply with any of its other agreements in the notes or the indenture upon receipt by it of notice of such default by the trustee or by holders of not less than 25% in aggregate principal amount of the notes then outstanding and the failure by the Issuer or the Guarantor to cure (or obtain a waiver of) such default within 60 days after it receives such notice;
•	failure to pay any recourse indebtedness for money borrowed or guaranteed by the Issuer or Essex in an outstanding principal amount in excess of $50,000,000 at final maturity or upon acceleration after the expiration of any applicable grace period, which indebtedness is not discharged, or such default in payment or acceleration is not cured or rescinded, within 30 days after written notice to the Issuer from the trustee (or to the Issuer and the trustee from holders of at least 25% in principal amount of the outstanding notes); or
•	certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Issuer, Essex or any subsidiary in which the Issuer has invested at least $50,000,000 in capital or any substantial part of their respective property.

The events comprising the occurrence of an Event of Default under the notes and the indenture may constitute an event of default under various of the Issuer’s other indebtedness outstanding from time to time. In addition, the occurrence of certain Events of Default or an acceleration under the notes and indenture may constitute an event of default under various of the Issuer’s other indebtedness outstanding from time to time.

If an Event of Default under the indenture with respect to the notes occurs and is continuing (other than an Event of Default specified in the last bullet above with respect to Essex or the Issuer, which shall result in an automatic acceleration), then in every case the trustee or the holders of not less than 25% in principal amount of the outstanding notes may declare the principal amount of all of the notes to be due and payable immediately by written notice thereof to the Issuer and Essex (and to the trustee if given by the holders). However, at any time after the declaration of acceleration with respect to the notes has been made, but before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of not less than a majority in principal amount of outstanding notes may rescind and annul the declaration and its consequences if:

•	the Issuer or Essex shall have deposited with the trustee all required payments of the principal of and interest on the notes, plus certain fees, expenses, disbursements and advances of the trustee; and
•	all Events of Default, other than the non-payment of accelerated principal of (or specified portion thereof) or interest on the notes, have been cured or waived as provided in the indenture.

The indenture also provides that the holders of not less than a majority in principal amount of the outstanding notes may waive any past default with respect to the notes and its consequences, except a default:

•	in the payment of the principal of or interest on the notes or any redemption price payable on the notes; or
•	in respect of a covenant or provision contained in the indenture that cannot be modified or amended without the consent of the holder of each outstanding note affected thereby.

The trustee will be required to give notice to the holders of the notes of a default under the indenture unless the default has been cured or waived within 90 days; provided, however, that the trustee may withhold notice to the holders of the notes of any default with respect to the notes (except a default in the payment of the principal of or interest on the notes) if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

The indenture provides that no holders of the notes may institute any proceedings, judicial or otherwise, with respect to the indenture or for any remedy thereunder, except in the case of failure of the trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding notes, as well as an offer of reasonable indemnity. This provision will not prevent, however, any holder of the notes from instituting suit for the enforcement of payment of the principal of and interest on the notes at the respective due dates thereof.

Subject to provisions in the indenture relating to its duties in case of default, the trustee is under no obligation to exercise any of its rights or powers under the indenture at the request or direction of any holders of the notes then outstanding under the indenture, unless the holders shall have offered to the trustee security or indemnity reasonably satisfactory to it. The holders of not less than a majority in principal amount of the outstanding notes (or of all notes then outstanding under the indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or of exercising any trust or power conferred upon the trustee. However, the trustee may refuse to follow any direction which is in conflict with any law or the indenture, or which may be unduly prejudicial to the holders of the notes not joining therein.

Within 120 days after the close of each fiscal year, the Issuer and Essex must deliver a certificate of an officer certifying to the trustee whether or not the officer has knowledge of any default under the indenture and, if so, specifying each default and the nature and status thereof.

Modification, Waiver and Meetings

Modifications and amendments of the indenture will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding notes; provided, however, that no modification or amendment may, without the consent of the holder of each note:

•	change the stated maturity of the principal of or any installment of interest on the notes, reduce the principal amount of, or the rate or amount of interest on, or any premium payable on redemption of, the notes, or adversely affect any right of repayment of the holders of the notes, change the place of payment, or the coin or currency for payment, of principal of or interest on any note, or impair the right to institute suit for the enforcement of any payment on or with respect to the notes;
•	reduce the above-stated percentage of outstanding notes necessary to modify or amend the indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder, or to reduce the quorum or change voting requirements set forth in the indenture;
•	modify or affect in any manner adverse to the holders the terms and conditions of our obligations in respect of the payment of principal and interest; or
•	modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect the action or to provide that certain other provisions may not be modified or waived without the consent of the holders of the notes.

Notwithstanding the foregoing, modifications and amendments of the indenture will be permitted to be made by the Issuer, Essex and the trustee without the consent of any holder of the notes for any of the following purposes:

•	to evidence a successor to the Issuer as obligor or Essex as guarantor under the indenture;
•	to add to the Issuer’s covenants or those of Essex for the benefit of the holders of the notes or to surrender any right or power conferred upon the Issuer or Essex in the indenture;
•	to add Events of Default for the benefit of the holders of the notes;
•	to amend or supplement any provisions of the indenture; provided that no amendment or supplement shall materially adversely affect the interests of the holders of any notes then outstanding;
•	to secure the notes;
•	to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under the indenture by more than one trustee;
•	to comply with the Trust Indenture Act of 1939, as amended, or the rules and regulations thereunder;
•	to provide for rights of holders of the notes if any consolidation, merger or sale of all or substantially all of the Issuer’s property or assets occurs;
•	to cure any ambiguity, defect or inconsistency in the indenture; provided that this action shall not adversely affect the interests of holders of the notes in any material respect;
•	to provide for the issuance of additional notes in accordance with the limitations set forth in the indenture;
•	to supplement any of the provisions of the indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of the notes; provided that the action shall not adversely affect the interests of the holders of the notes in any material respect; or
•	to conform the text of the indenture, any guarantee or the notes to any provision of this Description of Notes.

In determining whether the holders of the requisite principal amount of outstanding notes have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of the notes, the indenture provides that notes owned by the Issuer or any other obligor upon the notes or any of their respective affiliates or of the other obligor shall be disregarded.

The indenture contains provisions for convening meetings of the holders of the notes. A meeting will be permitted to be called at any time by the trustee, and also, upon request, by the Issuer, Essex or the holders of at least 10% in principal amount of the outstanding notes, in any case upon notice given as provided in the indenture. Except for any consent that must be given by the holder of each note affected by certain modifications and amendments of the indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present will be permitted to be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding notes; provided, however, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding notes may be adopted at a meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of the specified percentage in principal amount of the outstanding notes. Any resolution passed or decision taken at any meeting of holders of the notes duly held in accordance with the indenture will be binding on all holders of the notes. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding notes; provided, however, that if any action is to be taken at the meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding notes, holders holding or representing the specified percentage in principal amount of the outstanding notes will constitute a quorum.

Reports

Whether or not subject to Section 13 or 15(d) of the Exchange Act and for so long as any notes are outstanding, within 15 days of the date on which such filing is made with the SEC (or would have been required to have been made with the SEC), each of Essex and the Issuer will furnish to the trustee (1) all quarterly and annual reports that are or would be required to be filed with the SEC on Forms 10-Q and 10-K and (2) all current reports that are or would be required to be filed with the SEC on Form 8-K. Delivery of such reports, information and documents to the trustee is for informational purposes only and the trustee’s receipt of such shall not constitute constructive notice of any information contained therein or determinable from information contained therein, including the Issuer’s or Essex’s compliance with any of its covenants relating to the notes (as to which the trustee is entitled to rely exclusively on an officers’ certificate). Notwithstanding the foregoing, during any period in which the Issuer is not subject to the reporting requirement of Section 13 or 15(d) of the Exchange Act, the Issuer may satisfy its obligation to furnish the reports described above by furnishing reports for Essex.

Trustee

U.S. Bank National Association will initially act as the trustee, registrar and paying agent for the notes, subject to replacement at the Issuer’s option.

If an Event of Default occurs and is continuing, the trustee will be required to use the degree of care and skill of a prudent person in the conduct of his or her own affairs. The trustee will become obligated to exercise any of its powers under the indenture at the request of any of the holders of any notes only after those holders have offered the trustee indemnity reasonably satisfactory to it.

If the trustee becomes one of the Issuer’s creditors, it will be subject to limitations on its rights to obtain payment of claims or to realize on some property received for any such claim, as security or otherwise. The trustee is permitted to engage in other transactions with the Issuer. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign.

No Conversion or Exchange Rights

The notes will not be convertible into or exchangeable for any capital stock of the Issuer or Essex.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator, stockholder or limited partner of the Issuer or Essex, as such, will have any liability for any of the Issuer’s obligations or those of Essex under the notes, the indenture, any guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of notes by accepting a note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Book-Entry, Delivery and Form

The notes initially will be represented by one or more notes in registered, global form without interest coupons (collectively, the “Global Notes”).

Except as set forth below, the Global Notes may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Notes may not be exchanged for definitive notes in registered certificated form (“Certificated Notes”) except in the limited circumstances described below. See “—Exchange of Global Notes for Certificated Notes.” Except in the limited circumstances described below, owners of beneficial interests in the Global Notes will not be entitled to receive physical delivery of notes in certificated form. In addition, transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants.

Depository Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. The Issuer takes no responsibility for these operations and procedures, or the description of them below, and urges investors to contact the system or their participants directly to discuss these matters.

DTC has advised the Issuer that DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act, DTC holds securities for Participants (as defined below) and facilitates the settlement of securities transactions, such as transfers and pledges, in deposited securities between Participants through electronic computerized book-entry changes in accounts of Participants, thereby eliminating the need for physical movement of certificates. Participants include the underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Participants”). DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to other such banks, securities brokers and dealers and trust companies that clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the SEC.

DTC has also advised the Issuer that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants holding beneficial interests in the notes with portions of the principal amount of the Global Notes; and
(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

Investors in the Global Notes who are Participants may hold their interests therein directly through DTC. Investors in the Global Notes who are not Participants may hold their interests therein indirectly through organizations (including Euroclear and Clearstream) which are Participants. Euroclear and Clearstream will hold interests in the Global Notes on behalf of their participants through customers’ securities accounts in their respective names on the books of their respective depositories. All interests in a Global Note, including those held through Euroclear or Clearstream, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or Clearstream may also be subject to the procedures and requirements of such systems. The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such persons will be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants, the ability of a person having beneficial interests in a Global Note to pledge such interests to persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interests in the Global Notes will not have notes registered in their names, will not receive physical delivery of notes in certificated form and will not be considered the registered owners or “holders” thereof under the indenture governing the notes for any purpose.

Payments in respect of the principal of, and interest and premium, if any, on, a Global Note registered in the name of DTC or its nominee will be payable to DTC in its capacity as the registered holder under the indenture governing the notes. Under the terms of the indenture, the Issuer, Essex and the trustee will treat the persons in whose names the notes, including the Global Notes, are registered as the owners of the notes for the purpose of receiving payments and for all other purposes. Consequently, neither the Issuer, Essex, the trustee nor any agent of the Issuer or the trustee has or will have any responsibility or liability for:

(1)	any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or
(2)	any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Issuer that its current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices, as in the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or the Issuer. Neither the Issuer nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and the Issuer and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised the Issuer that it will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount at maturity of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for notes in certificated form, and to distribute such notes to its Participants.

If applicable, redemption notices shall be sent to Cede & Co. If less than all of the Global Notes is being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the Global Notes. Under its usual procedures, DTC mails an Omnibus Proxy to a company as soon as possible after the applicable record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those DTC participants to whose accounts the Global Notes are credited on the applicable record date (identified in a listing attached to the Omnibus Proxy).

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of the Issuer, the trustee and any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes if:

(1)	DTC (a) notifies the Issuer that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Issuer fails to appoint a successor depositary;

(2)	the Issuer, at its option, notifies the trustee in writing that it elects to cause the issuance of the Certificated Notes; or
(3)	upon request from DTC if there has occurred and is continuing a default or Event of Default with respect to the notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

The Issuer will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. The Issuer will make all payments of principal, interest and premium, if any, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the holders of the Certificated Notes or, if no such account is specified, by mailing a check to each such holder’s registered address. The notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. The Issuer expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised the Issuer that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

Notices

Except as otherwise provided in the indenture, notices to holders of the notes will be given by mail to the addresses of holders of the notes as they appear in the note register; provided that notices given to holders holding notes in book-entry form may be given through the facilities of DTC or any successor depository.

Satisfaction and Discharge of Indenture; Defeasance of Notes and Certain Covenants in Certain Circumstances

Satisfaction and Discharge of Indenture. Subject to applicable procedural requirements of the indenture, the indenture will be discharged (except for certain surviving rights including relating to transfer or exchange of notes) when either all outstanding notes (other than notes lost or unaccounted for as specified in the indenture) have been delivered to the trustee for cancellation or all such notes that have not been delivered to the trustee for cancellation have become due and payable, will become due and payable at their stated maturity within one year or will be called for redemption within one year and the Issuer has made arrangements for deposit of cash in an amount sufficient to pay the entire indebtedness on such notes that have not been delivered for cancellation.

Legal Defeasance. The Issuer may be discharged as described in this section from any and all obligations in respect of the notes. Such discharge would exclude certain obligations as specified in the indenture, which include obligations to register the transfer or exchange of the notes, to replace stolen, lost or mutilated notes and to maintain paying agencies, certain provisions relating to the treatment of funds held by paying agents and provisions relating to reporting obligations. The Issuer will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, premium and interest on the notes on the stated maturity of those payments, or upon redemption of the notes, in accordance with the terms of the indenture.

This discharge may occur only if, among other things, the Issuer has delivered to the trustee an opinion of counsel stating that it has received from, or there has been published by, the United States Internal Revenue Service, a ruling or, since the date of execution of the indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that, and based thereon such opinion shall confirm that, the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit, defeasance and discharge and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit, defeasance and discharge had not occurred.

Defeasance of Certain Covenants. Upon compliance with certain conditions, the Issuer and the Guarantor will be released, as described below, from the obligation to comply with some of the covenants applicable to the notes. In the case of such covenant defeasance:

•	the Issuer may omit to comply with the covenant relating to preservation of corporate charter and statutory rights, as well certain additional covenants as specified in indenture, including those covenants described under “—Covenants” and “—Reports” above, and
•	any omission to comply with those covenants will not constitute a default or an event of default with respect to the notes.

The conditions include, among other things:

•	depositing with the trustee money and/or U.S. government obligations that will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal of, premium and interest on the notes on the stated maturity of those payments, or upon redemption of the notes, in accordance with the terms of the indenture, and
•	delivering to the trustee an opinion of counsel to the effect that the holders of the notes will not recognize income, gain or loss for United States federal income tax purposes as a result of the deposit and related covenant defeasance and will be subject to United States federal income tax on the same amounts and in the same manner and at the same times as would have been the case if the deposit and related covenant defeasance had not occurred.

Covenant Defeasance and Events of Default. In the event the Issuer exercises its option to effect covenant defeasance with respect to the notes and the notes are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. government obligations on deposit with the trustee will be sufficient to pay amounts due on the notes at the time of their stated maturity but may not be sufficient to pay amounts due on the notes at the time of the acceleration resulting from the event of default. In such a case, the Issuer would remain liable for those payments.

Governing Law

The indenture, the notes and the guarantee will be governed by, and construed in accordance with, the laws of the State of New York.

SUPPLEMENTAL MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The discussion appearing under the caption “Material Federal Income Tax Considerations” in the accompanying prospectus has been entirely replaced and superseded by the discussion appearing in Exhibit 99.1 to Essex’s and the Issuer’s Current Report on Form 8-K filed with the SEC on February 4, 2019 (the “February 2019 Form 8-K”) with respect to certain material federal income tax considerations. The February 2019 Form 8-K is incorporated by reference in this prospectus supplement and the accompanying prospectus and may be obtained as described under “Where You Can Find More Information” in this prospectus supplement. See “Incorporation of Certain Documents By Reference.” Prospective investors should carefully review the discussion appearing in Exhibit 99.1 to the February 2019 Form 8-K, as well as the other information included and incorporated by reference in this prospectus supplement and the accompanying prospectus, before acquiring any notes pursuant to this prospectus supplement and the accompanying prospectus.

Prospective investors in the notes should consult their tax advisors regarding the U.S. federal income and other tax consequences to them of the acquisition, ownership and disposition of the notes offered by this prospectus supplement and the accompanying prospectus.

UNDERWRITING—CONFLICTS OF INTEREST

The Issuer, Essex and the underwriters named below, acting through their representatives, Wells Fargo Securities, LLC, Citigroup Global Markets Inc., J.P. Morgan Securities LLC and U.S. Bancorp Investments, Inc., have entered into an underwriting agreement dated the date of this prospectus supplement with respect to the notes. Subject to certain terms and conditions contained in the underwriting agreement, we have agreed to sell to each underwriter and each underwriter has severally, and not jointly, agreed to purchase the amount of notes indicated in the following table:

Underwriters	Principal Amount of Notes
Wells Fargo Securities, LLC	$
Citigroup Global Markets Inc.
J.P. Morgan Securities LLC
U.S. Bancorp Investments, Inc.
Total	$

The underwriters are committed to take and pay for all of the notes being offered, if any are taken. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

Notes sold by the underwriters to the public will initially be offered at the public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a price that represents a concession not in excess of % of the principal amount of the notes. The underwriters may allow, and these dealers may re-allow, a concession of not more than % of the principal amount of the notes to other dealers. After the notes are released for sale, the underwriters may change the offering price and the other selling terms.

The notes are a new issue of securities with no established trading market. The Issuer does not intend to list the notes on any securities exchange or have the notes quoted on any automated dealer quotation system. The Issuer has been advised by the underwriters that the underwriters intend to make a market in the notes after the completion of this offering but are not obligated to do so and may discontinue market making at any time without notice to or the consent of existing noteholders. No assurance can be given as to the development, maintenance or liquidity of any trading market for the notes. If an active public trading market for the notes does not develop, the market price and liquidity of the notes may be adversely affected. If the notes are traded, they may trade at a discount from their initial offering price, depending on prevailing interest rates, the market for similar securities, our operating performance and financial condition, general economic conditions and other factors.

In connection with this offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater principal amount of notes than they are required to purchase in this offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while this offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

The Issuer and Essex have each agreed that it will not offer or sell any debt securities (other than the notes) during the period from the original issue date through and including the closing date of the notes without the prior written consent of the representatives.

We estimate that the Issuer’s share of the total expenses of this offering, excluding the underwriting discount, will be approximately $    .

The Issuer and Essex have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments they are required to make in respect thereof.

Settlement

The Issuer expects that the delivery of the notes will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the     business day following the date of this prospectus supplement (the settlement cycle being referred to as “T+      ”). Under Rule 15c6-1 of the SEC promulgated under the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to that trade expressly agree otherwise at the time of the trade. Accordingly, purchasers who wish to trade the notes prior to the second business day preceding the closing date for the notes will be required, by virtue of the fact that the notes initially will settle in T+      , to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement and should consult their own adviser.

Conflicts of Interest

Affiliates of certain of the underwriters are lenders under the Issuer’s $1.2 billion unsecured line of credit facility and its $35.0 million unsecured working capital line of credit facility and will receive their pro rata portions of any amounts repaid under such facilities from the proceeds of this offering. As a result, affiliates of certain of the underwriters may receive more than 5% of the net offering proceeds from this offering. In the event that greater than 5% of the net proceeds from this offering are used to repay indebtedness owed to any individual underwriter or its affiliates, this offering will be conducted in accordance with FINRA Rule 5121. In such event, such underwriter or underwriters will not confirm sales of the notes to accounts over which they exercise discretionary authority without the prior written approval of the customer. U.S. Bancorp Investments, Inc., one of the underwriters, is an affiliate of the trustee under the indenture governing the notes.

Other Relationships

The underwriters and their respective affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing, corporate trust and brokerage activities. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, commercial banking, investment banking, advisory and other commercial dealings in the ordinary course of business with us or our affiliates. They have received, or may in the future receive, customary fees and commissions for these transactions.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers. Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. If any of the underwriters or their affiliates has a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain others of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, these underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Selling Restrictions

Other than the United States, no action has been taken by us or, to the best of our knowledge, the underwriters that would permit a public offering of the notes in any jurisdiction where action for that purpose is required. The notes may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisements in connection with the offer and sale of any such notes be distributed or published in any jurisdiction, except under circumstances that will result in compliance with the applicable rules and regulations of that jurisdiction. Persons into whose possession this prospectus supplement comes are advised to inform themselves about and to observe any restrictions relating to the offering of the notes and the distribution of this prospectus supplement. This prospectus supplement does not constitute an offer to sell or a solicitation of an offer to buy any notes offered by this prospectus supplement in any jurisdiction in which such an offer or a solicitation is unlawful.

Notice to Prospective Investors in the European Economic Area

The notes are not intended to be offered or sold to and should not be offered or sold to any retail investor in the European Economic Area (“EEA”) or in the United Kingdom (the “UK”). For these purposes, a retail investor means a person who is one (or more) of: (i) a retail client as defined in point (11) of Article 4(1) of Directive 2014/65/EU (as amended, “MiFID II”); or (ii) a customer within the meaning of Directive (EU) 2016/97 (the “Insurance Distribution Directive”), where that customer would not qualify as a professional client as defined in point (10) of Article 4(1) of MiFID II; or (iii) not a qualified investor as defined in Regulation (EU) 2017/1129 (the “Prospectus Regulation”). No key information document required by Regulation (EU) No 1286/2014 (as amended, the “PRIIPs Regulation”) for offering or selling any in scope instrument or otherwise making such instruments available to retail investors in the EEA or in the UK has been prepared. Offering or selling the notes or otherwise making them available to any retail investor in the EEA or in the UK may be unlawful. This prospectus supplement has been prepared on the basis that any offer of the notes in any Member State of the EEA will be made pursuant to an exemption under the Prospectus Regulation from a requirement to publish a prospectus for offers of notes. This prospectus supplement is not a prospectus for the purpose of the Prospectus Regulation.

Notice to Prospective Investors in the United Kingdom

Each underwriter has represented, warranted and agreed that:

(a)	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (the “FSMA”)) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer or the Company; and
(b)	it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

Notice to Prospective Investors in France

This prospectus supplement is not being distributed in the context of a public offering in France within the meaning of Article L. 411-1 of the French Monetary and Financial Code (Code monétaire et financier).

This prospectus supplement has not been and will not be submitted to the French Autorité des marchés financiers (“AMF”) for approval in France and accordingly may not and will not be distributed to the public in France.

Pursuant to Article 211-3 of the AMF General Regulation, French residents are hereby informed that:

1.	the transaction does not require a prospectus to be submitted for approval to the AMF;
2.	persons or entities referred to in Point 2°, Section II of Article L. 411-2 of the Monetary and Financial Code may take part in the transaction solely for their own account, as provided in Articles D. 411-1, D.411-2, D. 734-1, D. 744-1, D. 754-1 and D. 764-1 of the Monetary and Financial Code; and
3.	the financial instruments thus acquired cannot be distributed directly or indirectly to the public otherwise than in accordance with Articles L. 411-1, L. 411-2, L. 412-1 and L. 621-8 to L. 621-8-3 of the Monetary and Financial Code.

This prospectus supplement is not to be further distributed or reproduced (in whole or in part) in France by the recipients of this prospectus supplement. This prospectus supplement has been distributed on the understanding that such recipients will only participate in the issue or sale of notes of the Issuer for their own account and undertake not to transfer, directly or indirectly, notes of the Issuer to the public in France, other than in compliance with all applicable laws and regulations and in particular with Articles L. 411-1 and L. 411-2 of the French Monetary and Financial Code.

Notice to Prospective Investors in Hong Kong

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Notice to Prospective Investors in Japan

The notes have not been and will not be registered under the Financial Instruments and Exchange Act of Japan (Act No. 25 of 1948, as amended, the “Financial Instruments and Exchange Act”) and the notes have not been offered or sold and will not be offered or sold, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan (which terms as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to, or for the account or benefit of, others for re-offering or resale, directly or indirectly, in Japan or to, or for the account or benefit of, any resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan.

Notice to Prospective Investors in Singapore

Neither this prospectus supplement nor the accompanying prospectus has been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1), or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes pursuant to an offer made under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; (3) by operation of law; (4) as specified in Section 276(7) of the SFA or (5) as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the Securities and Futures Act (Chapter 289 of Singapore) (the “SFA”), the Issuer has determined, and hereby notifies all relevant persons (as defined in Section 309A of the SFA) that the notes are “prescribed capital market products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Notice to Prospective Investors in Switzerland

The notes may not be publicly offered, sold or advertised, directly or indirectly, in or from Switzerland, and will not be listed on the SIX Swiss Exchange Ltd or any other exchange or regulated trading venue in Switzerland. None of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes constitutes a prospectus as such term is understood pursuant to article 652a or article 1156 of the Swiss Federal Code of Obligations or a listing prospectus within the meaning of the listing rules of the SIX Swiss Exchange Ltd or any other exchange or regulated trading venue in Switzerland, and none of this prospectus supplement, the accompanying prospectus or any other offering or marketing material relating to the notes may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the United Arab Emirates

The notes have not been, and are not being, publicly offered, sold, promoted or advertised in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) other than in compliance with the laws, regulations and rules of the United Arab Emirates, the Abu Dhabi Global Market and the Dubai International Financial Centre governing the issue, offering and sale of securities. Further, this prospectus supplement and the accompanying prospectus do not constitute a public offer of securities in the United Arab Emirates (including the Abu Dhabi Global Market and the Dubai International Financial Centre) and are not intended to be a public offer. This prospectus supplement and the accompanying prospectus have not been approved by or filed with the Central Bank of the United Arab Emirates, the Securities and Commodities Authority, the Financial Services Regulatory Authority or the Dubai Financial Services Authority.

WHERE YOU CAN FIND MORE INFORMATION

Essex and the Issuer file annual, quarterly and special reports, proxy statements and other information with the SEC. The SEC maintains a web site that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. You may access filed documents at the SEC’s web site at http://www.sec.gov or by accessing the Investor Relations portion of our website at http://www.essex.com.

You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 11 Wall Street, New York, New York 10005.

Essex and the Issuer have filed a Registration Statement of which this prospectus is a part and related exhibits with the SEC under the Securities Act. The Registration Statement contains additional information about Essex and the Issuer. The Registration Statement and exhibits may be obtained from the SEC or from us, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” the information we file with the SEC, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus supplement. Any statement contained in a document which is incorporated by reference in this prospectus supplement is automatically updated and superseded if information contained in this prospectus supplement, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents we filed with the SEC:

–	Essex’s and the Issuer’s combined Annual Report on Form 10-K for the year ended December 31, 2018, filed with the SEC on February 21, 2019;
–	The information specifically incorporated by reference into Essex’s and the Issuer’s combined Annual Report on Form 10-K for the year ended December 31, 2018 from Essex’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 26, 2019;
–	Essex’s and the Issuer’s combined Quarterly Reports on Form 10-Q for the quarters ended March 31, 2019, June 30, 2019 and September 30, 2019, filed with the SEC on April 26, 2019, July 25, 2019 and October 24, 2019, respectively;
–	Current Reports on Form 8-K jointly filed by Essex and the Issuer on February 4, 2019, February 5, 2019, February 11, 2019, March 20, 2019, March 26, 2019, May 16, 2019, July 30, 2019, August 7, 2019, September 6, 2019 and October 9, 2019;
–	The description of Essex’s common stock contained in a Registration Statement on Form 8-A filed with the SEC on May 27, 1994, including any amendment or report filed for the purpose of updating such description; and
–	All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (but excluding any documents or portions of documents that are deemed under applicable rules to be “furnished” and not “filed” with the SEC) after the date of this prospectus supplement and prior to the termination of this offering.

To receive a free copy of any of the documents incorporated by reference in this prospectus supplement (other than exhibits, unless they are specifically incorporated by reference in the documents), call or write Essex Property Trust, Inc., 1100 Park Place, Suite 200, San Mateo, California 94403, Attention: Secretary (650) 655-7800.

LEGAL MATTERS

Certain legal matters with respect to the validity of the notes will be passed upon for us by Latham & Watkins LLP, San Diego, California. Certain legal matters will be passed upon for the underwriters by Alston & Bird LLP, Atlanta, Georgia. Venable LLP, Baltimore, Maryland, will issue an opinion to us regarding certain matters of Maryland law. Latham & Watkins LLP and Alston & Bird LLP may rely upon the opinion of Venable LLP.

EXPERTS

The consolidated financial statements and financial statement schedule III of Essex Property Trust, Inc. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2018 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, whose reports are incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements and financial statement schedule III of Essex Portfolio, L.P. and subsidiaries as of December 31, 2018 and 2017, and for each of the years in the three-year period ended December 31, 2018, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, whose report is incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The audit report covering the December 31, 2018 consolidated financial statements refers to a change in accounting for the derecognition of nonfinancial assets.

PROSPECTUS

ESSEX PROPERTY TRUST, INC.

COMMON STOCK
PREFERRED STOCK
DEPOSITARY SHARES
WARRANTS AND OTHER RIGHTS
STOCK PURCHASE CONTRACTS
UNITS
DEBT SECURITIES
GUARANTEES OF DEBT SECURITIES

and

ESSEX PORTFOLIO, L.P.

DEBT SECURITIES

Essex Property Trust, Inc., a Maryland corporation (“Essex”), may from time to time offer, in one or more series or classes, separately or together, and in amounts, at prices and on terms to be set forth in one or more supplements to this prospectus (each, a “Prospectus Supplement”), the following securities:

•	common stock;
•	preferred stock;
•	preferred stock represented by depositary shares;
•	warrants and other rights to purchase common stock;
•	stock purchase contracts;
•	units representing an interest in two or more other securities;
•	debt securities; and
•	guarantees of debt securities.

Essex Portfolio, L.P., a California limited partnership (including those entities/subsidiaries owned or controlled by Essex Portfolio, L.P., the “Operating Partnership”), may from time to time offer in one or more series of debt securities, which may be either senior debt securities (“Senior Securities”) or subordinated debt securities (“Subordinated Securities” and, together with the Senior Securities, the “Debt Securities”), guaranteed by Essex through guarantees (the “Guarantees”) of the Debt Securities. The Debt Securities may be non-convertible or convertible into or exercisable or exchangeable for securities of Essex or the Operating Partnership.

The securities listed above (collectively, the “Offered Securities”) may be offered, separately or together, in separate series, in amounts, at prices and on terms to be set forth in one or more Prospectus Supplements; provided that Essex will guarantee the payment of principal and a premium, if any, and interest on the Debt Securities, to the extent and on the terms described herein and in any accompanying Prospectus Supplement. Under this prospectus, Essex can issue equity securities, debt securities and debt guarantees, and the Operating Partnership can issue only debt securities.

This prospectus describes some of the general terms that may apply to the Offered Securities. The specific terms of any Offered Securities will be described in a Prospectus Supplement. The specific terms may include limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve Essex’s status as a real estate investment trust (“REIT”) for federal income tax purposes. See “Description of Common Stock — Restrictions on Transfer.” It is important that you read both this prospectus and the applicable Prospectus Supplement before you invest in the Offered Securities.

The applicable Prospectus Supplement also will contain information, where applicable, about material United States federal income tax considerations relating to, and any listing on a securities exchange of, the Offered Securities covered by such Prospectus Supplement.

The Offered Securities may be offered directly, through agents designated from time to time by Essex, or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Offered Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in the applicable Prospectus Supplement. See “Plan of Distribution.” No Offered Securities may be sold without delivery of the applicable Prospectus Supplement describing the plan of distribution and the method and terms of the offering of such series of Offered Securities.

Essex’s common stock is traded on the New York Stock Exchange (the “NYSE”) under the symbol “ESS.” On September 27, 2018, the closing sale price of Essex common stock on the NYSE was $241.89 per share.

YOU SHOULD CONSIDER THE INFORMATION UNDER THE HEADING “RISK FACTORS” ON PAGE 3 OF THIS PROSPECTUS AND THE RISK FACTORS SET FORTH IN THE APPLICABLE PROSPECTUS SUPPLEMENT AND IN THE DOCUMENTS INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS OR ANY APPLICABLE PROSPECTUS SUPPLEMENTS BEFORE YOU INVEST IN OUR SECURITIES.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is September 28, 2018

i

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended (the “Securities Act”), using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act. Under this process, the Company may sell common stock, preferred stock, depositary shares, warrants, rights, stock purchase contracts, units, debt securities (including related guarantees), and the Operating Partnership may sell debt securities, in each case in one or more offerings. In addition, selling security holders to be named in a Prospectus Supplement may sell certain of the Company’s securities from time to time. This prospectus provides you with a general description of the securities the Company, the Operating Partnership or any selling security holder may offer. Each time the Company, the Operating Partnership or any selling security holder sells securities, the Company, the Operating Partnership or the selling security holder will provide a Prospectus Supplement containing specific information about the terms of the applicable offering. We may also authorize one or more free writing prospectuses to be provided to you that may contain material information relating to these offerings. Such Prospectus Supplement or free writing prospectuses may add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any applicable Prospectus Supplement or free writing prospectus, you should rely on the Prospectus Supplement or free writing prospectus, as applicable. Before purchasing any securities, you should carefully read this prospectus and the applicable Prospectus Supplement (and any applicable free writing prospectuses) together with additional information described below under the heading “Where You Can Find More Information.”

The Company, the Operating Partnership or any selling security holder may offer the securities directly, through agents, or to or through underwriters or dealers. The applicable Prospectus Supplement will describe the terms of the plan of distribution and set forth the names of any agents, underwriters or dealers involved in the sale of the securities. See “Plan of Distribution” for more information on this topic. No securities may be sold without delivery of a Prospectus Supplement describing the method and terms of the offering of those securities.

Neither Essex nor the Operating Partnership has authorized any person to give any information or to make any representation not contained or incorporated by reference in this prospectus, any applicable Prospectus Supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus, any applicable Prospectus Supplement or any free writing prospectuses as if we had authorized it. This prospectus is not an offer to sell or the solicitation of an offer to buy any securities other than the registered securities to which it relates and this prospectus is not an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where, or to any person to whom, it is unlawful to make such offer or solicitation. You should assume that the information appearing in this prospectus and the applicable Prospectus Supplement is accurate only as of the date on its respective cover, that the information appearing in any applicable free writing prospectus is accurate only as of the date of that free writing prospectus, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. The business, financial condition, results of operations and prospects the Company and the Operating Partnership may have changed since those dates. This prospectus incorporates by reference, and any Prospectus Supplement or free writing prospectus may contain and incorporate by reference, market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus, any Prospectus Supplement or any applicable free writing prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, the applicable Prospectus Supplement and any applicable free writing prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

Unless stated otherwise or the context otherwise requires, references to the “Company,” “we,” “us” or “our” mean collectively Essex Property Trust, Inc. and those entities/subsidiaries owned or controlled by Essex Property Trust, Inc., including Essex Portfolio, L.P., and references to the “Operating Partnership” mean Essex Portfolio, L.P. and those entities/subsidiaries owned or controlled by Essex Portfolio, L.P. Unless stated otherwise or the context otherwise requires, references to “Essex” mean Essex Property Trust, Inc., not including any of its subsidiaries. When we refer to Essex’s “Charter,” we mean Essex’s articles of incorporation, as amended, supplemented and restated from time to time.

ESSEX AND THE OPERATING PARTNERSHIP

Essex is an S&P 500 company that operates as a self-administered and self-managed REIT under the Internal Revenue Code of 1986, as amended (the “Code”). Essex owns all of its interest in its real estate and other investments directly or indirectly through the Operating Partnership. Essex is the sole general partner of the Operating Partnership and, as of June 30, 2018, owned a 96.7% general partnership interest in the Operating Partnership.

Essex has elected to be treated as a REIT for federal income tax purposes, commencing with the year ended December 31, 1994. The Company completed its initial public offering on June 13, 1994. In order to maintain compliance with REIT tax rules, the Company utilizes taxable REIT subsidiaries for various revenue generating or investment activities. All taxable REIT subsidiaries are consolidated by the Company.

The Company is engaged primarily in the ownership, operation, management, acquisition, development and redevelopment of predominantly apartment communities located along the West Coast. As of June 30, 2018, the Company owned or had ownership interests in 247 operating apartment communities, comprising 59,982 apartment homes, excluding the Company’s ownership in preferred equity interest co-investments, one operating commercial building, six active developments and three loan investments.

RISK FACTORS

An investment in any Offered Securities involves significant risks. Before making an investment decision, you should carefully consider the risk factors incorporated by reference to our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q or Current Reports on Form 8-K we file after the date of this prospectus, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the risk factors and other information contained in the applicable Prospectus Supplement and any applicable free writing prospectus before acquiring any of such securities. The risks and uncertainties we have described are not the only ones facing us. Additional risks and uncertainties not known to us or that we deem immaterial may also affect our business operations. The occurrence of any of these risks might cause you to lose all or part of your investment in the Offered Securities.

WHERE YOU CAN FIND MORE INFORMATION

Essex and/or the Operating Partnership file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC’s Public Reference Room at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the Public Reference Room. The SEC also maintains a website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC (http://www.sec.gov). In addition, you can inspect reports and other information we file at the offices of the New York Stock Exchange, LLC, 20 Broad Street, New York, New York 10005.

This prospectus and any Prospectus Supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Forms of the indenture and other documents establishing the terms of the Offered Securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any Prospectus Supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement at the SEC’s Public Reference Room in Washington, D.C. or through the SEC’s website, as provided above.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This prospectus “incorporates by reference” certain information we file with the SEC, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents filed with the SEC:

•	Essex’s and the Operating Partnership’s combined Annual Report on Form 10-K for the year ended December 31, 2017, filed with the SEC on February 22, 2018;
•	The information specifically incorporated by reference into Essex’s and the Operating Partnership’s Annual Report on Form 10-K from Essex’s Definitive Proxy Statement on Schedule 14A, filed with the SEC on March 23, 2018;
•	Essex’s and the Operating Partnership’s combined Quarterly Report on Form 10-Q for the quarters ended March 31, 2018 and June 30, 2018, filed with the SEC on May 4, 2018 and August 3, 2018, respectively;
•	Current Reports on Form 8-K jointly filed by Essex and the Operating Partnership with the SEC on January 18, 2018, February 22, 2018, February 26, 2018, February 28, 2018, March 8, 2018, May 16, 2018 and September 20, 2018; and
•	The description of the common stock of Essex contained in its Registration Statement on Form 8-A filed with the SEC on May 27, 1994, including any amendment or report filed for the purpose of updating such description.

In addition, each of Essex and the Operating Partnership incorporates by reference herein any filings it makes with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering. Such documents are considered to be a part of this prospectus, effective as of the date such documents are filed. In the event of conflicting information in these documents, the information in the latest filed document should be considered correct.

Notwithstanding any statement contained elsewhere in this prospectus to the contrary, any document, portion of or exhibit to a document or other information that is deemed to have been “furnished” to (rather than “filed” with) the SEC (including, without limitation, information furnished pursuant to Item 2.02 or 7.01 of Form 8-K) shall not be incorporated or deemed to be incorporated by reference in this prospectus.

If you request, either orally or in writing, we will provide you with a copy of any or all documents that are incorporated by reference. Such documents will be provided to you free of charge, but will not contain any exhibits, unless those exhibits are incorporated by reference into the document. A written request should be addressed to us at the following address:

Essex Property Trust, Inc.
1100 Park Place, Suite 200
San Mateo, California 94403
Attention: Secretary
Telephone: (650) 655-7800

FORWARD-LOOKING STATEMENTS

This prospectus contains or incorporates by reference forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and are subject to the “safe harbor” provisions created by these statutes. All statements, other than statements of historical facts, that address activities, events or developments that we intend, expect, hope, project, believe or anticipate will or may occur in the future are forward-looking statements. Words such as “expects,” “assumes,” “anticipates,” “may,” “will,” “intends,” “plans,” “projects,” “believes,” “seeks,” “future,” “estimates,” and variations of such words and similar expressions are intended to identify such forward-looking statements. Such forward-looking statements include, among other things, statements regarding our intent, beliefs or expectations with respect to the timing of completion of current development and redevelopment projects and the stabilization of such projects, the timing of lease-up and occupancy of our apartment communities, the anticipated operating performance of our apartment communities, the total projected costs of development and redevelopment projects, co-investment activities, qualification as a REIT under the Code, the real estate markets in the geographies in which our properties are located and in the United States in general, the adequacy of future cash flows to meet anticipated cash needs, our financing activities and the use of proceeds from such activities, the availability of debt and equity financing, general economic conditions including the potential impacts from the economic conditions, trends affecting our financial condition or results of operations, changes to U.S. tax laws and regulations in general or specifically related to REITs or real estate, changes to laws and regulations in jurisdictions in which communities we own are located, and other information that is not historical information.

While our management believes the assumptions underlying the forward-looking statements are reasonable, such forward-looking statements involve known and unknown risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. We cannot assure the future results or outcome of the matters described in these statements; rather, these statements merely reflect our current expectations of the approximate outcomes of the matters discussed. Factors that might cause our actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements include, but are not limited to, the following: we may fail to achieve our business objectives; the actual completion of development and redevelopment projects may be subject to delays; the stabilization dates of such projects may be delayed; we may abandon or defer development projects for a number of reasons, including changes in local market conditions which make development less desirable, increases in costs of development, increases in the cost of capital or lack of capital availability, resulting in losses; the total projected costs of current development and redevelopment projects may exceed expectations; such development and redevelopment projects may not be completed; development and redevelopment projects and acquisitions may fail to meet expectations; estimates of future income from an acquired property may prove to be inaccurate; occupancy rates and rental demand may be adversely affected by competition and local economic and market conditions; there may be increased interest rates and operating costs; we may be unsuccessful in the management of our relationships with our co-investment partners; future cash flows may be inadequate to meet operating requirements and/or may be insufficient to provide for dividend payments in accordance with REIT requirements; there may be a downturn in general economic conditions, the real estate industry, and the markets in which our communities are located; the terms of any refinancing may not be as favorable as the terms of existing indebtedness; unexpected difficulties in leasing of development projects; volatility in financial and securities markets; our failure to successfully operate acquired properties; unforeseen consequences from cyber-intrusion; our inability to maintain our investment grade credit rating with the rating agencies; government approvals, actions and initiatives, including the need for compliance with environmental requirements; and those further risks, special considerations, and other factors referred to in this prospectus or the documents incorporated by reference in this prospectus, including our Annual Report on Form 10-K for the year ended December 31, 2017, and in our other filings with the SEC.

All forward-looking statements included or incorporated by reference in this prospectus are made as of the date hereof, based on information available to us as of the date hereof, and we assume no obligation to update any forward-looking statement or statements for any reason. It is important to note that such forward-looking statements are subject to risks and uncertainties and that our actual results could differ materially from those in such forward-looking statements. The risk factors set forth in any applicable Prospectus Supplement and those in Item 1A, “Risk Factors,” of our most recent Annual Report on Form 10-K and in the future Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q that Essex and the Operating Partnership file with the SEC from time to time, and in our other filings with the SEC, set forth factors that in the future could affect our actual results and could cause our actual results to differ materially from those expressed in any forward-looking statement made by us. You are cautioned not to place undue reliance on forward-looking statements contained in this prospectus.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable Prospectus Supplement, the Company intends to contribute the net proceeds from any sale of its securities pursuant to this prospectus to our Operating Partnership. Our Operating Partnership intends to subsequently use the net proceeds contributed by the Company, as well as any net proceeds from the sale of its debt securities pursuant to this prospectus, to potentially acquire, develop, or redevelop properties, which primarily will be apartment communities, to make other investments and for working capital or general corporate purposes, which may include the repayment of indebtedness. Pending application of the net proceeds from the sale of the Offered Securities, such proceeds initially may be invested in short-term securities. Further details regarding the use of the net proceeds from the sale of a specific series or class of the securities will be set forth in the applicable Prospectus Supplement. We will not receive any of the proceeds from sales of Offered Securities by selling security holders, if any, pursuant to this prospectus.

RATIOS OF EARNINGS TO FIXED CHARGES

The following table sets forth Essex Property Trust, Inc.’s ratios of earnings to fixed charges and preferred stock dividends for the periods shown:

	Six Months Ended June 30,	Essex Property Trust, Inc. Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding preferred stock dividends)	2.62X	2.87X	2.83X	2.05X	1.60X	1.93X
Ratio of earnings to combined fixed charges and preferred stock dividends	2.62X	2.87X	2.81X	2.01X	1.55X	1.86X

The following table sets forth Essex Portfolio, L.P.’s ratios of earnings to fixed charges and preferred interest distributions for the periods shown:

	Six Months Ended June 30,	Essex Portfolio, L.P. Year Ended December 31,
	2018	2017	2016	2015	2014	2013
Ratio of earnings to fixed charges (excluding preferred interest distributions)	2.62X	2.87X	2.83X	2.05X	1.60X	1.93X
Ratio of earnings to combined fixed charges and preferred interest distributions	2.62X	2.87X	2.81X	2.01X	1.55X	1.86X

The ratio of earnings to fixed charges was computed by dividing earnings by fixed charges. For this purpose, earnings consist of income before discontinued operations, interest expense, and the interest portion of rental expense. Fixed charges consist of interest expense, the interest portion of rental expense, and interest costs capitalized. Combined fixed charges consist of fixed charges plus preferred stock dividends (or preferred interest distributions, in the case of Essex Portfolio, L.P.).

Because our merger with BRE Properties, Inc. (“BRE”) was completed on April 1, 2014, the historical ratios of earnings presented above for periods prior to 2014 do not include BRE’s earnings or fixed charges.

DESCRIPTION OF COMMON STOCK

The following is a summary of the general terms of the Company’s common stock. This description is not complete and is subject to, and qualified in its entirety by reference to, the Maryland General Corporation Law and our Charter and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

General

As of June 30, 2018, the total number of shares of stock of all classes which the Company has authority to issue is 1,000,000,000 shares (par value $.0001 per share), consisting of 670,000,000 shares of common stock and 330,000,000 shares of excess stock.

As of July 31, 2018, there were 66,050,101 shares of common stock outstanding. Also, as of June 30, 2018, under the Essex Property Trust, Inc. 2013 Stock Award and Incentive Compensation Plan (the “2013 Plan”), there were options outstanding to acquire 522,827 shares of common stock. Effective as of May 15, 2018, the Company’s stockholders approved the Essex Property Trust, Inc. 2018 Stock Award and Incentive Compensation Plan (the “2018 Plan”). The maximum aggregate number of shares of common stock that may be issued under the 2018 Plan is 2,000,000, plus the number of shares authorized for grants and available for issuance under the 2013 Plan as of the effective date of the 2018 Plan and the number of shares subject to outstanding awards under the 2013 Plan that are forfeited or otherwise not issued under such awards. No further awards will be granted under the 2013 Plan and the shares that remained available for future issuance under the 2013 Plan as of May 15, 2018, the date of the Company’s 2018 Annual Meeting of Stockholders, will be available for issuance under the 2018 Plan. As of June 30, 2018, under the 2018 Plan, there were options outstanding to acquire 12,962 shares of common stock.

As of June 30, 2018, an aggregate of 2,145,653 shares of common stock may be issued upon the conversion of limited partnership interests in the Operating Partnership and an additional 127,330 shares of common stock would be issuable in exchange for outstanding Long Term Incentive Plan (“LTIP”) units and other outstanding incentive compensation units in the Operating Partnership, subject to meeting certain requirements. In addition, as of June 30, 2018, certain partners in limited partnerships in which the Operating Partnership has invested had the right to have their limited partnership interests in such partnership(s) redeemed for cash or, at our option, subject to certain restrictions, for an aggregate of 917,593 shares of common stock.

Common Stock

The following description of the common stock sets forth certain general terms and provisions of the common stock. This description is in all respects subject to and qualified in its entirety by reference to the applicable provisions of Essex’s Charter and Bylaws and the Maryland General Corporation Law. The common stock is listed on the NYSE under the symbol “ESS.” Computershare Trust Company, N.A. is Essex’s transfer agent.

Under Maryland law, stockholders generally are not personally liable for the Company’s debts or obligations solely as a result of their status as stockholders. The holders of the outstanding shares of common stock are entitled to one vote per share on all matters voted on by stockholders, including the election of directors. The Charter provides that shares of common stock do not have cumulative voting rights.

Our Charter authorizes the Board of Directors of Essex (the “Board of Directors”), without stockholder approval, to reclassify any unissued shares of our common stock into other classes or series of stock, to establish the designation and number of shares of each such class or series and to set, subject to the provisions of our Charter regarding the restrictions on ownership and transfer of our stock, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of each such class or series.

The shares of common stock offered hereby will be fully paid and nonassessable and will not be subject to preemptive or similar rights. Subject to the preferential rights of any outstanding class or series of capital stock, the holders of common stock are entitled to such distributions as may be authorized from time to time by the Board of Directors and declared by Essex from funds available for distribution to such holders. Essex currently pays regular quarterly dividends to holders of common stock out of funds legally available for distribution when, and if, authorized by the Board of Directors and declared by Essex.

In the event of a liquidation, dissolution or winding up of Essex, the holders of common stock are entitled to receive ratably the assets remaining after satisfaction of all liabilities and payment of liquidation preferences and accrued dividends, if any, on any class or series of capital stock that has a liquidation preference. The rights of holders of common stock are subject to the rights and preferences established by the Board of Directors for any stock that may subsequently be issued by Essex.

We are required to seek certain information from all persons who own, directly or by virtue of the attribution provisions of the Code, more than a certain percentage of our outstanding stock. Stockholders who do not provide us with the information requested are required to submit such information with their U.S. federal income tax returns. See “Material Federal Income Tax Considerations — Requirements for Qualification.”

Restrictions on Transfer

In order for Essex to qualify as a REIT under the Code, among other requirements, no more than 50% of the value of the outstanding shares of our stock may be owned, directly or indirectly, by five or fewer individuals, as defined in the Code, during the last half of a taxable year (other than our first year as a REIT) or during a proportionate part of a shorter taxable year. In addition, our stock must be owned by 100 or more persons during at least 335 days of a taxable year of 12 months (other than our first year as a REIT) or during a proportionate part of a shorter taxable year. See “Material Federal Income Tax Considerations — Requirements for Qualification.”

The Charter, subject to certain exceptions, provides an “ownership limit” under which no stockholder, other than George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs), may own, or be deemed to own by virtue of the attribution provisions of the Code, more than 6.0% of the value of the issued and outstanding shares of our stock (not including any shares of excess stock). However, the ownership limit provisions provide that a qualified trust, as defined in the Charter, generally may own up to 9.9% of the value of the outstanding shares of our stock. The ownership limit provisions provide that George M. Marcus (and his wife and children, trusts for the benefit of his descendants and, upon his death, his heirs) may own up to 25% of the value of the outstanding shares of our stock. The Board of Directors may also exempt an underwriter of a public offering of our stock or a person who is not an “individual” (as defined under the Code to include certain entities) from the ownership limit if it received, among other things, satisfactory evidence that such stockholder’s ownership of Essex’s shares in excess of the ownership limit will not jeopardize Essex’s status as a REIT. As a condition to providing such an exemption, the Board of Directors must receive an opinion of counsel or ruling of the Internal Revenue Service and representations and agreements from the applicant with respect to preserving Essex’s REIT status. However, the Board of Directors may not grant an exemption to the ownership limit if the applicant would own more than 25% of the value of the outstanding shares of Essex’s stock, unless, in addition to the foregoing, the Board of Directors receives a ruling from the Internal Revenue Service to the effect that such an exemption will not jeopardize Essex’s status as a REIT. The Board of Directors may also increase the ownership limit to a maximum of 9.9% and, in connection therewith, require opinions of counsel, affidavits, undertakings or agreements as it may deem necessary or advisable in order to preserve Essex’s REIT status. If the Board of Directors and Essex’s stockholders determine that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a REIT, the ownership limit provisions of the Charter can be terminated.

If a stockholder attempts to transfer shares of stock that would (i) create a direct or indirect ownership of Essex’s shares in excess of the ownership limit absent a Board exemption, (ii) result in the ownership of Essex’s stock by fewer than 100 persons, or (iii) result in the ownership of more than 50% of the value of Essex’s stock (other than excess stock), directly or indirectly, by five or fewer individuals, as defined in the Code, the transfer shall be null and void, and the intended transferee will acquire no rights to the shares. In addition, in the event of a transfer or attempted transfer, or other event, that would result in any person owning, directly or indirectly, shares of Essex stock in excess of the ownership limit (or any limit created in connection with an exemption from the ownership limit) or that would result in the ownership of more than 50% of the value of Essex’s stock, directly or indirectly, by five or fewer persons, such shares of our stock will automatically be exchanged for shares of “excess stock.” All shares of excess stock will be automatically transferred, without action by the purported holder, to a person who is unaffiliated with us or the intended transferee, as trustee for the exclusive benefit of one or more organizations described in Sections 170(b), 170(c) or 501(c)(3) of the Code as a charitable beneficiary and designated by resolution of the Board of Directors. Such shares of excess stock held in trust are considered issued and outstanding shares of Essex’s stock. In general, the trustee of such shares is deemed to own the shares of excess stock held in trust for the exclusive benefit of the charitable beneficiary on the day prior to the date of the purported transfer or change in capital structure which resulted in the automatic transfer and has all voting rights and all right to receive distributions payable with respect to the excess shares. Any dividend or other distribution paid prior to the discovery by Essex that shares were exchanged for excess stock must be repaid by the recipient to Essex upon demand or, if Essex elects, will be offset against any future dividends or distributions payable to the recipient. Subject to Maryland law, any vote cast by the purported owner of excess shares will be rescinded and recast in accordance with the direction of the trustee acting for the benefit of the charitable beneficiary.

Essex may cause the trustee to transfer a beneficial interest in the trust representing a number of shares of excess stock if the shares of excess stock would not be excess stock in the hands of the identified transferee. In the event of such a transfer, the purported transferee of the shares exchanged for excess stock may receive a price for its interest in such shares that is the lesser of (i) the price paid by the purported transferee or, if the purported transferee did not give value for the shares in connection with the event causing shares to be exchanged for excess stock (e.g., a gift, devise or other similar transaction), the Market Price (as defined in Essex’s Charter) of the shares on the day of the event causing the shares to be exchanged for excess stock and (ii) the price received by the trustee from the sale or other disposition of the shares of excess stock. Upon any such a transfer, the shares of excess stock will automatically be exchanged for an equal number of shares of stock of the class and series originally exchanged for such shares of excess stock.

Shares of excess stock held in the trust will be deemed to have been offered for sale to Essex, or its designee, at a price per share equal to the lesser of (i) the price per share in the transaction that resulted in the exchange for shares of excess stock (or, in the case of a devise or gift, the Market Price at the time of the devise or gift) and (ii) the Market Price on the date that Essex, or its designee, accepts the offer. Essex will have the right to accept the offer for a period of ninety days after the later of the date of the transaction that resulted in the exchange for shares of excess stock and, if Essex does not receive prior notice of such transaction, the date that the Board of Directors determines in good faith that a transaction resulting in excess stock has occurred.

Every owner of more than 5% (or such lower percentage as required by the Code or the regulations promulgated thereunder) of our stock, within 30 days after the end of each taxable year, must give us written notice stating the stockholder’s name and address, the number of shares of each class and series of our stock that the stockholder beneficially or constructively owns and a description of the manner in which the shares are held. Each such owner must provide to us in writing such additional information as we may request in order to determine the effect, if any, of the stockholder’s beneficial ownership on our status as a REIT and to ensure compliance with the ownership limits. In addition, each person who is a beneficial owner or constructive owner of shares of our stock and each person (including the stockholder of record) who is holding shares of our stock for a beneficial owner or constructive owner must, on request, provide to us such information as we may request in order to determine our status as a REIT and to ensure compliance with the ownership limits.

Even if the provisions of the Code regarding REITs are changed to eliminate any ownership concentration limitation or increase the limitation, the ownership limitations in the Charter will not be automatically eliminated or modified. Except as described above, any change to such limitations would require an amendment to the Charter, which in turn would require the affirmative vote of holders owning a majority of the outstanding shares of Essex’s common stock. In addition to preserving Essex’s status as a REIT, the ownership limit provisions in the Charter may have the effect of precluding an acquisition of control of Essex without the approval of the Board of Directors.

All certificates representing shares of equity stock will bear a legend referring to the restrictions described above.

DESCRIPTION OF PREFERRED STOCK

General

Subject to limitations prescribed by the Maryland General Corporation Law and Essex’s Charter, the Board of Directors may authorize Essex to issue, from its authorized but unissued shares of capital stock, preferred stock in such classes or series as the Board of Directors may determine and may establish from time to time the number of shares of preferred stock to be included in any such class or series and fix the designation and any preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications and terms and conditions of redemption of the shares of any such class or series, and such other subjects or matters as the Board may fix by resolution of the Board. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of Essex.

Preferred stock, upon filing with, and acceptance for record by, the State Department of Assessments and Taxation of Maryland of articles supplementary setting forth the terms of the class or series of preferred stock, and issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. The specific terms of a particular class or series of preferred stock will be described in the Prospectus Supplement relating to that class or series, including a Prospectus Supplement providing that preferred stock may be issuable upon the exercise of Warrants issued by Essex. The description of preferred stock set forth below and the description of the terms of a particular class or series of preferred stock set forth in a Prospectus Supplement do not purport to be complete and are qualified in their entirety by reference to the articles supplementary relating to that class or series.

The preferences and other terms of the preferred stock of each class or series will be fixed by the articles supplementary relating to such class or series. A Prospectus Supplement, relating to each class or series, will specify the terms of the preferred stock as follows:

(1)	The title and par value of such preferred stock;
(2)	The number of shares of such preferred stock offered, the liquidation preference per share and the offering price of such preferred stock;
(3)	The dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation thereof applicable to such preferred stock;
(4)	Whether dividends on such preferred stock are cumulative or not and, if cumulative, the date from which dividends on such preferred stock shall accumulate;
(5)	The provision for a sinking fund, if any, for such preferred stock;
(6)	The provision for redemption, if applicable, of such preferred stock;
(7)	Any listing of such preferred stock on any securities exchange;
(8)	The terms and conditions, if applicable, upon which such preferred stock will be converted into common stock, including the conversion price (or manner of calculation thereof);
(9)	A discussion of any material federal income tax considerations applicable to such preferred stock;
(10)	Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of Essex as a REIT;
(11)	The relative ranking and preferences of such preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;
(12)	Any limitations on issuance of any class or series of preferred stock ranking senior to or on a parity with such class or series of preferred stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Essex;
(13)	Any other specific terms, preferences, rights, limitations or restrictions of such preferred stock; and
(14)	Any voting rights of such preferred stock.

Rank

Unless otherwise specified in the Prospectus Supplement, the preferred stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex, rank (i) senior to all classes or series of common stock and excess stock of Essex, and to all equity securities ranking junior to such preferred stock with respect to dividend rights and rights upon liquidation, dissolution or winding up of Essex; (ii) on a parity with all equity securities issued by Essex the terms of which specifically provide that such equity securities rank on a parity with the preferred stock with respect to dividends rights or rights upon liquidation, dissolution or winding up of Essex; and (iii) junior to all equity securities issued by Essex the terms of which specifically provide that such equity securities rank senior to the preferred stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of Essex.

Conversion Rights

The terms and conditions, if any, upon which any shares of any class or series of preferred stock are convertible into common stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of common stock into which the shares of preferred stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of such class or series of preferred stock or Essex, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such class or series of preferred stock.

Restrictions on Transfer

To assist us in complying with certain federal income tax requirements applicable to REITs, we have adopted certain restrictions relating to the ownership and transfer of our stock. See “Description of Common Stock — Restrictions on Transfer.” The applicable Prospectus Supplement will specify any additional ownership limitations relating to a class or series of preferred stock.

DESCRIPTION OF DEPOSITARY SHARES

This section outlines some of the provisions of the deposit agreement to govern any depositary shares, the depositary shares themselves and the depositary receipts. This information may not be complete in all respects and is qualified in its entirety by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares related to any particular series of preferred stock. The specific terms of any series of depositary shares will be described in the applicable Prospectus Supplement. If so described in the Prospectus Supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.

Interest in a Fractional Share, or Multiple Shares, of Preferred Stock

We may, at our option, elect to offer depositary shares, each of which would represent an interest in a fractional share, instead of whole shares of preferred stock, or multiple shares of our preferred stock. If so, we will allow a depositary to issue to the public depositary shares, each of which will represent an interest in a fractional share, or multiple shares, of preferred stock as described in the deposit agreement and the Prospectus Supplement.

Deposit Agreement

The shares of the preferred stock underlying any depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company acting as depositary with respect to those shares of preferred stock. The Prospectus Supplement relating to a series of depositary shares will specify the name and address of the depositary. Under the deposit agreement, each owner of a depositary share will be entitled, in proportion to its interest in a fractional share or multiple shares, to shares of the preferred stock underlying that depositary share, and to all the rights and preferences of that preferred stock, including dividend, voting, redemption, conversion, exchange and liquidation rights.

Depositary shares will be evidenced by one or more depositary receipts issued under the deposit agreement. We will distribute depositary receipts to those persons purchasing such depositary shares in accordance with the terms of the offering made by the related Prospectus Supplement.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions in respect of the preferred stock underlying the depositary shares to each record depositary stockholder based on the number of the depositary shares owned by that holder on the relevant record date. The depositary will distribute only that amount which can be distributed without attributing to any depositary stockholders a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the depositary for distribution to record depositary stockholders.

If there is a distribution other than in cash, the depositary will distribute property to the entitled record depositary stockholders, unless the depositary determines that it is not feasible to make that distribution. In that case the depositary may, with our approval, adopt the method it deems equitable and practicable for making that distribution, including any sale of property and the distribution of the net proceeds from this sale to the concerned holders.

Each deposit agreement will also contain provisions relating to the manner in which any subscription or similar rights we offer to holders of the relevant series of preferred stock will be made available to depositary stockholders.

The amount distributed in all of the foregoing cases will be reduced by any amounts required to be withheld by us or the depositary on account of taxes and governmental charges.

Withdrawal of Stock

Upon surrender of depositary receipts at the office of the depositary and upon payment of the charges provided in the deposit agreement and subject to the terms thereof, a holder of depositary receipts is entitled to have the depositary deliver to such holder the applicable number of shares of preferred stock underlying the depositary shares evidenced by the surrendered depositary receipts. There may be no market, however, for the underlying preferred stock and once the underlying preferred stock is withdrawn from the depositary, it may not be redeposited.

Redemption and Liquidation

The terms on which the depositary shares relating to the preferred stock of any series may be redeemed, and any amounts distributable upon our liquidation, dissolution or winding up, will be described in the applicable Prospectus Supplement.

Voting

Upon receiving notice of any meeting at which preferred stockholders of any series are entitled to vote, the depositary will mail the information contained in that notice to the record depositary stockholders relating to that series of preferred stock. Each depositary stockholder on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock underlying that holder’s depositary shares. The depositary will vote the shares of preferred stock underlying those depositary shares according to those instructions, and we will take reasonably necessary actions to enable the depositary to do so. If the depositary does not receive specific instructions from the depositary stockholders relating to that preferred stock, it will abstain from voting those shares of preferred stock, unless otherwise stated in the Prospectus Supplement.

Charges of Depositary

We will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. We will also pay all charges of each depositary in connection with the initial deposit and any redemption of the preferred stock. Depositary stockholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.

Miscellaneous

Each depositary will forward to the relevant depositary stockholders all our reports and communications that we are required to furnish to preferred stockholders of any series.

The deposit agreement will contain provisions relating to adjustments in the fraction of a share of preferred stock represented by a depositary share in the event of a change in par value, split-up, combination or other reclassification of the preferred stock or upon any recapitalization, merger or sale of substantially all of our assets.

Neither the depositary nor Essex will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under any deposit agreement, or subject to any liability under the deposit agreement to holders of depositary receipts, other than for the relevant party’s gross negligence or willful misconduct. The obligations of Essex and each depositary under any deposit agreement will be limited to performance in good faith of their duties under that agreement, and they will not be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless they are provided with satisfactory indemnity. They may rely upon written advice of counsel or accountants, or information provided by persons presenting preferred stock for deposit, depositary stockholders or other persons believed to be competent and on documents believed to be genuine.

Title to Shares

Essex, each depositary and any of their agents may treat the registered owner of any depositary share as the absolute owner of that share, whether or not any payment in respect of that depositary share is overdue and despite any notice to the contrary, for any purpose.

Resignation and Removal of Depositary

A depositary may resign at any time by issuing us a notice of resignation, and we may remove any depositary at any time by issuing it a notice of removal. Resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of appointment. That successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

DESCRIPTION OF WARRANTS AND OTHER RIGHTS

This section outlines some of the provisions of the warrants and other rights and the warrant agreements. This information may not be complete in all respects and is qualified in its entirety by reference to the warrant agreement with respect to the warrants that are issued. The specific terms of any warrants will be described in the applicable Prospectus Supplement. If so described in a particular supplement, the specific terms of any warrants may differ from the general description of terms presented below.

Essex has no Warrants outstanding (other than options issued under Essex’s stock option plans). Essex may issue Warrants for the purchase of common stock. Essex may issue Warrants independently or together with any other Offered Securities offered by any Prospectus Supplement and these Warrants may be attached to or separated from such Offered Securities. Each series of Warrants will be issued under a separate warrant agreement (each, a “Warrant Agreement”) to be entered into between Essex and a warrant agent specified in the applicable Prospectus Supplement (the “Warrant Agent”). The Warrant Agent will act solely as an agent of Essex in connection with the Warrants of such series and will not assume any obligation or relationship of agency or trust for or with any provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreements will be set forth in the applicable Prospectus Supplement.

The applicable Prospectus Supplement will describe the terms of the Warrants in respect of which this prospectus is being delivered, including, where applicable, the following: (1) the title of such Warrants; (2) the aggregate number of such Warrants; (3) the price or prices at which such Warrants will be issued; (4) the designation, terms and number of shares of common stock purchasable upon exercise of such Warrants; (5) the designation and terms of the Offered Securities, if any, with which such Warrants are issued and the number of such Warrants issued with each such Offered Security; (6) the date, if any, on and after which such Warrants and the related common stock will be separately transferable; (7) the price at which each share of common stock purchasable upon exercise of such Warrants may be purchased; (8) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (9) the minimum or maximum amount of such Warrants which may be exercised at any one time; (10) information with respect to book-entry procedures, if any; (11) certain federal income tax considerations; and (12) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

This section outlines some of the provisions of the stock purchase contracts, the stock purchase contract agreement and the pledge agreement. This information is not complete in all respects and is qualified in its entirety by reference to the stock purchase contract agreement and pledge agreement with respect to the stock purchase contracts of any particular series. The specific terms of any series of stock purchase contracts will be described in the applicable Prospectus Supplement. If so described in a Prospectus Supplement, the specific terms of any series of stock purchase contracts may differ from the general description of terms presented below.

Unless otherwise specified in the applicable Prospectus Supplement, we may issue stock purchase contracts, including contracts obligating holders to purchase from Essex and Essex to sell to the holders, a specified number of shares of common stock, preferred stock, depositary shares or other securities or property at a future date or dates. Alternatively, the stock purchase contracts may obligate Essex to purchase from holders, and obligate holders to sell to Essex, a specified or varying number of shares of common stock, preferred stock, depositary shares or other securities or property. The consideration per share of common stock or preferred stock or per depositary share or other security or property may be fixed at the time the stock purchase contracts are issued or may be determined by a specific reference to a formula set forth in the stock purchase contracts. The stock purchase contracts may provide for settlement by delivery by or on behalf of Essex of shares of the underlying security or property or, they may provide for settlement by reference or linkage to the value, performance or trading price of the underlying security or property. The stock purchase contracts may be issued separately or as part of stock purchase units consisting of a stock purchase contract and debt securities, preferred stock or debt obligations of third parties, including U.S. treasury securities, other stock purchase contracts or common stock, or other securities or property, securing the holders’ obligations to purchase or sell, as the case may be, the common stock or the preferred stock under the stock purchase contracts. The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase units or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The stock purchase contracts may require holders to secure their obligations thereunder in a specified manner and may provide for the prepayment of all or part of the consideration payable by holders in connection with the purchase of the underlying security or other property pursuant to the stock purchase contracts.

The securities related to the stock purchase contracts may be pledged to a collateral agent for Essex’s benefit pursuant to a pledge agreement to secure the obligations of holders of stock purchase contracts to purchase the underlying security or property under the related stock purchase contracts. The rights of holders of stock purchase contracts to the related pledged securities will be subject to Essex’s security interest therein created by the pledge agreement. No holder of stock purchase contracts will be permitted to withdraw the pledged securities related to such stock purchase contracts from the pledge arrangement except upon the termination or early settlement of the related stock purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the stock purchase contract agreement and the pledge agreement, each holder of a stock purchase contract will retain full beneficial ownership of the related pledged securities.

Except as described in the applicable Prospectus Supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to Essex or the stock purchase contract agent, as provided in the pledge agreement. The purchase agent will in turn distribute payments it receives as provided in the stock purchase contract agreement.

DESCRIPTION OF UNITS

This section outlines some of the provisions of the units and the unit agreements. This information may not be complete in all respects and is qualified in its entirety by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in the applicable Prospectus Supplement. If so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.

Essex may issue units comprised of two or more of debt securities, shares of common stock, shares of preferred stock, stock purchase contracts, warrants, rights and other securities in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The applicable Prospectus Supplement may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;
•	any provisions of the governing unit agreement that differ from those described below;
•	the price or prices at which such units will be issued;
•	information with respect to book-entry procedures, if any;
•	the applicable United States federal income tax considerations relating to the units;
•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units; and
•	any other terms of the units and of the securities comprising the units.

DESCRIPTION OF DEBT SECURITIES AND GUARANTEES

The debt securities to be issued (i) by Essex or (ii) by the Operating Partnership with a related guarantee by Essex will be issued under an indenture, the form of which was attached as exhibit 4.3 to the Post-Effective Amendment No. 1 to the Registration Statement of Essex Property Trust, Inc. and Essex Portfolio, L.P. on Form S-3 (333-187561), filed on April 8, 2013. The terms of the debt securities and any related guarantee will be described in the Prospectus Supplement relating to the offering of such debt securities.

CERTAIN PROVISIONS OF MARYLAND LAW AND ESSEX’S CHARTER AND BYLAWS

The following is a summary of certain provisions of Maryland law and of our Charter and Bylaws. This description is not complete and is subject to, and qualified in its entirety by reference to, Maryland law and our Charter and Bylaws, copies of which are exhibits to the registration statement of which this prospectus is a part. See “Where You Can Find More Information” and “Incorporation of Certain Documents by Reference.”

Our Board of Directors

Essex’s Charter and Bylaws provide that its Board of Directors may establish the number of directors as long as the number is not fewer than the minimum required under the Maryland General Corporation Law (which is one). Essex’s Charter provides that a director may be removed, without cause (as defined in the Charter) only by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast generally in the election of directors, and with cause only by the affirmative vote of the holders of at least a majority of the votes entitled to be cast generally in the election of directors.

Pursuant to Essex’s Charter and Bylaws, each of our directors is elected by our stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Pursuant to Essex’s Bylaws, directors in uncontested elections are elected upon the affirmative vote of a majority of the total votes cast for and affirmatively withheld as to such nominee at a duly called meeting of stockholders, and directors in contested elections are elected by a plurality of all of the votes cast. In both uncontested and contested elections, holders of shares of our common stock have no right to cumulative voting in the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of our common stock will be able to elect all of our directors. Essex’s Bylaws further provide that an incumbent director, in an uncontested election, who does not receive the required vote for re-election must offer to resign. The Nominating and Corporate Governance Committee of the Board of Directors will consider the resignation offer and recommend to the Board of Directors whether to accept or reject the resignation offer. The Board of Directors will then publicly disclose its decision within 90 days of certification of the election results.

Business Combinations

The Maryland General Corporation Law prohibits “business combinations” between us and an interested stockholder or an affiliate of an interested stockholder for five years after the most recent date on which the interested stockholder becomes an interested stockholder. These business combinations include a merger, consolidation, share exchange or, in certain circumstances specified in the statute, an asset transfer or issuance or reclassification of equity securities. The Maryland General Corporation Law defines an interested stockholder as:

•	any person who beneficially owns 10% or more of the voting power of our outstanding voting stock, or
•	an affiliate or associate of ours who, at any time within the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of our then-outstanding stock.

A person is not an interested stockholder if our Board of Directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. However, in approving a transaction, our Board of Directors may provide that its approval is subject to compliance, at or after the time of approval, with any terms and conditions determined by our Board of Directors.

After the five-year prohibition, any business combination between us and an interested stockholder or an affiliate of an interested stockholder generally must be recommended by our Board of Directors and approved by the affirmative vote of at least:

•	80% of the votes entitled to be cast by holders of our then-outstanding shares of voting stock, and
•	two-thirds of the votes entitled to be cast by holders of our voting stock other than stock held by the interested stockholder with whom or with whose affiliate the business combination is to be effected or stock held by an affiliate or associate of the interested stockholder.

These super-majority vote requirements do not apply if our common stockholders receive a minimum price, as defined in the Maryland General Corporation Law, for their stock in the form of cash or other consideration in the same form as previously paid by the interested stockholder for its stock.

The statute permits various exemptions from its provisions, including business combinations that are approved or exempted by the Board of Directors before the time that the interested stockholder becomes an interested stockholder. As permitted by the statute, the Board of Directors of the Company irrevocably has elected to exempt any business combination among the Company, George M. Marcus, who is the chairman of the Company, and Marcus & Millichap Company (“MMC”) or any entity owned or controlled by Mr. Marcus and MMC. Mr. Marcus is the chairman of MMC. Consequently, the five-year prohibition and supermajority vote requirements described above will not apply to any business combination between the Company, Mr. Marcus, or MMC. As a result, the Company may in the future enter into business combinations with Mr. Marcus and MMC, without compliance with the supermajority vote requirements and other provisions of the Maryland Business Combination Act.

Control Share Acquisitions

The Maryland General Corporation Law provides that holders of “control shares” of a Maryland corporation acquired in a “control share acquisition” have no voting rights except to the extent approved at a special meeting of stockholders by the affirmative vote of two-thirds of the votes entitled to be cast on the matter. Shares owned by the acquiring person, or by officers or by directors who are our employees, are excluded from shares entitled to vote on the matter. “Control shares” are voting shares of stock which, if aggregated with all other such shares of stock previously acquired by the acquiror or in respect of which the acquiror is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power:

•	one-tenth or more but less than one-third,
•	one-third or more but less than a majority, or
•	a majority or more of all voting power.

Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A “control share acquisition” means the acquisition of issued and outstanding control shares, subject to certain exceptions.

A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses), may compel our Board of Directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquiror or, if a meeting of stockholders is held at which the voting rights of such shares are considered and not approved, as of the date of the meeting. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquiror in the control share acquisition.

The control share acquisition statute does not apply (i) to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction or (ii) to acquisitions approved or exempted by the charter or bylaws of the corporation.

Our Bylaws contain a provision exempting from the control share acquisition statute any and all acquisitions by any person of our stock. We can provide no assurance that our Board of Directors will not amend or eliminate such provision in the future. Should this happen, the control share acquisition statute may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer.

Subtitle 8

Subtitle 8 of Title 3 of the Maryland General Corporation Law permits a Maryland corporation with a class of equity securities registered under the Exchange Act and with at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in its charter or bylaws, to any or all of five provisions:

•	a classified board,
•	a two-thirds vote requirement to remove a director,
•	a requirement that the number of directors be fixed only by the vote of the directors,
•	a requirement that a vacancy on the board be filled only by the remaining directors and for the remainder of the full term of the directorship in which the vacancy occurred, and
•	a majority requirement for the calling of a special meeting of stockholders.

Through provisions in our Charter and Bylaws unrelated to Subtitle 8, we (i) require the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter for the removal of any director from the Board of Directors, which removal will be allowed without cause, or the affirmative vote of the holders of at least a majority of all of the votes entitled to be cast on the matter for the removal of any director from the Board of Directors, which removal will be allowed only with cause, (ii) vest in the Board of Directors the exclusive power to fix the number of directorships and (iii) require, unless called by the Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors, the written request of stockholders entitled to cast not less than a majority of all of the votes entitled to be cast at such a meeting to call a special meeting.

Advance Notice Requirements for Stockholder Proposals, Proxy Access and Director Nominations

Our Bylaws provide that with respect to an annual meeting of stockholders, nominations of individuals for election to our Board of Directors and the proposal of business to be considered by stockholders may be made only (i) pursuant to our notice of the meeting, (ii) by or at the direction of our Board of Directors or (iii) by a stockholder who is a stockholder of record both at the time of giving the stockholder’s notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting on such business or in the election of such nominee and has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our Bylaws.

With respect to special meetings of stockholders, only the business specified in our notice of meeting may be brought before the meeting. Nominations of individuals for election to our Board of Directors may be made only (i) by or at the direction of our Board of Directors, (ii) by a stockholder that has requested that a special meeting be called for the purpose of electing directors in compliance with our Bylaws and that has supplied the information required by our Bylaws about each individual whom the stockholder proposes to nominate for election as a director or (iii) if the meeting has been called for the purpose of electing directors, by any stockholder who was a stockholder of record both at the time of giving the notice required by our Bylaws and at the time of the meeting, who is entitled to vote at the meeting in the election of each such nominee and who has provided notice to us within the time period, and containing the information and other materials, specified in the advance notice provisions of our Bylaws.

The advance notice procedures of our Bylaws provide that, to be timely, a stockholder’s notice with respect to director nominations or other proposals for an annual meeting must be delivered to our Secretary at our principal executive office not earlier than the 150th day nor later than 5:00 p.m., Pacific Time, on the 120th day prior to the first anniversary of the date of the proxy statement for our preceding year’s annual meeting. In the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, a stockholder’s notice must be delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Pacific Time, on the later of the 120th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made.

In addition to advance notice procedures, the Bylaws also include provisions permitting, subject to certain eligibility, procedural and disclosure requirements, stockholders who have maintained continuous qualifying ownership of at least 3% of our outstanding shares of common stock for at least three years to use our annual meeting proxy statement to nominate a number of director candidates not to exceed the greater of two candidates or 20% of the number of directors in office.

Meetings of Stockholders

Pursuant to our Bylaws, a meeting of our stockholders for the election of directors and the transaction of any other business will be held annually on a date and at the time and place set by our Board of Directors. The Chairman of the Board, the President, the Chief Executive Officer or the Board of Directors may call a special meeting of our stockholders. Subject to the provisions of our Bylaws, a special meeting of our stockholders to act on any matter that may properly be brought before a meeting of our stockholders must also be called by our Secretary upon the written request of the stockholders entitled to cast a majority of all the votes entitled to be cast on such matter at the meeting and containing the information required by our Bylaws. Our Secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including our proxy materials), and the requesting stockholder must pay such estimated cost before our Secretary is required to prepare and deliver the notice of the special meeting.

Amendments to Our Charter and Bylaws

Except for those amendments permitted to be made without stockholder approval under Maryland law or our Charter, our Charter generally may be amended only if the amendment is first declared advisable by our Board of Directors and thereafter approved by the affirmative vote of stockholders entitled to cast a majority of all of the votes entitled to be cast on the matter.

Our Bylaws may be amended by (i) the Board of Directors or (ii) the affirmative vote of the holders of a majority of the outstanding shares of common stock pursuant to a binding proposal submitted by any stockholder or group of up to five stockholders holding at least one percent of the outstanding shares of common stock for at least one year. A stockholder proposal submitted under the Bylaws may not alter or repeal the amendment provisions of the Bylaws or the provisions of the Bylaws related to indemnification of directors and officers of the Company, in either case, without the approval of the Board of Directors.

Forum Selection

Our Bylaws require, subject to limited exceptions, that any derivative action or proceeding brought on our behalf, any action asserting a claim of breach of any duty owed by any of our directors, officers or other employees to us or our stockholders and other similar actions, may be brought only in specified courts located in the State of Maryland, City of Baltimore. Although we believe this provision will benefit us by limiting costly and time-consuming litigation in multiple forums and by providing increased consistency in the application of Maryland law in the types of lawsuits to which it applies, the provision may have the effect of discouraging lawsuits against us or our directors, officers and other employees.

Dissolution of Our Company

The dissolution of the Company must be declared advisable by a majority of our entire Board of Directors and approved by the affirmative vote of the holders of two-thirds of all of the votes entitled to be cast on the matter.

Anti-Takeover Effect of Certain Provisions of Maryland Law and of Our Charter and Bylaws

The Maryland General Corporation Law contains, and our Charter and Bylaws contain, provisions that may delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of our common stock or otherwise be in the best interests of our stockholders, including provisions of our Charter on removal of directors and the advance notice provisions of the Bylaws. Likewise, with respect to the business combination provisions of the Maryland General Corporation Law or if the provision in the Bylaws opting out of the control share acquisition provisions of the Maryland General Corporation Law were rescinded, these provisions of the Maryland General Corporation Law could have similar anti-takeover effects.

Further, certain provisions of Essex’s Charter and Bylaws might discourage certain types of transactions that involve an actual or threatened change of control of Essex. The ownership limit may delay or impede a transaction or a change in control of Essex that might involve a premium price for Essex’s capital stock or otherwise be in the best interests of our stockholders. See “Description of Common Stock — Restrictions on Transfer.” The issuance of preferred stock by the Board of Directors may also have the effect of delaying, deferring or preventing a change in control of Essex. See “Description of Preferred Stock – General.”

DESCRIPTION OF THE PARTNERSHIP AGREEMENT OF ESSEX PORTFOLIO, L.P.

The following is a summary of material provisions in the Operating Partnership’s partnership agreement. For more detail, you should refer to the partnership agreement itself, a copy of which is filed with the SEC and which we incorporate by reference herein.

Management

The Operating Partnership is a California limited partnership that was formed on March 15, 1994. Essex is its sole general partner and substantially all of our business is conducted through the Operating Partnership. As the Operating Partnership’s sole general partner, Essex is, subject to limited exceptions for which the limited partners must consent, solely responsible for the management of the Operating Partnership’s day-to-day business and affairs. Essex can cause the Operating Partnership to enter into certain major transactions including acquisitions, dispositions and refinancings, subject to limited exceptions. The Operating Partnership’s limited partners may not transact business for, or participate in the management activities or decisions of, the Operating Partnership, except as provided in the partnership agreement and as required by applicable law. The partnership agreement restricts Essex’s ability to engage in certain “Major Decisions” — including terminating the partnership agreement, making a general assignment for the benefit of creditors, taking title to property not in the name of the Operating Partnership, instituting bankruptcy procedures on the Operating Partnership’s behalf or dissolving the Operating Partnership — without the written consent of the holders of a majority of the limited partnership interests (unless, in the case of such a Major Decision other than taking title to property not in the Operating Partnership’s name, the limited partners collectively own less than five percent of the Operating Partnership’s partnership interests at the time of such Major Decision).

Essex is not liable under the partnership agreement to the Operating Partnership or to any partner for acts or omissions performed or omitted to be performed by it within the scope of authority conferred upon it by the partnership agreement, provided that Essex acted in good faith and was not guilty of fraud, misconduct, bad faith, or gross negligence.

The partnership agreement provides that substantially all of Essex’s business activities, including activities pertaining to the acquisition, development and ownership of properties, must be conducted through the Operating Partnership, and that Essex will use its best efforts to cause the Operating Partnership to avoid taking any action that would result in Essex ceasing to satisfy the requirements for being classified as a REIT or would result in the imposition of any federal income or excise tax liability on Essex.

Transferability of Interests

Essex, as general partner, may not voluntarily withdraw from the Operating Partnership, or transfer or assign all or any portion of its interest in the Operating Partnership, without the consent of the holders of a majority of the limited partnership interests (unless the limited partners collectively own less than five percent of the Operating Partnership’s partnership interests at the time of such withdrawal or transfer).

Subject to certain limitations and conditions set forth in the partnership agreement, each limited partner generally has the right to transfer all or any portion of its partnership interest to any person or entity. Certain classes of the Operating Partnership’s partnership interests, such as its incentive partnership units, contain additional limitations on transfer, as set forth in the partnership agreement.

No transfer of partnership interests is permitted if such transfer would result in (i) such interests being traded on an “established securities market” or a “secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code; or (ii) the Operating Partnership being unable to qualify for at least one of the “safe harbors” set forth in Section 1.7704-1(e), (f), (g), (h) or (j) of the treasury regulations promulgated under the Code (the “Treasury Regulations”) (or such other guidance subsequently published by the IRS setting forth safe harbors under which interests will not be treated as “readily tradable on a secondary market (or the substantial equivalent thereof)” within the meaning of Section 7704 of the Code). Further, no transfer of partnership interests is permitted (i) to any person or entity that lacks the legal right, power or capacity to own such interests; (ii) in violation of any mortgage or trust deed constituting a lien against one of the Operating Partnership’s properties or in violation of any other instrument, document or agreement to which it is a party; (iii) in violation of applicable law, including, without limitation, any applicable state securities “blue sky” law; (iv) of any component portion of such interests; (v) in the event such transfer would cause Essex to cease to satisfy the requirements for being classified as a REIT; (vi) if such transfer would cause the Operating Partnership’s termination for federal income tax purposes; (vii) if such transfer would, in the opinion of the Operating Partnership’s counsel, cause it to cease to be classified as a partnership for federal income tax purposes; (viii) if such transfer would cause the Operating Partnership to become, with respect to any employee benefit plan subject to Title 1 of ERISA, a “party-in-interest” (as defined in Section 3(14) of ERISA) or a “disqualified person” (as defined in Section 4975I of the Code); (ix) if such transfer would, in the opinion of the Operating Partnership’s counsel, cause any portion of the Operating Partnership’s assets to constitute assets of any employee benefit plan pursuant to U.S. Department of Labor Regulations Section 2510.3-10 1; (x) if such transfer may not be effected without registration of such interest under the Securities Act; (xi) if such transfer would violate any provision of Essex’s Charter; or (xii) to any of the Operating Partnership’s lenders, or any person or entity related to any of its lenders whose loan constitutes a “nonrecourse liability” (within the meaning of Section 1.752-1(a)(2) of the Treasury Regulations) without the consent of Essex, in its sole and absolute discretion, unless the Operating Partnership’s basis for tax purposes would not be reduced as a result of such transfer.

Capital Contributions

Essex contributed to the Operating Partnership all of the net proceeds of Essex’s initial public offering as Essex’s initial capital contribution. After Essex’s initial public offering, it has contributed to the Operating Partnership, as additional capital contributions, the net proceeds from its subsequent issuances of common stock and preferred stock. As of June 30, 2018, Essex held 96.7% of the Operating Partnership’s partnership interests, and the limited partners held the remaining 3.3% of the partnership interests.

Certain of the Operating Partnership’s limited partners contributed to the Operating Partnership all of their right, title and interest in certain properties, assets and partnership interests in other partnerships as their initial capital contributions.

The partnership agreement provides that Essex, as general partner, subject to certain restrictions, may determine that the Operating Partnership’s best interests require additional funds by issuance of additional partnership interests, which may include preferred limited partnership interests. The Operating Partnership is authorized to cause partnership interests to be issued for less than fair market value if Essex concludes in good faith that such issuance is in the best interest of the Operating Partnership. Essex may not issue additional partnership interests to itself unless (i) the additional partnership interests are issued in connection with an issuance of shares of Essex’s capital stock and Essex makes a capital contribution to the Operating Partnership in an amount equal to the net proceeds raised in connection with the issuance of such shares; or (ii) the additional partnership interests are issued to all of the Operating Partnership’s partners pro rata in accordance with their respective percentage interest in the Operating Partnership.

Limited partners have no obligation to make additional capital contributions, unless such additional capital contributions are unanimously approved by the partners.

Under the partnership agreement, with certain limited exceptions, Essex is obligated to contribute the proceeds of any offering of its stock as additional capital to the Operating Partnership.

In the event that options to purchase stock of Essex are exercised, or shares of common stock are issued pursuant to any stock purchase plan, then (i) Essex will contribute to the Operating Partnership’s capital an amount equal to the total exercise price paid upon option exercises or the total purchase price of the common stock issued; (ii) Essex will be issued additional partnership interests equal to the number of shares of stock delivered to such exercising or purchasing party; (iii) Essex will be deemed to have made an additional capital contribution to the Operating Partnership, in an amount equal to the per share market price of such shares of stock, multiplied by the number of such shares of stock delivered; and (iv) the percentage interests of the other partners will be adjusted accordingly.

Amendments of the Partnership Agreement

The Operating Partnership’s partnership agreement may generally be amended by (i) the written consent of Essex as general partner, and (ii) only if the limited partners collectively own at least five percent of the partnership interests then outstanding, the holders of a majority of the limited partnership interests. However, no amendment to the partnership agreement may be made without the consent of all of the affected limited partners if such amendment (i) provides for distributions to any limited partner in any manner other than proportionally with all limited partners based on their respective ownership interests in the Operating Partnership; (ii) decreases any limited partner’s ownership interests in the Operating Partnership without proportionally decreasing all other limited partners’ ownership interests; (iii) converts any limited partner’s interest in the Operating Partnership into a general partner interest; (iv) adversely modifies the limited liability of any limited partner; or (v) adversely modifies the exchange rights set forth in Article XI of the partnership agreement.

Notwithstanding the above, Essex may amend the partnership agreement without the consent of any limited partner to:

•	add to Essex’s obligations or surrender any right or power granted to Essex or any of its affiliates for the benefit of the limited partners;
•	reflect the admission, substitution, termination, or withdrawal of partners in accordance with the partnership agreement;
•	set forth the rights, powers and duties of the holders of any additional partnership interests issued by the Operating Partnership;
•	reflect any change that does not adversely affect the limited partners in any material respect, cure any ambiguity, correct or supplement any defective provision in the partnership agreement, or make other changes with respect to matters arising under the partnership agreement that are not inconsistent with any other provision of the partnership agreement;
•	reflect the relative distribution and allocation preferences and priorities among two or more classes of Essex’s preferred stock;
•	satisfy any requirements, conditions, or guidelines of federal or state law; and
•	reflect such changes as are reasonably necessary for Essex to maintain its status as a REIT, including changes which may be necessitated due to a change in applicable law (or an authoritative interpretation thereof) or a ruling of the IRS.

Exchange Rights

Limited partners who were such on September 30, 1997, as well as limited partners who acquired their limited partner interests with the rights specified in Article XI of the partnership agreement, have the right to convert a portion of their limited partner interests into shares of Essex’s common stock and to sell the remainder (or any part thereof) of their limited partner interests to Essex (or its designee), on the terms and subject to the conditions and restrictions contained in the partnership agreement. Subject to such terms, conditions and restrictions, common units of the Operating Partnership are generally exchangeable on a one-for-one basis into shares of Essex’s common stock.

So long as any provision of federal law provides for the “step-up” in basis of an asset upon death, upon the death of a limited partner, all of such limited partner’s partnership interests shall automatically convert as of the date of such death into shares of Essex common stock; provided that Essex, in its sole and absolute discretion, shall have the option, instead of issuing the common stock to the estate of the decedent limited partner, of paying to such estate an amount in cash equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner’s partnership interests, or any combination of cash and common stock equal to the value of the shares of common stock issuable upon conversion of the decedent limited partner’s partnership interests.

Incentive Units

The partnership agreement permits the issuance of incentive units of limited partnership interests to executive management selected by the compensation committee of Essex, currently in the form of “LTIP Units”, which is a class of partnership units in the Operating Partnership. LTIP Units are intended be utilized by Essex in its equity compensation program.

Tax Matters

Essex is the Operating Partnership’s tax matters partner. Essex has authority to make tax elections under the Code on the Operating Partnership’s behalf.

Allocations of Net Income and Net Losses to Partners

The Operating Partnership’s net income (including net gains) and net losses generally will be allocated first to ensure, to the extent possible, that Essex has received cumulative allocations of net income equal to the amount of dividends that have been paid and the amount of accrued but unpaid dividends in respect of preferred stock issued by Essex to its stockholders, and thereafter to Essex, as the general partner, and to the limited partners in proportion to their percentage interests. The partnership agreement also contains special allocations that are made under certain circumstances, including special allocations of net gain to the holders of incentive units (including LTIP Units) in connection with a sale of all or substantially all of the Operating Partnership’s assets or certain “book-ups” of capital accounts. These special allocations may result in overall allocations of net income or net loss in any particular year that deviate from the allocations that would have been made if the partnership agreement did not contain such special allocations.

Operations and Distributions

Essex will cause the Operating Partnership to distribute all or a portion of available cash (as defined in the partnership agreement) to the partners, which distribution will be made quarterly and will generally be made first to Essex in an amount equal to the accrued but unpaid dividends then payable on the outstanding preferred stock of Essex, if any, and thereafter pro rata in accordance with the partners’ percentage interests. Distributions that the Operating Partnership make to Essex will be in amounts sufficient to enable Essex to pay dividends to its stockholders in a manner that will enable it to satisfy the requirements for qualifying as a REIT under the Code and the Treasury Regulations thereunder and avoid any federal income or excise tax liability.

Liquidation/Dissolution

The Operating Partnership will dissolve upon the first to occur of: (i) the dissolution, termination, retirement or bankruptcy of Essex, unless the holders of a majority of the limited partnership interests elect to continue its existence; (ii) the election to dissolve the Operating Partnership made in writing by Essex with the consent of the holders of a majority of the limited partnership interests, in accordance with the terms of the partnership agreement; (iii) the sale or other disposition of all or substantially all of the Operating Partnership’s assets unless the partners elect to continue its existence for the purpose of the receipt and the collection of indebtedness or the collection of any other consideration to be received in exchange for its assets in accordance with the terms of the partnership agreement; or (iv) the Operating Partnership’s dissolution by operation of law.

Upon the Operating Partnership’s dissolution, its assets will be liquidated and distributed as follows: (i) first, to the payment and discharge of all of its debt and liabilities to creditors; (ii) second, to the establishment of reserves as provided by Essex to provide for any contingent liabilities (iii) third, to the payment of any debts to the Operating Partnership’s partners and (iv) the balance, if any, to the partners in accordance with the positive balances in their capital accounts, after giving effect to all contributions, distributions and allocations for all periods.

Term

The term of the Operating Partnership is perpetual, unless it is dissolved and wound up sooner in accordance with the partnership agreement’s terms or as otherwise provided by law.

Indemnification

The partnership agreement requires the Operating Partnership to indemnify Essex, as general partner, its affiliates and any other persons acting on its behalf from and against any loss, damage, claim or liability incurred by them by reason of any acts or omissions performed or omitted to be performed by Essex in connection with its business and affairs, provided that such acts or omission are within the scope of the authority granted to Essex under the partnership agreement, and provided further, that such acts or omissions were taken in good faith and in the belief that such acts or omissions were in its best interests, and that the persons seeking indemnification were not guilty of fraud, misconduct, bad faith, or gross negligence.

The Operating Partnership must pay any costs reasonably incurred by any person entitled to indemnification under the partnership agreement in defending any proceeding against them, but such costs must be repaid to the Operating Partnership if a court determines that such person was not entitled to indemnification. Any indemnification payments must be made entirely out of the Operating Partnership’s assets, and no partners will be liable for any portion of any such payments.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

The following is a general summary of certain material U.S. federal income tax considerations regarding our election to be taxed as a REIT and the acquisition, ownership and disposition of our capital stock and the Operating Partnership’s debt securities. For purposes of this discussion, references to “we,” “our” and “us” mean only Essex Property Trust, Inc. and do not include any of its subsidiaries, except as otherwise indicated. This summary is for general information only and is not tax advice. The information in this summary is based on:

•	the Code;
•	current, temporary and proposed Treasury Regulations;
•	the legislative history of the Code;
•	administrative interpretations and practices of the Internal Revenue Service (the “IRS”); and
•	court decisions;

in each case, as of the date of this prospectus. In addition, the administrative interpretations and practices of the IRS include its practices and policies as expressed in private letter rulings that are not binding on the IRS except with respect to the particular taxpayers who requested and received those rulings. The sections of the Code and the corresponding Treasury Regulations that relate to qualification and taxation as a REIT are highly technical and complex. The following discussion sets forth certain material aspects of the sections of the Code that govern the U.S. federal income tax treatment of a REIT and its stockholders and the holders of the Operating Partnership’s debt securities. This summary is qualified in its entirety by the applicable Code provisions, Treasury Regulations promulgated under the Code, and administrative and judicial interpretations thereof. Potential tax reforms may result in significant changes to the rules governing U.S. federal income taxation. New legislation, Treasury Regulations, administrative interpretations and practices and/or court decisions may significantly and adversely affect our ability to qualify as a REIT, the U.S. federal income tax consequences of such qualification, or the U.S. federal income tax consequences of an investment in our capital stock or the Operating Partnership’s debt securities, including those described in this discussion. Moreover, the law relating to the tax treatment of other entities, or an investment in other entities, could change, making an investment in such other entities more attractive relative to an investment in a REIT. Any such changes could apply retroactively to transactions preceding the date of the change. We have not requested, and do not plan to request, any rulings from the IRS that we qualify as a REIT, and the statements in this prospectus are not binding on the IRS or any court. Thus, we can provide no assurance that the tax considerations contained in this discussion will not be challenged by the IRS or will be sustained by a court if challenged by the IRS. This summary does not discuss any state, local or non-U.S. tax consequences, or any tax consequences arising under any U.S. federal tax laws other than U.S. federal income tax laws, associated with the purchase, ownership or disposition of our capital stock or the Operating Partnership’s debt securities, or our election to be taxed as a REIT. This discussion does not attempt to address all aspects of U.S. federal income taxation relating to holders of our capital stock or the Operating Partnership’s debt securities. Additional material federal income tax considerations relevant to holders of particular offerings of our capital stock or the Operating Partnership’s debt securities may be addressed in the applicable Prospectus Supplement for such capital stock or debt securities. You are urged to review the applicable Prospectus Supplement in connection with the purchase of any of our capital stock or the Operating Partnership’s debt securities.

You are urged to consult your tax advisor regarding the tax consequences to you of:

•	the purchase, ownership and disposition of our capital stock or the Operating Partnership’s debt securities, including the U.S. federal, state, local, non-U.S. and other tax consequences;
•	our election to be taxed as a REIT for U.S. federal income tax purposes; and
•	potential changes in applicable tax laws.

Taxation of Our Company

General. We have elected to be taxed as a REIT under Sections 856 through 860 of the Code commencing with our taxable year ended December 31, 1994. We believe that we have been organized and have operated in a manner that has allowed us to qualify for taxation as a REIT under the Code commencing with such taxable year, and we intend to continue to be organized and operate in this manner. However, qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, including through actual operating results, asset composition, distribution levels and diversity of stock ownership. Accordingly, no assurance can be given that we have been organized and have operated, or will continue to be organized and operate in a manner so as to qualify or remain qualified as a REIT. See “—Failure to Qualify” for potential tax consequences if we fail to qualify as a REIT.

Latham & Watkins LLP has acted as our tax counsel in connection with the filing of this prospectus. Latham & Watkins LLP will render an opinion to us, as of the date of this prospectus, to the effect that, commencing with our taxable year ended December 31, 2014, we have been organized and have operated in conformity with the requirements for qualification and taxation as a REIT under the Code, and our proposed method of operation will enable us to continue to meet the requirements for qualification and taxation as a REIT under the Code. It must be emphasized that this opinion will be based on various assumptions and representations as to factual matters, including representations made by us in a factual certificate provided by one or more of our officers. In addition, this opinion will be based upon our factual representations set forth in this prospectus and does not foreclose the possibility that we may have to pay a deficiency dividend, or an excise or penalty tax, which could be significant in amount, in order to maintain our REIT qualification. Moreover, our qualification and taxation as a REIT depend upon our ability to meet the various qualification tests imposed under the Code, which are discussed below, including through actual operating results, asset composition, distribution levels and diversity of stock ownership, the results of which have not been and will not be reviewed by Latham & Watkins LLP. Accordingly, no assurance can be given that our actual results of operation for any particular taxable year have satisfied or will satisfy those requirements. Further, the anticipated U.S. federal income tax treatment described herein may be changed, perhaps retroactively, by legislative, administrative or judicial action at any time. Latham & Watkins LLP has no obligation to update its opinion subsequent to the date of such opinion.

Provided we qualify for taxation as a REIT, we generally will not be required to pay U.S. federal corporate income taxes on our REIT taxable income that is currently distributed to our stockholders. This treatment substantially eliminates the “double taxation” that ordinarily results from investment in a C corporation. A C corporation is a corporation that generally is required to pay tax at the corporate level. Double taxation means taxation once at the corporate level when income is earned and once again at the stockholder level when the income is distributed. We will, however, be required to pay U.S. federal income tax as follows:

•	First, we will be required to pay regular U.S. federal corporate income tax on any undistributed REIT taxable income, including undistributed capital gain.
•	Second, if we have (i) net income from the sale or other disposition of “foreclosure property” held primarily for sale to customers in the ordinary course of business or (ii) other nonqualifying income from foreclosure property, we will be required to pay regular U.S. federal corporate income tax on this income. To the extent that income from foreclosure property is otherwise qualifying income for purposes of the 75% gross income test, this tax is not applicable. Subject to certain other requirements, foreclosure property generally is defined as property we acquired through foreclosure or after a default on a loan secured by the property or a lease of the property.
•	Third, we will be required to pay a 100% tax on any net income from prohibited transactions. Prohibited transactions are, in general, sales or other taxable dispositions of property, other than foreclosure property, held as inventory or primarily for sale to customers in the ordinary course of business.
•	Fourth, if we fail to satisfy the 75% gross income test or the 95% gross income test, as described below, but have otherwise maintained our qualification as a REIT because certain other requirements are met, we will be required to pay a tax equal to (i) the greater of (A) the amount by which we fail to satisfy the 75% gross income test and (B) the amount by which we fail to satisfy the 95% gross income test, multiplied by (ii) a fraction intended to reflect our profitability.
•	Fifth, if we fail to satisfy any of the asset tests (other than a de minimis failure of the 5% or 10% asset tests), as described below, due to reasonable cause and not due to willful neglect, and we nonetheless maintain our REIT qualification because of specified cure provisions, we will be required to pay a tax equal to the greater of $50,000 or the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets that caused us to fail such test.

•	Sixth, if we fail to satisfy any provision of the Code that would result in our failure to qualify as a REIT (other than a violation of the gross income tests or certain violations of the asset tests, as described below) and the violation is due to reasonable cause and not due to willful neglect, we may retain our REIT qualification but we will be required to pay a penalty of $50,000 for each such failure.
•	Seventh, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of (i) 85% of our ordinary income for the year, (ii) 95% of our capital gain net income for the year, and (iii) any undistributed taxable income from prior periods.
•	Eighth, if we acquire any asset from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, and we subsequently recognize gain on the disposition of the asset during the five-year period beginning on the date on which we acquired the asset, then we generally will be required to pay U.S. federal corporate income tax on this gain to the extent of the excess of (i) the fair market value of the asset over (ii) our adjusted tax basis in the asset, in each case determined as of the date on which we acquired the asset. The results described in this paragraph with respect to the recognition of gain assume that the C corporation will refrain from making an election to receive different treatment under applicable Treasury Regulations on its tax return for the year in which we acquire the asset from the C corporation. Under applicable Treasury Regulations, any gain from the sale of property we acquired in an exchange under Section 1031 (a like-kind exchange) or Section 1033 (an involuntary conversion) of the Code generally is excluded from the application of this built-in gains tax.
•	Ninth, our subsidiaries that are C corporations, including our “taxable REIT subsidiaries” described below, generally will be required to pay U.S. federal corporate income tax on their earnings.
•	Tenth, we will be required to pay a 100% tax on any “redetermined rents,” “redetermined deductions,” “excess interest” or “redetermined TRS service income,” as described below under “—Penalty Tax.” In general, redetermined rents are rents from real property that are overstated as a result of services furnished to any of our tenants by a taxable REIT subsidiary of ours. Redetermined deductions and excess interest generally represent amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations. Redetermined TRS service income generally represents income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf.
•	Eleventh, if we fail to comply with the requirement to send annual letters to our stockholders holding at least a certain percentage of our stock, as determined by Treasury Regulations, requesting information regarding the actual ownership of our stock, and the failure is not due to reasonable cause or due to willful neglect, we will be subject to a $25,000 penalty, or if the failure is intentional, a $50,000 penalty.
•	Twelfth, we may elect to retain and pay income tax on our net capital gain.

We and our subsidiaries may be subject to a variety of taxes other than U.S. federal income tax, including payroll taxes and state and local income, property and other taxes on our assets and operations.

Requirements for Qualification as a REIT. The Code defines a REIT as a corporation, trust or association:

(1)	that is managed by one or more trustees or directors;
(2)	that issues transferable shares or transferable certificates to evidence its beneficial ownership;
(3)	that would be taxable as a domestic corporation, but for Sections 856 through 860 of the Code;
(4)	that is not a financial institution or an insurance company within the meaning of certain provisions of the Code;

(5)	that is beneficially owned by 100 or more persons;
(6)	not more than 50% in value of the outstanding stock of which is owned, actually or constructively, by five or fewer individuals, including certain specified entities, during the last half of each taxable year; and
(7)	that meets other tests, described below, regarding the nature of its income and assets and the amount of its distributions.

The Code provides that conditions (1) to (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. Conditions (5) and (6) do not apply until after the first taxable year for which an election is made to be taxed as a REIT. For purposes of condition (6), the term “individual” includes a supplemental unemployment compensation benefit plan, a private foundation or a portion of a trust permanently set aside or used exclusively for charitable purposes, but generally does not include a qualified pension plan or profit sharing trust.

We believe that we have been organized and have operated in a manner that has allowed us, and will continue to allow us, to satisfy conditions (1) through (7) inclusive, during the relevant time periods. In addition, our charter provides for restrictions regarding ownership and transfer of our shares that are intended to assist us in continuing to satisfy the share ownership requirements described in conditions (5) and (6) above. A description of the share ownership and transfer restrictions relating to our capital stock is contained in the discussion in this prospectus under the heading “Description of Capital Stock— Restrictions on Transfer.” These restrictions, however, do not ensure that we have previously satisfied, and may not ensure that we will, in all cases, be able to continue to satisfy, the share ownership requirements described in conditions (5) and (6) above. If we fail to satisfy these share ownership requirements, except as provided in the next sentence, our status as a REIT will terminate. If, however, we comply with the rules contained in applicable Treasury Regulations that require us to ascertain the actual ownership of our shares and we do not know, or would not have known through the exercise of reasonable diligence, that we failed to meet the requirement described in condition (6) above, we will be treated as having met this requirement. See “—Failure to Qualify.”

In addition, we may not maintain our status as a REIT unless our taxable year is the calendar year. We have and will continue to have a calendar taxable year.

Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries. In the case of a REIT that is a partner in a partnership or a member in a limited liability company treated as a partnership for U.S. federal income tax purposes, Treasury Regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership or limited liability company, as the case may be, based on its interest in partnership capital, subject to special rules relating to the 10% asset test described below. Also, the REIT will be deemed to be entitled to its proportionate share of the income of that entity. The assets and gross income of the partnership or limited liability company retain the same character in the hands of the REIT for purposes of Section 856 of the Code, including satisfying the gross income tests and the asset tests. Thus, our pro rata share of the assets and items of income of our Operating Partnership, including our Operating Partnership’s share of these items of any partnership or limited liability company treated as a partnership or disregarded entity for U.S. federal income tax purposes in which it owns an interest, is treated as our assets and items of income for purposes of applying the requirements described in this discussion, including the gross income and asset tests described below. A brief summary of the rules governing the U.S. federal income taxation of partnerships and limited liability companies is set forth below in “—Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies.”

We have control of our Operating Partnership and the subsidiary partnerships and limited liability companies and intend to operate them in a manner consistent with the requirements for our qualification as a REIT. If we become a limited partner or non-managing member in any partnership or limited liability company and such entity takes or expects to take actions that could jeopardize our status as a REIT or require us to pay tax, we may be forced to dispose of our interest in such entity. In addition, it is possible that a partnership or limited liability company could take an action which could cause us to fail a gross income or asset test, and that we would not become aware of such action in time to dispose of our interest in the partnership or limited liability company or take other corrective action on a timely basis. In that case, we could fail to qualify as a REIT unless we were entitled to relief, as described below.

We may from time to time own and operate certain properties through wholly-owned subsidiaries that we intend to be treated as “qualified REIT subsidiaries” under the Code. A corporation will qualify as our qualified REIT subsidiary if we own 100% of the corporation’s outstanding stock and do not elect with the subsidiary to treat it as a “taxable REIT subsidiary,” as described below. A qualified REIT subsidiary is not treated as a separate corporation, and all assets, liabilities and items of income, gain, loss, deduction and credit of a qualified REIT subsidiary are treated as assets, liabilities and items of income, gain, loss, deduction and credit of the parent REIT for all purposes under the Code, including all REIT qualification tests. Thus, in applying the U.S. federal tax requirements described in this discussion, any qualified REIT subsidiaries we own are ignored, and all assets, liabilities and items of income, gain, loss, deduction and credit of such corporations are treated as our assets, liabilities and items of income, gain, loss, deduction and credit. A qualified REIT subsidiary is not subject to U.S. federal income tax, and our ownership of the stock of a qualified REIT subsidiary will not violate the restrictions on ownership of securities, as described below under “—Asset Tests.”

Ownership of Interests in Taxable REIT Subsidiaries. We, through our Operating Partnership, own interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. A taxable REIT subsidiary is a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) other than a REIT in which a REIT directly or indirectly holds stock, and that has made a joint election with such REIT to be treated as a taxable REIT subsidiary. If a taxable REIT subsidiary owns more than 35% of the total voting power or value of the outstanding securities of another corporation, such other corporation will also be treated as a taxable REIT subsidiary. Other than some activities relating to lodging and health care facilities, a taxable REIT subsidiary may generally engage in any business, including the provision of customary or non-customary services to tenants of its parent REIT. A taxable REIT subsidiary is subject to U.S. federal income tax as a regular C corporation. A REIT’s ownership of securities of a taxable REIT subsidiary is not subject to the 5% or 10% asset test described below. See “—Asset Tests.” For taxable years beginning after December 31, 2017, taxpayers are subject to a limitation on their ability to deduct net business interest generally equal to 30% of adjusted taxable income, subject to certain exceptions. See “—Annual Distribution Requirements.” While not certain, this provision may limit the ability of our taxable REIT subsidiaries to deduct interest, which could increase their taxable income.

Ownership of Interests in Subsidiary REITs. We own and may acquire direct or indirect interests in one or more entities that have elected or will elect to be taxed as REITs under the Code (each, a “Subsidiary REIT”). A Subsidiary REIT is subject to the various REIT qualification requirements and other limitations described herein that are applicable to us. If a Subsidiary REIT were to fail to qualify as a REIT, then (i) that Subsidiary REIT would become subject to U.S. federal income tax and (ii) the Subsidiary REIT’s failure to qualify could have an adverse effect on our ability to comply with the REIT income and asset tests, and thus could impair our ability to qualify as a REIT unless we could avail ourselves of certain relief provisions.

Income Tests. We must satisfy two gross income requirements annually to maintain our qualification as a REIT. First, in each taxable year we must derive directly or indirectly at least 75% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from investments relating to real property or mortgages on real property, including “rents from real property,” dividends from other REITs and, in certain circumstances, interest, or certain types of temporary investments. Second, in each taxable year we must derive at least 95% of our gross income (excluding gross income from prohibited transactions, certain hedging transactions and certain foreign currency gains) from the real property investments described above or dividends, interest and gain from the sale or disposition of stock or securities, or from any combination of the foregoing. For these purposes, the term “interest” generally does not include any amount received or accrued, directly or indirectly, if the determination of all or some of the amount depends in any way on the income or profits of any person. However, an amount received or accrued generally will not be excluded from the term “interest” solely by reason of being based on a fixed percentage or percentages of receipts or sales.

Rents we receive from a tenant will qualify as “rents from real property” for the purpose of satisfying the gross income requirements for a REIT described above only if all of the following conditions are met:

•	The amount of rent is not based in whole or in part on the income or profits of any person. However, an amount we receive or accrue generally will not be excluded from the term “rents from real property” solely because it is based on a fixed percentage or percentages of receipts or sales;

•	Neither we nor an actual or constructive owner of 10% or more of our capital stock actually or constructively owns 10% or more of the interests in the assets or net profits of a non-corporate tenant, or, if the tenant is a corporation, 10% or more of the total combined voting power of all classes of stock entitled to vote or 10% or more of the total value of all classes of stock of the tenant. Rents we receive from such a tenant that is a taxable REIT subsidiary of ours, however, will not be excluded from the definition of “rents from real property” as a result of this condition if at least 90% of the space at the property to which the rents relate is leased to third parties, and the rents paid by the taxable REIT subsidiary are substantially comparable to rents paid by our other tenants for comparable space. Whether rents paid by a taxable REIT subsidiary are substantially comparable to rents paid by other tenants is determined at the time the lease with the taxable REIT subsidiary is entered into, extended, and modified, if such modification increases the rents due under such lease. Notwithstanding the foregoing, however, if a lease with a “controlled taxable REIT subsidiary” is modified and such modification results in an increase in the rents payable by such taxable REIT subsidiary, any such increase will not qualify as “rents from real property.” For purposes of this rule, a “controlled taxable REIT subsidiary” is a taxable REIT subsidiary in which the parent REIT owns stock possessing more than 50% of the voting power or more than 50% of the total value of the outstanding stock of such taxable REIT subsidiary;
•	Rent attributable to personal property, leased in connection with a lease of real property, is not greater than 15% of the total rent received under the lease. If this condition is not met, then the portion of the rent attributable to personal property will not qualify as “rents from real property.” To the extent that rent attributable to personal property, leased in connection with a lease of real property, exceeds 15% of the total rent received under the lease, we may transfer a portion of such personal property to a taxable REIT subsidiary; and
•	We generally may not operate or manage the property or furnish or render services to our tenants, subject to a 1% de minimis exception and except as provided below. We may, however, perform services that are “usually or customarily rendered” in connection with the rental of space for occupancy only and are not otherwise considered “rendered to the occupant” of the property. Examples of these services include the provision of light, heat, or other utilities, trash removal and general maintenance of common areas. In addition, we may employ an independent contractor from whom we derive no revenue to provide customary services to our tenants, or a taxable REIT subsidiary (which may be wholly or partially owned by us) to provide both customary and non-customary services to our tenants without causing the rent we receive from those tenants to fail to qualify as “rents from real property.”

We generally do not intend, and, as the general partner of our Operating Partnership, we do not intend to permit our Operating Partnership, to take actions we believe will cause us to fail to satisfy the rental conditions described above. However, we may intentionally fail to satisfy some of these conditions to the extent we determine, based on the advice of our tax counsel, that the failure will not jeopardize our tax status as a REIT. In addition, with respect to the limitation on the rental of personal property, we generally have not obtained appraisals of the real property and personal property leased to tenants. Accordingly, there can be no assurance that the IRS will not disagree with our determinations of value.

From time to time, we may enter into hedging transactions with respect to one or more of our assets or liabilities. Our hedging activities may include entering into interest rate swaps, caps, and floors, options to purchase these items, and futures and forward contracts. Income from a hedging transaction, including gain from the sale or disposition of such a transaction, that is clearly identified as a hedging transaction as specified in the Code will not constitute gross income under, and thus will be exempt from, the 75% and 95% gross income tests. The term “hedging transaction,” as used above, generally means (A) any transaction we enter into in the normal course of our business primarily to manage risk of (1) interest rate changes or fluctuations with respect to borrowings made or to be made by us to acquire or carry real estate assets, or (2) currency fluctuations with respect to an item of qualifying income under the 75% or 95% gross income test or any property which generates such income and (B) new transactions entered into to hedge the income or loss from prior hedging transactions, where the property or indebtedness which was the subject of the prior hedging transaction was extinguished or disposed of. To the extent that we do not properly identify such transactions as hedges or we hedge with other types of financial instruments, the income from those transactions is not likely to be treated as qualifying income for purposes of the gross income tests. We intend to structure any hedging transactions in a manner that does not jeopardize our status as a REIT.

To the extent our taxable REIT subsidiaries pay dividends or interest, our allocable share of such dividend or interest income will qualify under the 95%, but not the 75%, gross income test (except to the extent the interest is paid on a loan that is adequately secured by real property).

We will monitor the amount of the dividend and other income from our taxable REIT subsidiaries and will take actions intended to keep this income, and any other nonqualifying income, within the limitations of the gross income tests. Although we expect these actions will be sufficient to prevent a violation of the gross income tests, we cannot guarantee that such actions will in all cases prevent such a violation.

If we fail to satisfy one or both of the 75% or 95% gross income tests for any taxable year, we may nevertheless qualify as a REIT for the year if we are entitled to relief under certain provisions of the Code. We generally may make use of the relief provisions if:

•	following our identification of the failure to meet the 75% or 95% gross income tests for any taxable year, we file a schedule with the IRS setting forth each item of our gross income for purposes of the 75% or 95% gross income tests for such taxable year in accordance with Treasury Regulations to be issued; and
•	our failure to meet these tests was due to reasonable cause and not due to willful neglect.

It is not possible, however, to state whether in all circumstances we would be entitled to the benefit of these relief provisions. For example, if we fail to satisfy the gross income tests because nonqualifying income that we intentionally accrue or receive exceeds the limits on nonqualifying income, the IRS could conclude that our failure to satisfy the tests was not due to reasonable cause. If these relief provisions do not apply to a particular set of circumstances, we will not qualify as a REIT. See “—Failure to Qualify” below. As discussed above in “—General,” even if these relief provisions apply, and we retain our status as a REIT, a tax would be imposed with respect to our nonqualifying income. We may not always be able to comply with the gross income tests for REIT qualification despite periodic monitoring of our income.

Prohibited Transaction Income. Any gain that we realize on the sale of property held as inventory or otherwise held primarily for sale to customers in the ordinary course of business, including our share of any such gain realized by our Operating Partnership, either directly or through its subsidiary partnerships and limited liability companies, will be treated as income from a prohibited transaction that is subject to a 100% penalty tax, unless certain safe harbor exceptions apply. This prohibited transaction income may also adversely affect our ability to satisfy the gross income tests for qualification as a REIT. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. As the general partner of our Operating Partnership, we intend to cause our Operating Partnership to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with our investment objectives. We do not intend, and do not intend to permit our Operating Partnership or its subsidiary partnerships or limited liability companies, to enter into any sales that are prohibited transactions. However, the IRS may successfully contend that some or all of the sales made by our Operating Partnership or its subsidiary partnerships or limited liability companies are prohibited transactions. We would be required to pay the 100% penalty tax on our allocable share of the gains resulting from any such sales. The 100% penalty tax will not apply to gains from the sale of assets that are held through a taxable REIT subsidiary, but such income will be subject to regular U.S. federal corporate income tax.

Penalty Tax. Any redetermined rents, redetermined deductions, excess interest or redetermined TRS service income we generate will be subject to a 100% penalty tax. In general, redetermined rents are rents from real property that are overstated as a result of any services furnished to any of our tenants by a taxable REIT subsidiary of ours, redetermined deductions and excess interest represent any amounts that are deducted by a taxable REIT subsidiary of ours for amounts paid to us that are in excess of the amounts that would have been deducted based on arm’s length negotiations, and redetermined TRS service income is income of a taxable REIT subsidiary that is understated as a result of services provided to us or on our behalf. Rents we receive will not constitute redetermined rents if they qualify for certain safe harbor provisions contained in the Code.

We do not believe we have been, and do not expect to be, subject to this penalty tax, although any rental or service arrangements we enter into from time to time may not satisfy the safe-harbor provisions described above. These determinations are inherently factual, and the IRS has broad discretion to assert that amounts paid between related parties should be reallocated to clearly reflect their respective incomes. If the IRS successfully made such an assertion, we would be required to pay a 100% penalty tax on any overstated rents paid to us, or any excess deductions or understated income of our taxable REIT subsidiaries.

Asset Tests. At the close of each calendar quarter of our taxable year, we must also satisfy certain tests relating to the nature and diversification of our assets. First, at least 75% of the value of our total assets must be represented by real estate assets, cash, cash items and U.S. government securities. For purposes of this test, the term “real estate assets” generally means real property (including interests in real property and interests in mortgages on real property or on both real property and, to a limited extent, personal property), shares (or transferable certificates of beneficial interest) in other REITs, any stock or debt instrument attributable to the investment of the proceeds of a stock offering or a public offering of debt with a term of at least five years (but only for the one-year period beginning on the date the REIT receives such proceeds), debt instruments of publicly offered REITs, and personal property leased in connection with a lease of real property for which the rent attributable to personal property is not greater than 15% of the total rent received under the lease.

Second, not more than 25% of the value of our total assets may be represented by securities (including securities of taxable REIT subsidiaries), other than those securities includable in the 75% asset test.

Third, of the investments included in the 25% asset class, and except for certain investments in other REITs, our qualified REIT subsidiaries and taxable REIT subsidiaries, the value of any one issuer’s securities may not exceed 5% of the value of our total assets, and we may not own more than 10% of the total vote or value of the outstanding securities of any one issuer. Certain types of securities we may own are disregarded as securities solely for purposes of the 10% value test, including, but not limited to, securities satisfying the “straight debt” safe harbor, securities issued by a partnership that itself would satisfy the 75% income test if it were a REIT, any loan to an individual or an estate, any obligation to pay rents from real property and any security issued by a REIT. In addition, solely for purposes of the 10% value test, the determination of our interest in the assets of a partnership or limited liability company in which we own an interest will be based on our proportionate interest in any securities issued by the partnership or limited liability company, excluding for this purpose certain securities described in the Code. From time to time we may own securities (including debt securities) of issuers that do not qualify as a REIT, a qualified REIT subsidiary or a taxable REIT subsidiary. We intend that our ownership of any such securities will be structured in a manner that allows us to comply with the asset tests described above.

Fourth, not more than 20% (25% for taxable years beginning after July 30, 2008 and before January 1, 2018) of the value of our total assets may be represented by the securities of one or more taxable REIT subsidiaries. We and our Operating Partnership own interests in companies that have elected, together with us, to be treated as our taxable REIT subsidiaries, and we may acquire securities in additional taxable REIT subsidiaries in the future. So long as each of these companies qualifies as a taxable REIT subsidiary of ours, we will not be subject to the 5% asset test, the 10% voting securities limitation or the 10% value limitation with respect to our ownership of the securities of such companies. We believe that the aggregate value of our taxable REIT subsidiaries has not exceeded, and in the future will not exceed, 20% (25% for taxable years beginning after July 30, 2008 and before January 1, 2018) of the aggregate value of our gross assets. We generally do not obtain independent appraisals to support these conclusions. In addition, there can be no assurance that the IRS will not disagree with our determinations of value.

Fifth, not more than 25% of the value of our total assets may be represented by debt instruments of publicly offered REITs to the extent those debt instruments would not be real estate assets but for the inclusion of debt instruments of publicly offered REITs in the meaning of real estate assets, as described above (e.g., a debt instrument issued by a publicly offered REIT that is not secured by a mortgage on real property).

In addition, we may acquire certain mezzanine loans secured by equity interests in pass-through entities that directly or indirectly own real property. Revenue Procedure 2003-65 (the “Revenue Procedure”) provides a safe harbor pursuant to which mezzanine loans meeting the requirements of the safe harbor will be treated by the IRS as real estate assets for purposes of the REIT asset tests. In addition, any interest derived from such mezzanine loans will be treated as qualifying mortgage interest for purposes of the 75% gross income test (described above). Although the Revenue Procedure provides a safe harbor on which taxpayers may rely, it does not prescribe rules of substantive tax law. The mezzanine loans that we acquire may not meet all of the requirements of the safe harbor. Accordingly, there can be no assurance that the IRS will not challenge the qualification of such assets as real estate assets or the interest generated by these loans as qualifying income under the 75% gross income test (described above).

The asset tests must be satisfied at the close of each calendar quarter of our taxable year in which we (directly or through any partnership, limited liability company or qualified REIT subsidiary) acquire securities in the applicable issuer, and also at the close of each calendar quarter in which we increase our ownership of securities of such issuer (including as a result of an increase in our interest in any partnership or limited liability company that owns such securities). For example, our indirect ownership of securities of each issuer will increase as a result of our capital contributions to our Operating Partnership or as limited partners exercise any redemption/exchange rights. Also, after initially meeting the asset tests at the close of any quarter, we will not lose our status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If we fail to satisfy an asset test because we acquire securities or other property during a quarter (including as a result of an increase in our interest in any partnership or limited liability company), we may cure this failure by disposing of sufficient nonqualifying assets within 30 days after the close of that quarter. We believe that we have maintained, and we intend to maintain, adequate records of the value of our assets to ensure compliance with the asset tests. If we fail to cure any noncompliance with the asset tests within the 30-day cure period, we would cease to qualify as a REIT unless we are eligible for certain relief provisions discussed below.

Certain relief provisions may be available to us if we discover a failure to satisfy the asset tests described above after the 30-day cure period. Under these provisions, we will be deemed to have met the 5% and 10% asset tests if the value of our nonqualifying assets (i) does not exceed the lesser of (a) 1% of the total value of our assets at the end of the applicable quarter or (b) $10,000,000, and (ii) we dispose of the nonqualifying assets or otherwise satisfy such tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued. For violations of any of the asset tests due to reasonable cause and not due to willful neglect and that are, in the case of the 5% and 10% asset tests, in excess of the de minimis exception described above, we may avoid disqualification as a REIT after the 30-day cure period by taking steps including (i) the disposition of sufficient nonqualifying assets, or the taking of other actions, which allow us to meet the asset tests within (a) six months after the last day of the quarter in which the failure to satisfy the asset tests is discovered or (b) the period of time prescribed by Treasury Regulations to be issued, (ii) paying a tax equal to the greater of (a) $50,000 or (b) the U.S. federal corporate income tax rate multiplied by the net income generated by the nonqualifying assets, and (iii) disclosing certain information to the IRS.

Although we believe we have satisfied the asset tests described above and plan to take steps to ensure that we satisfy such tests for any quarter with respect to which retesting is to occur, there can be no assurance that we will always be successful, or will not require a reduction in our Operating Partnership’s overall interest in an issuer (including in a taxable REIT subsidiary). If we fail to cure any noncompliance with the asset tests in a timely manner, and the relief provisions described above are not available, we would cease to qualify as a REIT.

Annual Distribution Requirements. To maintain our qualification as a REIT, we are required to distribute dividends, other than capital gain dividends, to our stockholders in an amount at least equal to the sum of:

•	90% of our REIT taxable income; and
•	90% of our after-tax net income, if any, from foreclosure property; minus
•	the excess of the sum of certain items of non-cash income over 5% of our REIT taxable income.

For these purposes, our REIT taxable income is computed without regard to the dividends paid deduction and our net capital gain. In addition, for purposes of this test, non-cash income generally means income attributable to leveled stepped rents, original issue discount, cancellation of indebtedness, or a like-kind exchange that is later determined to be taxable.

In addition, our REIT taxable income will be reduced by any taxes we are required to pay on any gain we recognize from the disposition of any asset we acquired from a corporation that is or has been a C corporation in a transaction in which our tax basis in the asset is less than the fair market value of the asset, in each case determined as of the date on which we acquired the asset, within the five-year period following our acquisition of such asset, as described above under “—General.”

For taxable years beginning after December 31, 2017, and except as provided below, our deduction for net business interest expense will generally be limited to 30% of our taxable income, as adjusted for certain items of income, gain, deduction or loss. Any business interest deduction that is disallowed due to this limitation may be carried forward to future taxable years. If we are subject to this interest expense limitation, our REIT taxable income for a taxable year may be increased. Taxpayers that conduct certain real estate businesses may elect not to have this interest expense limitation apply to them, provided that they use an alternative depreciation system to depreciate certain property. We believe that we will be eligible to make this election. If we make this election, although we would not be subject to the interest expense limitation described above, our depreciation deductions may be reduced and, as a result, our REIT taxable income for a taxable year may be increased.

We generally must pay, or be treated as paying, the distributions described above in the taxable year to which they relate. At our election, a distribution will be treated as paid in a taxable year if it is declared before we timely file our tax return for such year and paid on or before the first regular dividend payment after such declaration, provided such payment is made during the 12-month period following the close of such year. These distributions are treated as received by our stockholders in the year in which they are paid. This is so even though these distributions relate to the prior year for purposes of the 90% distribution requirement. In order to be taken into account for purposes of our distribution requirement, except as provided below, the amount distributed must not be preferential—i.e., every stockholder of the class of stock to which a distribution is made must be treated the same as every other stockholder of that class, and no class of stock may be treated other than according to its dividend rights as a class. This preferential limitation will not apply to distributions made by us, provided we qualify as a “publicly offered REIT.” We believe that we are, and expect we will continue to be, a publicly offered REIT. However, Subsidiary REITs we may own from time to time may not be publicly offered REITs. To the extent that we do not distribute all of our net capital gain, or distribute at least 90%, but less than 100%, of our REIT taxable income, as adjusted, we will be required to pay regular U.S. federal corporate income tax on the undistributed amount. We believe that we have made, and we intend to continue to make, timely distributions sufficient to satisfy these annual distribution requirements and to minimize our corporate tax obligations. In this regard, the partnership agreement of our Operating Partnership authorizes us, as the general partner of our Operating Partnership, to take such steps as may be necessary to cause our Operating Partnership to distribute to its partners an amount sufficient to permit us to meet these distribution requirements and to minimize our corporate tax obligation.

We expect that our REIT taxable income will be less than our cash flow because of depreciation and other non-cash charges included in computing REIT taxable income. Accordingly, we anticipate that we generally will have sufficient cash or liquid assets to enable us to satisfy the distribution requirements described above. However, from time to time, we may not have sufficient cash or other liquid assets to meet these distribution requirements due to timing differences between the actual receipt of income and actual payment of deductible expenses, and the inclusion of income and deduction of expenses in determining our taxable income. In addition, we may decide to retain our cash, rather than distribute it, in order to repay debt or for other reasons. If these timing differences occur, we may borrow funds to pay dividends or pay dividends in the form of taxable stock distributions in order to meet the distribution requirements, while preserving our cash.

Under some circumstances, we may be able to rectify an inadvertent failure to meet the 90% distribution requirement for a year by paying “deficiency dividends” to our stockholders in a later year, which may be included in our deduction for dividends paid for the earlier year. In that case, we may be able to avoid being taxed on amounts distributed as deficiency dividends, subject to the 4% excise tax described below. However, we will be required to pay interest to the IRS based upon the amount of any deduction claimed for deficiency dividends. While the payment of a deficiency dividend will apply to a prior year for purposes of our REIT distribution requirements, it will be treated as an additional distribution to our stockholders in the year such dividend is paid. In addition, if a dividend paid by a REIT (including one of our Subsidiary REITs) is treated as a preferential dividend, in lieu of treating the dividend as not counting toward satisfying the 90% distribution requirement, the IRS may provide a remedy to cure such failure if the IRS determines that such failure is (or is of a type that is) inadvertent or due to reasonable cause and not due to willful neglect.

Furthermore, we will be required to pay a 4% excise tax to the extent we fail to distribute during each calendar year at least the sum of 85% of our ordinary income for such year, 95% of our capital gain net income for the year and any undistributed taxable income from prior periods. Any ordinary income and net capital gain on which corporate income tax is imposed for any year is treated as an amount distributed during that year for purposes of calculating this excise tax.

For purposes of the 90% distribution requirement and excise tax described above, dividends declared during the last three months of the taxable year, payable to stockholders of record on a specified date during such period and paid during January of the following year, will be treated as paid by us and received by our stockholders on December 31 of the year in which they are declared.

Like-Kind Exchanges. We may dispose of real property that is not held primarily for sale in transactions intended to qualify as like-kind exchanges under the Code. Such like-kind exchanges are intended to result in the deferral of gain for U.S. federal income tax purposes. The failure of any such transaction to qualify as a like-kind exchange could require us to pay U.S. federal income tax, possibly including the 100% prohibited transaction tax, or deficiency dividends, depending on the facts and circumstances surrounding the particular transaction.

Tax Liabilities and Attributes Inherited in Connection with Acquisitions. From time to time, we or our Operating Partnership may acquire other corporations or entities and, in connection with such acquisitions, we may succeed to the historical tax attributes and liabilities of such entities. For example, if we acquire a C corporation and subsequently dispose of its assets within five years of the acquisition, we could be required to pay the built-in gain tax described above under “—General.” In addition, in order to qualify as a REIT, at the end of any taxable year, we must not have any earnings and profits accumulated in a non-REIT year. As a result, if we acquire a C corporation, we must distribute the corporation’s earnings and profits accumulated prior to the acquisition before the end of the taxable year in which we acquire the corporation. We also could be required to pay the acquired entity’s unpaid taxes even though such liabilities arose prior to the time we acquired the entity.

Moreover, we may from time to time acquire other REITs through a merger or acquisition. If any such REIT failed to qualify as a REIT for any of its taxable years, such REIT would be liable for (and we, as the surviving corporation in the merger or acquisition, would be obligated to pay) regular U.S. federal corporate income tax on its taxable income, and if the merger or acquisition is a transaction in which our tax basis in the assets of such REIT is less than the fair market value of the assets, in each case, determined at the time of the merger or acquisition, we would be subject to tax on the built-in gain on each asset of such REIT as described above if we were to dispose of the asset in a taxable transaction during the five-year period following the merger or acquisition. Moreover, even if such REIT qualified as a REIT at all relevant times, we would similarly be liable for other unpaid taxes (if any) of such REIT (such as the 100% tax on gains from any sales treated as “prohibited transactions” as described above under “—Prohibited Transaction Income”).

Furthermore, after our acquisition of another corporation or entity, the asset and income tests will apply to all of our assets, including the assets we acquire from such corporation or entity, and to all of our income, including the income derived from the assets we acquire from such corporation or entity. As a result, the nature of the assets that we acquire from such corporation or entity and the income we derive from those assets may have an effect on our tax status as a REIT.

Failure to Qualify. If we discover a violation of a provision of the Code that would result in our failure to qualify as a REIT, certain specified cure provisions may be available to us. Except with respect to violations of the gross income tests and asset tests (for which the cure provisions are described above), and provided the violation is due to reasonable cause and not due to willful neglect, these cure provisions generally impose a $50,000 penalty for each violation in lieu of a loss of REIT status. If we fail to satisfy the requirements for taxation as a REIT in any taxable year, and the relief provisions do not apply, we will be required to pay regular U.S. federal corporate income tax, including any applicable alternative minimum tax for taxable years beginning before January 1, 2018, on our taxable income. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible by us. As a result, we anticipate that our failure to qualify as a REIT would reduce the cash available for distribution by us to our stockholders. In addition, if we fail to qualify as a

REIT, we will not be required to distribute any amounts to our stockholders and all distributions to stockholders will be taxable as regular corporate dividends to the extent of our current and accumulated earnings and profits. In such event, corporate distributees may be eligible for the dividends-received deduction. In addition, non-corporate stockholders, including individuals, may be eligible for the preferential tax rates on qualified dividend income. Non-corporate stockholders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026. If we fail to qualify as a REIT, such stockholders may not claim this deduction with respect to dividends paid by us. Unless entitled to relief under specific statutory provisions, we would also be ineligible to elect to be treated as a REIT for the four taxable years following the year for which we lose our qualification. It is not possible to state whether in all circumstances we would be entitled to this statutory relief.

Tax Aspects of Our Operating Partnership, the Subsidiary Partnerships and the Limited Liability Companies

General. Substantially all of our investments are held indirectly through our Operating Partnership. In addition, our Operating Partnership holds certain of its investments indirectly through subsidiary partnerships and limited liability companies that we believe are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes. In general, entities that are treated as partnerships or disregarded entities for U.S. federal income tax purposes are “pass-through” entities which are not required to pay U.S. federal income tax. Rather, partners or members of such entities are allocated their shares of the items of income, gain, loss, deduction and credit of the partnership or limited liability company, and are potentially required to pay tax on this income, without regard to whether they receive a distribution from the partnership or limited liability company. We will include in our income our share of these partnership and limited liability company items for purposes of the various gross income tests, the computation of our REIT taxable income, and the REIT distribution requirements. Moreover, for purposes of the asset tests, we will include our pro rata share of assets held by our Operating Partnership, including its share of the assets of its subsidiary partnerships and limited liability companies, based on our capital interests in each such entity. See “—Taxation of Our Company—Ownership of Interests in Partnerships, Limited Liability Companies and Qualified REIT Subsidiaries.”

Entity Classification. Our interests in our Operating Partnership and the subsidiary partnerships and limited liability companies involve special tax considerations, including the possibility that the IRS might challenge the status of these entities as partnerships or disregarded entities. For example, an entity that would otherwise be treated as a partnership for U.S. federal income tax purposes may nonetheless be taxable as a corporation if it is a “publicly traded partnership” and certain other requirements are met. A partnership or limited liability company would be treated as a publicly traded partnership if its interests are traded on an established securities market or are readily tradable on a secondary market or a substantial equivalent thereof, within the meaning of applicable Treasury Regulations. If any such entity were treated as a corporation, it would be required to pay an entity-level tax on its income. In this situation, the character of our assets and items of gross income would change and could prevent us from satisfying the REIT asset tests and possibly the REIT income tests. See “—Taxation of Our Company—Asset Tests” and “—Income Tests.” This, in turn, could prevent us from qualifying as a REIT. See “—Failure to Qualify” for a discussion of the effect of our failure to meet these tests. In addition, a change in the tax status of our Operating Partnership or a subsidiary partnership or limited liability company to a corporation might be treated as a taxable event. If so, we might incur a tax liability without any related cash payment. We believe our Operating Partnership and each of the subsidiary partnerships and limited liability companies are and will continue to be treated as partnerships or disregarded entities for U.S. federal income tax purposes.

We believe our Operating Partnership and each of the subsidiary partnerships and limited liability companies will be classified as partnerships or disregarded entities for U.S. federal income tax purposes, and we do not anticipate that our Operating Partnership or any subsidiary partnership or limited liability company will be treated as a publicly traded partnership that is taxable as a corporation (other than any partnership or limited liability company that has elected to be taxed as a corporation and is either a REIT or a taxable REIT subsidiary of ours).

Allocations of Income, Gain, Loss and Deduction. A partnership agreement (or, in the case of a limited liability company treated as a partnership for U.S. federal income tax purposes, the limited liability company agreement) generally will determine the allocation of income and loss among partners. These allocations, however, will be disregarded for tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the Treasury Regulations thereunder. Generally, Section 704(b) of the Code and the Treasury Regulations thereunder require that partnership allocations respect the economic arrangement of the partners.

The partnership agreement for the Operating Partnership provides that the Operating Partnership’s net income (including net gains) and net losses generally will be allocated first to ensure, to the extent possible, that we have received cumulative allocations of net income equal to the amount of dividends that have been paid and the amount of accrued but unpaid dividends in respect of preferred stock issued by us to our stockholders, and thereafter to us, as the general partner, and to the limited partners in proportion to their percentage interests. The partnership agreement also contains special allocations that are made under certain circumstances, including special allocations of net gain to the holders of incentive units (including LTIP Units) in connection with a sale of all or substantially all of the Operating Partnership’s assets or certain “book-ups” of capital accounts. These special allocations may result in overall allocations of net income or net loss in any particular year that deviate from the allocations that would have been made if the partnership agreement did not contain such special allocations.

If an allocation of partnership income or loss does not comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder, the item subject to the allocation will be reallocated in accordance with the partners’ interests in the partnership. This reallocation will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of our Operating Partnership and any subsidiaries that are treated as partnerships for U.S. federal income tax purposes are intended to comply with the requirements of Section 704(b) of the Code and the Treasury Regulations thereunder.

Tax Allocations With Respect to the Properties. Under Section 704(c) of the Code, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership (including a limited liability company treated as a partnership for U.S. federal income tax purposes) in exchange for an interest in the partnership, must be allocated in a manner so that the contributing partner is charged with the unrealized gain or benefits from the unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss generally is equal to the difference between the fair market value or book value and the adjusted tax basis of the contributed property at the time of contribution (this difference is referred to as a book-tax difference), as adjusted from time to time. These allocations are solely for U.S. federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners.

Our Operating Partnership may, from time to time, acquire interests in property in exchange for interests in our Operating Partnership. In that case, the tax basis of these property interests generally will carry over to our Operating Partnership, notwithstanding their different book (i.e., fair market) value. The partnership agreement requires that income and loss allocations with respect to these properties be made in a manner consistent with Section 704(c) of the Code. Treasury Regulations issued under Section 704(c) of the Code provide partnerships (including limited liability companies treated as partnerships for U.S. federal income tax purposes) with a choice of several methods of accounting for book-tax differences. Depending on the method we choose in connection with any particular contribution, the carryover basis of each of the contributed interests in the properties in the hands of our Operating Partnership (1) could cause us to be allocated lower amounts of depreciation deductions for tax purposes than would be allocated to us if any of the contributed properties were to have a tax basis equal to its respective fair market value at the time of the contribution and (2) could cause us to be allocated taxable gain in the event of a sale of such contributed interests or properties in excess of the economic or book income allocated to us as a result of such sale, with a corresponding benefit to the other partners in our Operating Partnership. An allocation described in clause (2) above might cause us or the other partners to recognize taxable income in excess of cash proceeds in the event of a sale or other disposition of property, which might adversely affect our ability to comply with the REIT distribution requirements. See “—Taxation of Our Company—Requirements for Qualification as a REIT” and “—Annual Distribution Requirements.”

Any property acquired by our Operating Partnership in a taxable transaction will initially have a tax basis equal to its fair market value, and Section 704(c) of the Code generally will not apply.

Partnership Audit Rules. The Bipartisan Budget Act of 2015 changed the rules applicable to U.S. federal income tax audits of partnerships. Under the new rules (which are generally effective for taxable years beginning after December 31, 2017), among other changes and subject to certain exceptions, any audit adjustment to items of income, gain, loss, deduction, or credit of a partnership (and any partner’s distributive share thereof) is determined, and taxes, interest, or penalties attributable thereto are assessed and collected, at the partnership level. Although it is uncertain how certain aspects of these new rules will be implemented, it is possible that they could result in partnerships in which we directly or indirectly invest, including our Operating Partnership, being required to pay additional taxes, interest and penalties as a result of an audit adjustment, and we, as a direct or indirect partner of these partnerships, could be required to bear the economic burden of those taxes, interest, and penalties even though we, as a REIT, may not otherwise have been required to pay additional corporate-level taxes as a result of the related audit adjustment. The changes created by these new rules are sweeping and in many respects dependent on the promulgation of future regulations or other guidance by the U.S. Department of the Treasury. Investors are urged to consult their tax advisors with respect to these changes and their potential impact on their investment in our capital stock.

Material U.S. Federal Income Tax Consequences to Holders of Our Capital Stock and the Operating Partnership’s Debt Securities

The following discussion is a summary of the material U.S. federal income tax consequences to you of purchasing, owning and disposing of our capital stock or the Operating Partnership’s debt securities. This discussion is limited to holders who hold our capital stock or the Operating Partnership’s debt securities as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment). This discussion does not address all U.S. federal income tax consequences relevant to a holder’s particular circumstances. In addition, except where specifically noted, it does not address consequences relevant to holders subject to special rules, including, without limitation:

•	U.S. expatriates and former citizens or long-term residents of the United States;
•	persons subject to the alternative minimum tax;
•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;
•	persons holding our capital stock or the Operating Partnership’s debt securities as part of a hedge, straddle or other risk reduction strategy or as part of a conversion transaction or other integrated investment;
•	banks, insurance companies, and other financial institutions;
•	REITs or regulated investment companies;
•	brokers, dealers or traders in securities;
•	“controlled foreign corporations,” “passive foreign investment companies,” and corporations that accumulate earnings to avoid U.S. federal income tax;
•	S corporations, partnerships or other entities or arrangements treated as partnerships for U.S. federal income tax purposes (and investors therein);
•	tax-exempt organizations or governmental organizations;
•	persons subject to special tax accounting rules as a result of any item of gross income with respect to our capital stock or the Operating Partnership’s debt securities being taken into account in an applicable financial statement;
•	persons deemed to sell our capital stock or the Operating Partnership’s debt securities under the constructive sale provisions of the Code; and
•	persons who hold or receive our capital stock pursuant to the exercise of any employee stock option or otherwise as compensation.

THIS DISCUSSION IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED AS TAX ADVICE. INVESTORS SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF THE U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND

DISPOSITION OF OUR CAPITAL STOCK or the operating partnership’s debt securities ARISING UNDER OTHER U.S. FEDERAL TAX LAWS (INCLUDING ESTATE AND GIFT TAX LAWS), UNDER THE LAWS OF ANY STATE, LOCAL OR NON-U.S. TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

For purposes of this discussion, a “U.S. holder” is a beneficial owner of our capital stock or the Operating Partnership’s debt securities that, for U.S. federal income tax purposes, is or is treated as:

•	an individual who is a citizen or resident of the United States;
•	a corporation created or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income tax regardless of its source; or
•	a trust that (1) is subject to the primary supervision of a U.S. court and the control of one or more “United States persons” (within the meaning of Section 7701(a)(30) of the Code) or (2) has a valid election in effect to be treated as a United States person for U.S. federal income tax purposes.

For purposes of this discussion, a “non-U.S. holder” is any beneficial owner of our capital stock or the Operating Partnership’s debt securities that is neither a U.S. holder nor an entity treated as a partnership for U.S. federal income tax purposes.

If an entity treated as a partnership for U.S. federal income tax purposes holds our capital stock or the Operating Partnership’s debt securities, the tax treatment of a partner in the partnership will depend on the status of the partner, the activities of the partnership and certain determinations made at the partner level. Accordingly, partnerships holding our capital stock or the Operating Partnership’s debt securities and the partners in such partnerships should consult their tax advisors regarding the U.S. federal income tax consequences to them.

Taxation of Taxable U.S. Holders of Our Capital Stock

Distributions Generally. Distributions out of our current or accumulated earnings and profits will be treated as dividends and, other than with respect to capital gain dividends and certain amounts which have previously been subject to corporate level tax, as discussed below, will be taxable to our taxable U.S. holders as ordinary income when actually or constructively received. See “—Tax Rates” below. As long as we qualify as a REIT, these distributions will not be eligible for the dividends-received deduction in the case of U.S. holders that are corporations or, except to the extent described in “—Tax Rates” below, the preferential rates on qualified dividend income applicable to non-corporate U.S. holders, including individuals. For purposes of determining whether distributions to holders of our capital stock are out of our current or accumulated earnings and profits, our earnings and profits will be allocated first to our outstanding preferred stock, if any, and then to our outstanding common stock.

To the extent that we make distributions on our capital stock in excess of our current and accumulated earnings and profits allocable to such stock, these distributions will be treated first as a tax-free return of capital to a U.S. holder to the extent of the U.S. holder’s adjusted tax basis in such shares of stock. This treatment will reduce the U.S. holder’s adjusted tax basis in such shares of stock by such amount, but not below zero. Distributions in excess of our current and accumulated earnings and profits and in excess of a U.S. holder’s adjusted tax basis in its shares will be taxable as capital gain. Such gain will be taxable as long-term capital gain if the shares have been held for more than one year. Dividends we declare in October, November, or December of any year and which are payable to a holder of record on a specified date in any of these months will be treated as both paid by us and received by the holder on December 31 of that year, provided we actually pay the dividend on or before January 31 of the following year. U.S. holders may not include in their own income tax returns any of our net operating losses or capital losses.

U.S. holders that receive taxable stock distributions, including distributions partially payable in our common stock and partially payable in cash, would be required to include the full amount of the distribution (i.e., the cash and the stock portion) as a dividend (subject to limited exceptions) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes, as described above. The amount of any distribution payable in our common stock generally is equal to the amount of cash that could have been received instead of the common stock. Depending on the circumstances of a U.S. holder, the tax on the distribution may exceed the amount of the distribution received in cash, in which case such U.S. holder would have to pay the tax using cash from other sources. If a U.S. holder sells the common stock it received in connection with a taxable stock distribution in order to pay this tax and the proceeds of such sale are less than the amount required to be included in income with respect to the stock portion of the distribution, such U.S. holder could have a capital loss with respect to the stock sale that could not be used to offset such income. A U.S. holder that receives common stock pursuant to such distribution generally has a tax basis in such common stock equal to the amount of cash that could have been received instead of such common stock as described above, and has a holding period in such common stock that begins on the day immediately following the payment date for the distribution.

Capital Gain Dividends. Dividends that we properly designate as capital gain dividends will be taxable to our taxable U.S. holders as a gain from the sale or disposition of a capital asset held for more than one year, to the extent that such gain does not exceed our actual net capital gain for the taxable year and may not exceed our dividends paid for the taxable year, including dividends paid the following year that are treated as paid in the current year. U.S. holders that are corporations may, however, be required to treat up to 20% of certain capital gain dividends as ordinary income. If we properly designate any portion of a dividend as a capital gain dividend, then, except as otherwise required by law, we presently intend to allocate a portion of the total capital gain dividends paid or made available to holders of all classes of our capital stock for the year to the holders of each class of our capital stock in proportion to the amount that our total dividends, as determined for U.S. federal income tax purposes, paid or made available to the holders of each such class of our capital stock for the year bears to the total dividends, as determined for U.S. federal income tax purposes, paid or made available to holders of all classes of our capital stock for the year. In addition, except as otherwise required by law, we will make a similar allocation with respect to any undistributed long-term capital gains which are to be included in our stockholders’ long-term capital gains, based on the allocation of the capital gain amount which would have resulted if those undistributed long-term capital gains had been distributed as “capital gain dividends” by us to our stockholders.

Retention of Net Capital Gains. We may elect to retain, rather than distribute as a capital gain dividend, all or a portion of our net capital gains. If we make this election, we would pay tax on our retained net capital gains. In addition, to the extent we so elect, our earnings and profits (determined for U.S. federal income tax purposes) would be adjusted accordingly, and a U.S. holder generally would:

•	include its pro rata share of our undistributed capital gain in computing its long-term capital gains in its return for its taxable year in which the last day of our taxable year falls, subject to certain limitations as to the amount that is includable;
•	be deemed to have paid its share of the capital gains tax imposed on us on the designated amounts included in the U.S. holder’s income as long-term capital gain;
•	receive a credit or refund for the amount of tax deemed paid by it;
•	increase the adjusted tax basis of its capital stock by the difference between the amount of includable gains and the tax deemed to have been paid by it; and
•	in the case of a U.S. holder that is a corporation, appropriately adjust its earnings and profits for the retained capital gains in accordance with Treasury Regulations to be promulgated by the IRS.

Passive Activity Losses and Investment Interest Limitations. Distributions we make and gain arising from the sale or exchange by a U.S. holder of our capital stock will not be treated as passive activity income. As a result, U.S. holders generally will not be able to apply any “passive losses” against this income or gain. A U.S. holder generally may elect to treat capital gain dividends, capital gains from the disposition of our capital stock and income designated as qualified dividend income, as described in “—Tax Rates” below, as investment income for purposes of computing the investment interest limitation, but in such case, the holder will be taxed at ordinary income rates on such amount. Other distributions made by us, to the extent they do not constitute a return of capital, generally will be treated as investment income for purposes of computing the investment interest limitation.

Dispositions of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” if a U.S. holder sells or disposes of shares of our capital stock, it will recognize gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the amount of cash and the fair market value of any property received on the sale or other disposition and the holder’s adjusted tax basis in the shares. This gain or loss, except as provided below, will be long-term capital gain or loss if the holder has held such capital stock for more than one year. However, if a U.S. holder recognizes a loss upon the sale or other disposition of capital stock that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent the U.S. holder received distributions from us which were required to be treated as long-term capital gains.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits as described above under “—Distributions Generally”) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. The redemption or repurchase generally will be treated as a sale or exchange if it:

•	is “substantially disproportionate” with respect to the U.S. holder,
•	results in a “complete redemption” of the U.S. holder’s stock interest in us, or
•	is “not essentially equivalent to a dividend” with respect to the U.S. holder,

all within the meaning of Section 302(b) of the Code.

In determining whether any of these tests has been met, shares of our capital stock, including common stock and other equity interests in us, considered to be owned by the U.S. holder by reason of certain constructive ownership rules set forth in the Code, as well as shares of our capital stock actually owned by the U.S. holder, generally must be taken into account. Because the determination as to whether any of the alternative tests of Section 302(b) of the Code will be satisfied with respect to the U.S. holder depends upon the facts and circumstances at the time that the determination must be made, U.S. holders are advised to consult their tax advisors to determine such tax treatment.

If a redemption or repurchase of shares of our capital stock is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Distributions Generally.” A U.S. holder’s adjusted tax basis in the redeemed or repurchased shares generally will be transferred to the holder’s remaining shares of our capital stock, if any. If a U.S. holder owns no other shares of our capital stock, under certain circumstances, such basis may be transferred to a related person or it may be lost entirely. Proposed Treasury Regulations issued in 2009, if enacted in their current form, would affect the basis recovery rules described above. It is not clear whether these proposed regulations will be enacted in their current form or at all. Prospective investors should consult their tax advisors regarding the U.S. federal income tax consequences of a redemption or repurchase of our capital stock.

If a redemption or repurchase of shares of our capital stock is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Dispositions of Our Capital Stock.”

Tax Rates. The maximum tax rate for non-corporate taxpayers for (1) long-term capital gains, including certain “capital gain dividends,” generally is 20% (although depending on the characteristics of the assets which produced these gains and on designations which we may make, certain capital gain dividends may be taxed at a 25% rate) and (2) “qualified dividend income” generally is 20%. In general, dividends payable by REITs are not eligible for the reduced tax rate on qualified dividend income, except to the extent that certain holding period requirements have been met and the REIT’s dividends are attributable to dividends received from taxable corporations (such as its taxable REIT subsidiaries) or to income that was subject to tax at the corporate/REIT level (for example, if the REIT distributed taxable income that it retained and paid tax on in the prior taxable year). Capital gain dividends will only be eligible for the rates described above to the extent that they are properly designated by the REIT as “capital gain dividends.” U.S. holders that are corporations may be required to treat up to 20% of some capital gain dividends as ordinary income. In addition, non-corporate U.S. holders, including individuals, generally may deduct 20% of dividends from a REIT, other than capital gain dividends and dividends treated as qualified dividend income, for taxable years beginning after December 31, 2017 and before January 1, 2026.

Taxation of Tax-Exempt Holders of Our Capital Stock

Dividend income from us and gain arising upon a sale of shares of our capital stock generally should not be unrelated business taxable income (“UBTI”), to a tax-exempt holder, except as described below. This income or gain will be UBTI, however, to the extent a tax-exempt holder holds its shares as “debt-financed property”

within the meaning of the Code. Generally, “debt-financed property” is property the acquisition or holding of which was financed through a borrowing by the tax-exempt holder.

For tax-exempt holders that are social clubs, voluntary employee benefit associations or supplemental unemployment benefit trusts exempt from U.S. federal income taxation under Sections 501(c)(7), (c)(9) or (c)(17) of the Code, respectively, income from an investment in our shares will constitute UBTI unless the organization is able to properly claim a deduction for amounts set aside or placed in reserve for specific purposes so as to offset the income generated by its investment in our shares. These prospective investors should consult their tax advisors concerning these “set aside” and reserve requirements.

Notwithstanding the above, however, a portion of the dividends paid by a “pension-held REIT” may be treated as UBTI as to certain trusts that hold more than 10%, by value, of the interests in the REIT. A REIT will not be a “pension-held REIT” if it is able to satisfy the “not closely held” requirement without relying on the “look-through” exception with respect to certain trusts or if such REIT is not “predominantly held” by “qualified trusts.” As a result of restrictions on ownership and transfer of our stock contained in our charter, we do not expect to be classified as a “pension-held REIT,” and as a result, the tax treatment described above should be inapplicable to our holders. However, because our common stock is (and, we anticipate, will continue to be) publicly traded, we cannot guarantee that this will always be the case.

Taxation of Non-U.S. Holders of Our Capital Stock

The following discussion addresses the rules governing U.S. federal income taxation of the purchase, ownership and disposition of our capital stock by non-U.S. holders. These rules are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of U.S. federal income taxation and does not address other federal, state, local or non-U.S. tax consequences that may be relevant to a non-U.S. holder in light of its particular circumstances. We urge non-U.S. holders to consult their tax advisors to determine the impact of U.S. federal, state, local and non-U.S. income and other tax laws and any applicable tax treaty on the purchase, ownership and disposition of shares of our capital stock, including any reporting requirements.

Distributions Generally. Distributions (including any taxable stock distributions) that are neither attributable to gains from sales or exchanges by us of United States real property interests (“USRPIs”) nor designated by us as capital gain dividends (except as described below) will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of U.S. federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the distributions are treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable). Under certain treaties, however, lower withholding rates generally applicable to dividends do not apply to dividends from a REIT. Certain certification and disclosure requirements must be satisfied for a non-U.S. holder to be exempt from withholding under the effectively connected income exemption. Dividends that are treated as effectively connected with a U.S. trade or business generally will not be subject to withholding but will be subject to U.S. federal income tax on a net basis at the regular graduated rates, in the same manner as dividends paid to U.S. holders are subject to U.S. federal income tax. Any such dividends received by a non-U.S. holder that is a corporation may also be subject to an additional branch profits tax at a 30% rate (applicable after deducting U.S. federal income taxes paid on such effectively connected income) or such lower rate as may be specified by an applicable income tax treaty.

Except as otherwise provided below, we expect to withhold U.S. federal income tax at the rate of 30% on any distributions made to a non-U.S. holder unless:

(1)	a lower treaty rate applies and the non-U.S. holder furnishes an IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) evidencing eligibility for that reduced treaty rate; or
(2)	the non-U.S. holder furnishes an IRS Form W-8ECI (or other applicable documentation) claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

Distributions in excess of our current and accumulated earnings and profits will not be taxable to a non-U.S. holder to the extent that such distributions do not exceed the adjusted tax basis of the holder’s capital stock, but rather will reduce the adjusted tax basis of such stock. To the extent that such distributions exceed the non-U.S.

holder’s adjusted tax basis in such capital stock, they generally will give rise to gain from the sale or exchange of such stock, the tax treatment of which is described below. However, such excess distributions may be treated as dividend income for certain non-U.S. holders. For withholding purposes, we expect to treat all distributions as made out of our current or accumulated earnings and profits. However, amounts withheld may be refundable if it is subsequently determined that the distribution was, in fact, in excess of our current and accumulated earnings and profits, provided that certain conditions are met.

Capital Gain Dividends and Distributions Attributable to a Sale or Exchange of United States Real Property Interests. Distributions to a non-U.S. holder that we properly designate as capital gain dividends, other than those arising from the disposition of a USRPI, generally should not be subject to U.S. federal income taxation, unless:

(1)	the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such dividends are attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to a branch profits tax of up to 30%, as discussed above; or
(2)	the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to U.S. federal income tax at a rate of 30% on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of such non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Pursuant to the Foreign Investment in Real Property Tax Act, which is referred to as “FIRPTA,” distributions to a non-U.S. holder that are attributable to gain from sales or exchanges by us of USRPIs, whether or not designated as capital gain dividends, will cause the non-U.S. holder to be treated as recognizing such gain as income effectively connected with a U.S. trade or business. Non-U.S. holders generally would be taxed at the regular graduated rates applicable to U.S. holders, subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals. We also will be required to withhold and to remit to the IRS 21% of any distribution to non-U.S. holders attributable to gain from sales or exchanges by us of USRPIs. Distributions subject to FIRPTA may also be subject to a 30% branch profits tax in the hands of a non-U.S. holder that is a corporation. The amount withheld is creditable against the non-U.S. holder’s U.S. federal income tax liability. However, any distribution with respect to any class of stock that is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market located in the United States is not subject to FIRPTA, and therefore, not subject to the 21% U.S. withholding tax described above, if the non-U.S. holder did not own more than 10% of such class of stock at any time during the one-year period ending on the date of the distribution. Instead, such distributions generally will be treated as ordinary dividend distributions and subject to withholding in the manner described above with respect to ordinary dividends. In addition, distributions to certain non-U.S. publicly traded shareholders that meet certain record-keeping and other requirements (“qualified shareholders”) are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, distributions to “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Retention of Net Capital Gains. Although the law is not clear on the matter, it appears that amounts we designate as retained net capital gains in respect of our capital stock should be treated with respect to non-U.S. holders as actual distributions of capital gain dividends. Under this approach, the non-U.S. holders may be able to offset as a credit against their U.S. federal income tax liability their proportionate share of the tax paid by us on such retained net capital gains and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us exceeds their actual U.S. federal income tax liability. If we were to designate any portion of our net capital gain as retained net capital gain, non-U.S. holders should consult their tax advisors regarding the taxation of such retained net capital gain.

Sale of Our Capital Stock. Except as described below under “—Redemption or Repurchase by Us,” gain realized by a non-U.S. holder upon the sale, exchange or other taxable disposition of our capital stock generally will not be subject to U.S. federal income tax unless such stock constitutes a USRPI. In general, stock of a domestic corporation that constitutes a “United States real property holding corporation,” or USRPHC, will constitute a USRPI. We believe that we are a USRPHC. Our capital stock will not, however, constitute a USRPI so long as we are a “domestically controlled qualified investment entity.” A “domestically controlled qualified investment entity” includes a REIT in which at all times during a five-year testing period less than 50% in value of its stock is held directly or indirectly by non-United States persons, subject to certain rules. For purposes of determining whether a REIT is a “domestically controlled qualified investment entity,” a person who at all applicable times holds less than 5% of a class of stock that is “regularly traded” is treated as a United States person unless the REIT has actual knowledge that such person is not a United States person. We believe, but cannot guarantee, that we are a “domestically controlled qualified investment entity.” Because our common stock is (and, we anticipate, will continue to be) publicly traded, no assurance can be given that we will continue to be a “domestically controlled qualified investment entity.”

Even if we do not qualify as a “domestically controlled qualified investment entity” at the time a non-U.S. holder sells our capital stock, gain realized from the sale or other taxable disposition by a non-U.S. holder of such capital stock would not be subject to U.S. federal income tax under FIRPTA as a sale of a USRPI if:

(1)	such class of stock is “regularly traded,” as defined by applicable Treasury Regulations, on an established securities market such as the New York Stock Exchange; and
(2)	such non-U.S. holder owned, actually and constructively, 10% or less of such class of stock throughout the shorter of the five-year period ending on the date of the sale or other taxable disposition or the non-U.S. holder’s holding period.

In addition, dispositions of our capital stock by qualified shareholders are exempt from FIRPTA, except to the extent owners of such qualified shareholders that are not also qualified shareholders own, actually or constructively, more than 10% of our capital stock. Furthermore, dispositions of our capital stock by “qualified foreign pension funds” or entities all of the interests of which are held by “qualified foreign pension funds” are exempt from FIRPTA. Non-U.S. holders should consult their tax advisors regarding the application of these rules.

Notwithstanding the foregoing, gain from the sale, exchange or other taxable disposition of our capital stock not otherwise subject to FIRPTA will be taxable to a non-U.S. holder if either (i) the investment in our capital stock is treated as effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable), in which case the non-U.S. holder will be subject to the same treatment as U.S. holders with respect to such gain, except that a non-U.S. holder that is a corporation may also be subject to the 30% branch profits tax (or such lower rate as may be specified by an applicable income tax treaty) on such gain, as adjusted for certain items, or (ii) the non-U.S. holder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and certain other conditions are met, in which case the non-U.S. holder will be subject to a 30% tax on the non-U.S. holder’s capital gains (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses. In addition, even if we are a domestically controlled qualified investment entity, upon disposition of our capital stock, a non-U.S. holder may be treated as having gain from the sale or other taxable disposition of a USRPI if the non-U.S. holder (1) disposes of such stock within a 30-day period preceding the ex-dividend date of a distribution, any portion of which, but for the disposition, would have been treated as gain from the sale or exchange of a USRPI and (2) acquires, or enters into a contract or option to acquire, or is deemed to acquire, other shares of that stock during the 61-day period beginning with the first day of the 30-day period described in clause (1), unless such stock is “regularly traded” and the non-U.S. holder did not own more than 10% of the stock at any time during the one-year period ending on the date of the distribution described in clause (1).

If gain on the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, the non-U.S. holder would be required to file a U.S. federal income tax return and would be subject to regular U.S. federal income tax with respect to such gain in the same manner as a taxable U.S. holder (subject to any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals). In addition, if the sale, exchange or other taxable disposition of our capital stock were subject to taxation under FIRPTA, and if shares of the applicable class of our capital stock were not “regularly traded” on an established securities market, the purchaser of such capital stock generally would be required to withhold and remit to the IRS 15% of the purchase price.

Redemption or Repurchase by Us. A redemption or repurchase of shares of our capital stock will be treated under Section 302 of the Code as a distribution (and taxable as a dividend to the extent of our current and accumulated earnings and profits) unless the redemption or repurchase satisfies one of the tests set forth in Section 302(b) of the Code and is therefore treated as a sale or exchange of the redeemed or repurchased shares. See “—Taxation of Taxable U.S. Holders of Our Capital Stock—Redemption or Repurchase by Us.” Qualified shareholders and their owners may be subject to different rules, and should consult their tax advisors regarding the application of such rules. If the redemption or repurchase of shares is treated as a distribution, the amount of the distribution will be measured by the amount of cash and the fair market value of any property received. See “—Taxation of Non-U.S. Holders of Our Capital Stock—Distributions Generally.” If the redemption or repurchase of shares is not treated as a distribution, it will be treated as a taxable sale or exchange in the manner described under “—Taxation of Non-U.S. Holders of Our Capital Stock—Sale of Our Capital Stock.”

Taxation of Holders of the Operating Partnership’s Debt Securities

The following summary describes the material U.S. federal income tax consequences of acquiring, owning and disposing of the Operating Partnership’s debt securities. This discussion assumes the debt securities will be issued with less than a statutory de minimis amount of original issue discount for U.S. federal income tax purposes. In addition, this discussion is limited to persons purchasing the debt securities for cash at original issue and at their original “issue price” within the meaning of Section 1273 of the Code (i.e., the first price at which a substantial amount of the debt securities is sold to the public for cash).

U.S. Holders

Payments of Interest. Interest on a debt security generally will be taxable to a U.S. holder as ordinary income at the time such interest is received or accrued, in accordance with such U.S. holder’s method of tax accounting for U.S. federal income tax purposes.

Sale or Other Taxable Disposition. A U.S. holder will recognize gain or loss on the sale, exchange, redemption, retirement or other taxable disposition of a debt security. The amount of such gain or loss generally will be equal to the difference between the amount received for the debt security in cash or other property valued at fair market value (less amounts attributable to any accrued but unpaid interest, which will be taxable as interest to the extent not previously included in income) and the U.S. holder’s adjusted tax basis in the debt security. A U.S. holder’s adjusted tax basis in a debt security generally will be equal to the amount the U.S. holder paid for the debt security. Any gain or loss generally will be capital gain or loss, and will be long-term capital gain or loss if the U.S. holder has held the debt security for more than one year at the time of such sale or other taxable disposition. Otherwise, such gain or loss will be short-term capital gain or loss. Long-term capital gains recognized by certain non-corporate U.S. holders, including individuals, generally will be taxable at reduced rates. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Payments of Interest. Interest paid on a debt security to a non-U.S. holder that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States generally will not be subject to U.S. federal income tax or withholding, provided that:

•	the non-U.S. holder does not, actually or constructively, own 10% or more of the Operating Partnership’s capital or profits;
•	the non-U.S. holder is not a controlled foreign corporation related to the Operating Partnership through actual or constructive stock ownership; and
•	either (1) the non-U.S. holder certifies in a statement provided to the applicable withholding agent under penalties of perjury that it is not a United States person and provides its name and address; (2) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business and holds the debt security on behalf of the non-U.S. holder certifies to the applicable withholding agent under penalties of perjury that it, or the financial institution between it and the non-U.S. holder, has received from the non-U.S. holder a statement under penalties of perjury that such holder is not a United States person and provides a copy of such statement to the applicable withholding agent; or (3) the non-U.S. holder holds its debt security directly through a “qualified intermediary” (within the meaning of applicable Treasury Regulations) and certain conditions are satisfied.

If a non-U.S. holder does not satisfy the requirements above, such non-U.S. holder will be subject to withholding tax of 30%, subject to a reduction in or an exemption from withholding on such interest as a result of an applicable tax treaty. To claim such entitlement, the non-U.S. holder must provide the applicable withholding agent with a properly executed IRS Form W-8BEN or W-8BEN-E (or other applicable documentation) claiming a reduction in or exemption from withholding tax under the benefit of an income tax treaty between the United States and the country in which the non-U.S. holder resides or is established.

If interest paid to a non-U.S. holder is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such interest is attributable), the non-U.S. holder will be exempt from the U.S. federal withholding tax described above. To claim the exemption, the non-U.S. holder must furnish to the applicable withholding agent a valid IRS Form W-8ECI, certifying that interest paid on a debt security is not subject to withholding tax because it is effectively connected with the conduct by the non-U.S. holder of a trade or business within the United States. Any such effectively connected interest generally will be subject to U.S. federal income tax at the regular graduated rates. A non-U.S. holder that is a corporation may also be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected interest, as adjusted for certain items.

The certifications described above must be provided to the applicable withholding agent prior to the payment of interest and must be updated periodically. Non-U.S. holders that do not timely provide the applicable withholding agent with the required certification, but that qualify for a reduced rate under an applicable income tax treaty, may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS. Non-U.S. holders should consult their tax advisors regarding their entitlement to benefits under any applicable income tax treaty.

Sale or Other Taxable Disposition. A non-U.S. holder will not be subject to U.S. federal income tax on any gain realized upon the sale, exchange, redemption, retirement or other taxable disposition of a debt security (such amount excludes any amount allocable to accrued and unpaid interest, which generally will be treated as interest and may be subject to the rules discussed above in “—Taxation of Holders of the Operating Partnership’s Debt Securities—Non-U.S. Holders—Payments of Interest”) unless:

•	the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, the non-U.S. holder maintains a permanent establishment in the United States to which such gain is attributable); or
•	the non-U.S. holder is a nonresident alien individual present in the United States for 183 days or more during the taxable year of the disposition and certain other requirements are met.

Gain described in the first bullet point above generally will be subject to U.S. federal income tax on a net income basis at the regular graduated rates. A non-U.S. holder that is a corporation also may be subject to a branch profits tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty) on such effectively connected gain, as adjusted for certain items.

Gain described in the second bullet point above will be subject to U.S. federal income tax at a rate of 30% (or such lower rate specified by an applicable income tax treaty), which may be offset by U.S. source capital losses of the non-U.S. holder (even though the individual is not considered a resident of the United States), provided the non-U.S. holder has timely filed U.S. federal income tax returns with respect to such losses.

Non-U.S. holders should consult their tax advisors regarding any applicable income tax treaties that may provide for different rules.

Information Reporting and Backup Withholding

U.S. Holders. A U.S. holder may be subject to information reporting and backup withholding when such holder receives payments on our capital stock or the Operating Partnership’s debt securities or proceeds from the sale or other taxable disposition of such stock or debt securities (including a redemption or retirement of a debt security). Certain U.S. holders are exempt from backup withholding, including corporations and certain tax-exempt organizations. A U.S. holder will be subject to backup withholding if such holder is not otherwise exempt and:

•	the holder fails to furnish the holder’s taxpayer identification number, which for an individual is ordinarily his or her social security number;
•	the holder furnishes an incorrect taxpayer identification number;
•	the applicable withholding agent is notified by the IRS that the holder previously failed to properly report payments of interest or dividends; or
•	the holder fails to certify under penalties of perjury that the holder has furnished a correct taxpayer identification number and that the IRS has not notified the holder that the holder is subject to backup withholding.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS. U.S. holders should consult their tax advisors regarding their qualification for an exemption from backup withholding and the procedures for obtaining such an exemption.

Non-U.S. Holders. Payments of dividends on our capital stock or interest on the Operating Partnership’s debt securities generally will not be subject to backup withholding, provided the applicable withholding agent does not have actual knowledge or reason to know the holder is a United States person and the holder either certifies its non-U.S. status, such as by furnishing a valid IRS Form W-8BEN, W-8BEN-E or W-8ECI, or otherwise establishes an exemption. However, information returns are required to be filed with the IRS in connection with any dividends on our capital stock or interest on the Operating Partnership’s debt securities paid to the non-U.S. holder, regardless of whether any tax was actually withheld. In addition, proceeds of the sale or other taxable disposition of such stock or debt securities (including a retirement or redemption of a debt security) within the United States or conducted through certain U.S.-related brokers generally will not be subject to backup withholding or information reporting, if the applicable withholding agent receives the certification described above and does not have actual knowledge or reason to know that such holder is a United States person, or the holder otherwise establishes an exemption. Proceeds of a disposition of such stock or debt securities conducted through a non-U.S. office of a non-U.S. broker generally will not be subject to backup withholding or information reporting.

Copies of information returns that are filed with the IRS may also be made available under the provisions of an applicable treaty or agreement to the tax authorities of the country in which the non-U.S. holder resides or is established.

Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against a non-U.S. holder’s U.S. federal income tax liability, provided the required information is timely furnished to the IRS.

Medicare Contribution Tax on Unearned Income

Certain U.S. holders that are individuals, estates or trusts are required to pay an additional 3.8% tax on, among other things, dividends on stock, interest on debt obligations and capital gains from the sale or other disposition of stock or debt obligations, subject to certain limitations. U.S. holders should consult their tax advisors regarding the effect, if any, of these rules on their ownership and disposition of our capital stock or the Operating Partnership’s debt securities.

Additional Withholding Tax on Payments Made to Foreign Accounts

Withholding taxes may be imposed under Sections 1471 to 1474 of the Code (such sections commonly referred to as the Foreign Account Tax Compliance Act (“FATCA”)) on certain types of payments made to non-U.S. financial institutions and certain other non-U.S. entities. Specifically, a 30% withholding tax may be imposed on dividends on our capital stock, interest on the Operating Partnership’s debt securities or gross proceeds from the sale or other disposition of our capital stock or the Operating Partnership’s debt securities, in each case paid to a “foreign financial institution” or a “non-financial foreign entity” (each as defined in the Code), unless (1) the foreign financial institution undertakes certain diligence and reporting obligations, (2) the non-financial foreign entity either certifies it does not have any “substantial United States owners” (as defined in the Code) or furnishes identifying information regarding each substantial United States owner, or (3) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. If the payee is a foreign financial institution and is subject to the diligence and reporting requirements in clause (1) above, it must enter into an agreement with the U.S. Department of the Treasury requiring, among other things, that it undertake to identify accounts held by certain “specified United States persons” or “United States owned foreign entities” (each as defined in the Code), annually report certain information about such accounts, and withhold 30% on certain payments to non-compliant foreign financial institutions and certain other account holders. Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules.

Under the applicable Treasury Regulations and administrative guidance, withholding under FATCA generally applies to payments of dividends on our capital stock or interest on the Operating Partnership’s debt securities, and will apply to payments of gross proceeds from the sale or other disposition of such stock or debt securities on or after January 1, 2019. Because we may not know the extent to which a distribution is a dividend for U.S. federal income tax purposes at the time it is made, for purposes of these withholding rules we may treat the entire distribution as a dividend.

Prospective investors should consult their tax advisors regarding the potential application of withholding under FATCA to their investment in our capital stock or the Operating Partnership’s debt securities.

Other Tax Consequences

State, local and non-U.S. income tax laws may differ substantially from the corresponding U.S. federal income tax laws, and this discussion does not purport to describe any aspect of the tax laws of any state, local or non-U.S. jurisdiction, or any U.S. federal tax other than the income tax. You should consult your tax advisor regarding the effect of state, local and non-U.S. tax laws with respect to our tax treatment as a REIT and on an investment in our capital stock or the Operating Partnership’s debt securities.

SELLING SECURITY HOLDERS

If the registration statement of which this prospectus forms a part is used by selling security holders for the resale of any securities registered thereunder, information about such selling security holders, their beneficial ownership of the securities and their relationship with us will be set forth in a Prospectus Supplement, in a post-effective amendment, or in filings we make with the SEC under the Exchange Act that are incorporated by reference in such registration statement.

PLAN OF DISTRIBUTION

We, or selling security holders, may sell the Offered Securities domestically or abroad to one or more underwriters for public offering and sale by them or may sell the Offered Securities to investors directly or through agents, which agents may be affiliated with us. As used herein, the term “selling security holder” includes pledgees, donees, transferees or other successors-in-interest that receive the applicable Offered Securities from a selling security holder as a gift, distribution or other transfer (including a purchase) after the date of this prospectus. We will name any such underwriter or agent involved in the offer and sale of the Offered Securities in the applicable Prospectus Supplement.

We may effect from time to time sales of Offered Securities offered pursuant to any applicable Prospectus Supplement in one or more transactions at a fixed price or prices, which may be changed, at prices related to the prevailing market prices at the time of sale, or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the Offered Securities upon the terms and conditions as set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Securities, underwriters may be deemed to have received compensation from Essex or from the Operating Partnership in the form of underwriting discounts or commissions, and also may receive commissions from purchasers of Offered Securities for whom they may act as agent. Underwriters may sell Offered Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent.

We may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable Prospectus Supplement indicates, in connection with those derivatives, the third parties (or affiliates of such third parties) may sell Offered Securities covered by this prospectus and the applicable Prospectus Supplement, including in short sale transactions. If so, the third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of common stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable Prospectus Supplement or a post-effective amendment to this registration statement.

Any underwriting compensation we pay to underwriters, dealers or agents in connection with the offering of Offered Securities, and any discounts, concessions or commissions underwriters allow to participating dealers, will be set forth in the applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Securities may be deemed to be underwriters, and any discounts and commissions they receive and any profit they realize on resale of the Offered Securities may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements entered into with us, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act. Any such indemnification agreements will be described in the applicable Prospectus Supplement.

Unless otherwise specified in the related Prospectus Supplement, each series of Offered Securities will be a new issue with no established trading market, other than Essex’s common stock which is listed on the New York Stock Exchange. Any shares of Essex’s common stock sold pursuant to a Prospectus Supplement will be listed on such exchange, subject to official notice of issuance. We may elect to list any preferred stock, warrants or debt securities on any exchange, but we are not obligated to do so. It is possible that one or more underwriters may make a market in a series of Offered Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we cannot assure you of the liquidity of the trading market for the Offered Securities.

If so indicated in the applicable Prospectus Supplement, we may authorize, underwriters or other persons acting as our agent, to solicit offers by certain institutions or other suitable purchasers to purchase Offered Securities from us at the public offering price set forth in such Prospectus Supplement, pursuant to delayed delivery contracts (“Contracts”) providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions, and other institutions but will in all cases be subject to our approval. Contracts will be subject to the condition that the purchase by an institution of the Offered Securities covered by its Contracts shall not, at the time of delivery, be prohibited under the laws of any jurisdiction in the United States to which such institution is subject.

In connection with the distributions of Offered Securities of selling security holders, the selling security holders, underwriters, selling group members and their respective affiliates may (i) enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of such Offered Securities in the course of hedging the positions they assume, (ii) sell Offered Securities short and deliver the Offered Securities of the selling security holders to close out such short positions, (iii) enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to them of Offered Securities offered by the selling security holder, which they may in turn resell or (iv) pledge Offered Securities to a broker-dealer or other financial institution, which, upon a default by the selling security holder under the transaction to which such pledge relates, they may in turn resell.

In addition, the selling security holders may sell Offered Securities pursuant to Rule 144 adopted under the Securities Act, as permitted by that rule, or under Section 4(1) of the Securities Act, rather than pursuant to an applicable Prospectus Supplement and this prospectus. In effecting sales, broker-dealers or agents engaged by us or the selling security holders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the selling security holders.

To facilitate the offering of the Offered Securities, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of the securities. This may include over-allotments or short sales of the Offered Securities, which involve the sale by persons participating in the offering of more securities than we or the selling security holders, as applicable, sold to them. In these circumstances, these persons would cover the over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option. In addition, these persons may stabilize or maintain the price of the Offered Securities by bidding for or purchasing securities in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if securities sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of the Offered Securities at a level above that which might otherwise prevail in the open market. These transactions may be discontinued at any time.

Certain of the underwriters, dealers and agents and their affiliates may be customers of, engage in transactions with and perform services for, us in the ordinary course of business.

LEGAL MATTERS

Unless otherwise indicated in the applicable Prospectus Supplement, certain legal matters regarding the validity of the securities offered hereby will be passed upon for us by Latham & Watkins LLP, San Diego, California, and Venable LLP, Baltimore, Maryland. Latham & Watkins LLP will also issue an opinion to us regarding certain tax matters described under “Material Federal Income Tax Considerations.”

EXPERTS

The consolidated financial statements of Essex Property Trust, Inc. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2017 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

The consolidated financial statements of Essex Portfolio, L.P. and subsidiaries as of December 31, 2017 and 2016, and for each of the years in the three-year period ended December 31, 2017, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.